UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

Wisconsin Power and Light Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notes:

Reg. (S) 240.14a-101.

SEC 1913 (3-99)

WISCONSIN POWER AND LIGHT COMPANY

ANNUAL MEETING OF SHAREOWNERS

DATE:	Wednesday, May 26, 2010

TIME:	2:00 p.m. (Central Daylight Time)

LOCATION:	Wisconsin Power and Light Company Alliant Energy Corporate Headquarters Mississippi Meeting Room 1R600 4902 North Biltmore Lane Madison, Wisconsin 53718

SHAREOWNER INFORMATION

Wells Fargo Shareowner Services

161 North Concord Exchange

P. O. Box 64854

St. Paul, MN 55164-0854

1-800-356-5343

www.wellsfargo.com/shareownerservices

Wisconsin Power and Light Company

4902 North Biltmore Lane

P. O. Box 14720

Madison, WI 53708-0720

Phone: 608-458-3110

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Dear Wisconsin Power and Light Company Shareowner:

On Wednesday, May 26, 2010, Wisconsin Power and Light Company will hold its 2010 Annual Meeting of Shareowners at the offices of Alliant Energy Corporation, 4902 North Biltmore Lane, Mississippi Meeting Room, Madison, Wisconsin. The meeting will begin at 2:00 p.m. (Central Daylight Time).

Only the sole common shareowner, Alliant Energy Corporation, and preferred shareowners who owned stock at the close of business on April 6, 2010 may vote at this meeting. All shareowners are requested to be present at the meeting in person or by proxy so that a quorum may be ensured. At the meeting, our shareowners will be asked to:

1.	Elect four directors to serve on our Board of Directors for terms expiring at the 2013 Annual Meeting;

2.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010; and

3.	Attend to any other business properly presented at the meeting.

Our Board of Directors presently knows of no other business to come before the meeting.

Please sign and return the enclosed proxy card as soon as possible.

A copy of our 2009 Annual Report appears as Appendix A to this proxy statement. The proxy statement and Annual Report have been combined into a single document to improve the effectiveness of our financial communication and to reduce costs, although the Annual Report does not constitute a part of the proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Shareowner Meeting to Be Held on May 26, 2010: Our 2010 Notice of Annual Meeting, Proxy Statement and the 2009 Annual Report to Shareowners are available at http://www.alliantenergy.com/WPLproxy.

Any Wisconsin Power and Light Company preferred shareowner who desires to receive a copy of the Alliant Energy Corporation 2009 Annual Report, 2010 Notice of Annual Meeting and Proxy Statement may do so by calling our Shareowner Services Department at (800) 353-1089 or writing to us at the address shown above. The Alliant Energy Corporation proxy statement for the 2010 Annual Meeting of Shareowners and the 2009 Annual Report to Shareowners are available at http://www.alliantenergy.com/eproxy.

By Order of the Board of Directors,

F. J. Buri

Corporate Secretary and

Assistant General Counsel

Dated and mailed on or about April 15, 2010.

QUESTIONS AND ANSWERS

1. Q:	Why am I receiving these materials?
A:	Our Board of Directors is providing these proxy materials to you in connection with our Annual Meeting of Shareowners (the “Annual Meeting”), which will take place on Wednesday, May 26, 2010. As a shareowner, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

2. Q:	What is Wisconsin Power and Light Company and how does it relate to Alliant Energy Corporation?
A:	We are a subsidiary of Alliant Energy Corporation (“Alliant Energy” or “AEC”), a public utility holding company whose other primary first tier subsidiaries are Interstate Power and Light Company (“IPL”), Alliant Energy Resources, LLC (“Resources”) and Alliant Energy Corporate Services, Inc. (“Corporate Services”).

3. Q:	Who is entitled to vote at the Annual Meeting?
A:	Only shareowners of record at the close of business on April 6, 2010 are entitled to vote at the Annual Meeting. As of the record date, 13,236,601 shares of our common stock (owned solely by AEC) and 1,049,225 shares of preferred stock, in seven series (representing 599,630 votes), were issued and outstanding. Each share of our common stock and our preferred stock, with the exception of the 6.50% Series, is entitled to one vote per share. The 6.50% Series of Company preferred stock is entitled to 1/4 vote per share.

4. Q:	What may I vote on at the Annual Meeting?
A:	You may vote on:

•	The election of four nominees to serve on our Board of Directors for terms expiring at the 2013 Annual Meeting; and
•	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010.

5. Q:	How does the Board of Directors recommend I vote?
A:	Our Board of Directors recommends that you vote your shares FOR each of the listed director nominees; and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010.

6. Q:	How can I vote my shares?
A:	You may vote either in person at the Annual Meeting or by appointing a proxy. If you desire to appoint a proxy, then sign and date each proxy card you receive and return it in the envelope provided. Appointing a proxy will not affect your right to vote your shares if you attend the Annual Meeting and desire to vote in person.

7. Q:	How are votes counted?
A:	In voting for the election of directors, you may vote FOR all of the director nominees or you may WITHHOLD your vote with respect to one or more nominees. In voting on the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010, you may vote FOR, AGAINST or you may ABSTAIN. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” all listed director nominees and “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010. If your proxy card is not signed, your votes will not be counted.

8. Q:	Can I change my vote?
A:	You have the right to revoke your proxy at any time before the Annual Meeting by:

•	Providing written notice to our Corporate Secretary and voting in person at the Annual Meeting; or
•	Appointing a new proxy prior to the start of the Annual Meeting.

Attendance at the Annual Meeting will not cause your previously appointed proxy to be revoked unless you specifically so request in writing.

9. Q:	What does it mean if I get more than one proxy card?
A:	If your shares are registered differently and are in more than one account, then you will receive more than one proxy card. Be sure to vote all of your accounts to ensure that all of your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting Wells Fargo Shareowner Services at the shareowner information number shown at the front of this proxy statement.

10. Q:	Who may attend the Annual Meeting?
A:	All shareowners who owned shares of our common stock and preferred stock on April 6, 2010 may attend the Annual Meeting.

11. Q:	How will voting on any other business be conducted?
A:	Our Board of Directors does not know of any business to be considered at the Annual Meeting other than the election of directors and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010. If any other business is properly presented at the Annual Meeting, your proxy gives Barbara J. Swan, our President, and F. J. Buri, our Corporate Secretary, authority to vote on such matters at their discretion.

12. Q:	Where and when will I be able to find the results of the voting?
A:	The results of the voting will be announced at the Annual Meeting. You may also call us at the information number shown on the Notice of Annual Meeting for the results. We will also file the voting results on a Current Report on Form 8-K with the Securities and Exchange Commission (“SEC”) within four business days following the Annual Meeting.

13. Q:	When are shareowner proposals for the 2011 Annual Meeting due?
A:	All shareowner proposals to be considered for inclusion in our proxy statement for the 2011 Annual Meeting, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”), must be received at our principal office by Dec. 16, 2010. In addition, any shareowner who intends to present a proposal from the floor at our 2011 Annual Meeting must submit the proposal to our Corporate Secretary no later than March 1, 2011.

14. Q:	Who is our independent registered public accounting firm and how is it appointed?
A:	Deloitte & Touche LLP audited our financial statements for the year ended Dec. 31, 2009. Representatives of Deloitte & Touche LLP are not expected to be present at the Annual Meeting. The Audit Committee of the Board of Directors has appointed, and is recommending for ratification by shareowners, its appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending Dec. 31, 2010.

15. Q:	Who will bear the cost of soliciting proxies for the Annual Meeting and how will these proxies be solicited?
A:	We will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our officers and employees who will not receive any additional compensation for these solicitation activities. We will pay banks, brokers, nominees and other fiduciaries reasonable charges and expenses incurred in forwarding the proxy materials to their principals.

16. Q:	If more than one shareowner lives in my household, how can I obtain an extra copy of the 2009 Annual Report and proxy statement?
A:	Pursuant to the rules of the SEC, services that deliver our communications to shareowners that hold their stock through a bank, broker or other holder of record may deliver to multiple shareowners sharing the same address a single copy of our 2009 Annual Report and proxy statement. Upon written or oral request, we will mail a copy of the 2009 Annual Report and proxy statement to any shareowner at a shared address to which a single copy of the document was previously delivered. You may notify us of your request by calling or writing to us, as the case may be, at the information address or number shown on the Notice of Annual Meeting.

ELECTION OF DIRECTORS

At the Annual Meeting, four directors will be elected for terms expiring in 2013. The nominees for election as recommended by the Nominating and Governance Committee and selected by the Board of Directors are Michael L. Bennett, Darryl B. Hazel, David A. Perdue and Judith D. Pyle. Each of the nominees is currently serving on our Board of Directors. Each person elected as a director will serve until our Annual Meeting of Shareowners in 2013, or until his or her successor has been duly qualified and elected.

Directors will be elected by a plurality of the votes cast at the meeting (assuming a quorum is present). Consequently, any shares not voted at the meeting will have no effect on the election of directors. The proxies solicited may be voted for a substitute nominee or nominees if any of the nominees are unable to serve, or for good reason will not serve, a contingency not now anticipated.

Brief biographies of the director nominees and continuing directors follow. These biographies include their ages (as of Dec. 31, 2009), an account of their business experience and the names of publicly held and certain other corporations of which they are, or have been within the past five years, directors, and a brief discussion of their specific experience, qualifications, attributes or skills that led to the conclusion that they should serve as directors. Except as otherwise indicated, each nominee and continuing director has been engaged in his or her present occupation for at least the past five years.

NOMINEES

MICHAEL L. BENNETT Age 56	Director since 2003 Nominated Term expires in 2013
Mr. Bennett has served as President and Chief Executive Officer of Terra Industries Inc., an international producer of nitrogen products headquartered in Sioux City, Iowa, since April 2001. He also serves as Chairman of the Board and President for Terra Nitrogen Company, L.P., a subsidiary of Terra Industries Inc. Terra has entered into a publicly announced merger agreement with CF Industries Holdings, Inc. that may be expected to close in the second quarter of 2010 and it is possible Mr. Bennett may not hold such positions after the closing. Mr. Bennett has served as a Director of AEC and IPL since 2003. Mr. Bennett is Chairperson of the Nominating and Governance Committee, our Lead Independent Director and an audit committee financial expert. Mr. Bennett’s leadership of a publicly traded company and his experience in operations, customer perspectives, legal and human resource matters led to the conclusion that he should serve on our Board of Directors.

DARRYL B. HAZEL Age 61	Director since 2006 Nominated Term expires in 2013
Mr. Hazel has been the principal of Darryl Hazel Consulting LLC, a business consulting firm in Detroit, Mich., since January 2010. He retired in January 2010 from his position as Senior Vice President, Global Services Initiatives of Ford Motor Company, an automobile manufacturer. He also served as President of the Customer Service Division and Senior Vice President of Ford Motor Company from March 2006 to September 2009. He previously served as President of Marketing of Ford Motor Company from September 2005 to March 2006; President of the Ford Division from April 2005 to September 2005; and President of the Lincoln Mercury Division from August 2002 to April 2005. Mr. Hazel has served as a Director of AEC and IPL since 2006. Mr. Hazel is an audit committee financial expert. Mr. Hazel’s long-term experience as an executive of a publicly traded company and its subsidiaries along with his experience in operations, customer perspectives, human resources, technology matters and diversity initiatives led to the conclusion that he should serve on our Board of Directors.

DAVID A. PERDUE Age 60	Director since 2001 Nominated Term expires in 2013
Mr. Perdue has been the Chief Executive Officer of Aquila Group LLC based in Sea Island, Ga., a private investment firm involved with, among other investments, retail markets in India, since 2007. He retired in July 2007 from his position as Chairman of the Board and Chief Executive Officer of Dollar General Corporation, a retail organization headquartered in Goodlettsville, Tenn. He was named Chief Executive Officer and a Director in April 2003 and elected Chairman of the Board in June 2003. From July 2002 to March 2003, he was Chairman and Chief Executive Officer of Pillowtex Corporation, a textile manufacturing company. Pillowtex emerged from bankruptcy in May 2002 and reentered bankruptcy in July 2003. Mr. Perdue has served on the board of directors of Jo-Ann Stores, Inc., since 2008, and Liquidity Services, Inc., since 2009. Mr. Perdue has served as a Director of AEC and IPL since 2001. Mr. Perdue is an audit committee financial expert. Mr. Perdue’s leadership of publicly traded companies and his experience in operations, customer perspectives, marketing, human resources and technology matters led to the conclusion that he should serve on our Board of Directors.

JUDITH D. PYLE Age 66	Director since 1994 Nominated Term expires in 2013
Ms. Pyle is President of Judith Dion Pyle and Associates, a financial services company located in Middleton, Wis. Prior to assuming her current position in 2003, she served as Vice Chair of The Pyle Group, a financial services company located in Madison, Wis. She previously served as Vice Chair and Senior Vice President of Corporate Marketing of Rayovac Corporation, a battery and lighting products manufacturer located in Madison, Wis. In addition, Ms. Pyle is a director of Uniek, Inc. Ms. Pyle has served as a Director of AEC since 1992 and of IPL since 1998. Ms. Pyle’s experience in operations, marketing, human resources and diversity initiatives led to the conclusion that she should serve on our Board of Directors.

The Board of Directors unanimously recommends a vote “FOR” all nominees for election as directors.

CONTINUING DIRECTORS

WILLIAM D. HARVEY Age 60	Director since 2005 Term expires in 2011
Mr. Harvey has served as Chairman of the Board of the Company, AEC and IPL since February 2006. He has served as Chief Executive Officer of the Company, IPL and Resources and as President and Chief Executive Officer of AEC since July 2005 and as President of Resources since January 2005. He previously served as President and Chief Operating Officer of the AEC and Chief Operating Officer of IPL, WPL and Resources since January 2004. He served as President of the Company and as Executive Vice President – Generation for AEC, IPL and Resources from 1998 to January 2004. Mr. Harvey’s long-term experience with our operations, customer perspectives, utility and environmental regulation, legal matters, safety, and diversity initiatives led to the conclusion that he should serve as Chairman of the Board.

SINGLETON B. MCALLISTER Age 57	Director since 2001 Term expires in 2011
Ms. McAllister has been a partner in the Washington D. C. office of the law firm of LeClair & Ryan LLP since October 2007. She previously served as a partner in the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P. C. from July 2005 to October 2007. Ms. McAllister served as the Corporate Diversity Counsel practice group chair and in the public law and policy strategies group of the Washington, D.C. law firm office of Sonnenschein, Nath & Rosenthal, LLP from 2003 to July 2005. She serves on the board of directors of United Rentals, Inc. since 2004. Ms. McAllister has served as a Director of AEC and IPL since 2001. Ms. McAllister’s experience in legal, legislative, regulatory, public affairs, human resources and diversity initiatives led to the conclusion that she should serve on our Board of Directors.

ANN K. NEWHALL Age 58	Director since 2003 Term expires in 2012
Ms. Newhall retired in August 2008 from her position as Executive Vice President, Chief Operating Officer, Secretary and a Director of Rural Cellular Corporation (“RCC”), a cellular communications corporation located in Alexandria, Minn., following RCC’s sale to Verizon. Ms. Newhall held this position from 2000 to 2008. Ms. Newhall has served as a Director of AEC and IPL since 2003. Ms. Newhall is Chairperson of the Compensation and Personnel Committee. Ms. Newhall’s leadership in a publicly traded company and her experience in operations, customer perspectives, legal, regulatory, human resources and technology matters led to the conclusion that she should serve on our Board of Directors.

DEAN C. OESTREICH Age 57	Director since 2005 Term expires in 2012
Mr. Oestreich has served as a consultant to Pioneer Hi-Bred International, Inc., developer and supplier of advanced plant genetics, and a wholly-owned subsidiary of DuPont Corporation, located in Johnston, Iowa, since January 2010. He previously served as Chairman from November 2007 to his retirement in December 2009. He also served as Vice President of DuPont Corporation from 2004 through 2009. He previously served as President of Pioneer Hi-Bred International, Inc. from 2004 to 2007. Mr. Oestreich has served as a Director of AEC and IPL since 2005. Mr. Oestreich is Chairperson of the Environmental, Nuclear, Health and Safety Committee. Mr. Oestreich’s experience with publicly traded companies, operations, customer perspectives, regulatory and public affairs, human resources, technology, environmental matters and safety led to the conclusion that he should serve on our Board of Directors.

CAROL P. SANDERS Age 42	Director since 2005 Term expires in 2012
Ms. Sanders has served as Chief Financial Officer and Corporate Secretary of Jewelers Mutual Insurance Company of Neenah, Wis., a nationwide insurer that specializes in protecting jewelers and personal jewelry, since 2004. She previously served as Controller and Assistant Treasurer of Sentry Insurance located in Stevens Point, Wis. from 2001 to 2004. Ms. Sanders has served as a Director of AEC and IPL since 2005. Ms. Sanders is Chairperson of the Audit Committee and an audit committee financial expert. Ms. Sanders’ experience with publicly traded companies, operations, customer perspectives, regulatory matters, human resources and technology matters led to the conclusion that she should serve on our Board of Directors.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors has standing Audit; Compensation and Personnel; Nominating and Governance; Environmental, Nuclear, Health and Safety; Capital Approval; and Executive Committees. The Board of Directors has adopted formal written charters for each of the Audit, Compensation and Personnel, and Nominating and Governance Committees, which are available on the Alliant Energy web site at www.alliantenergy.com/investors under the “Corporate Governance” caption. The following is a description of each of these committees. Joint meetings in the descriptions below refer to meetings of the committees of the Company, Alliant Energy and IPL.

Audit Committee

The Audit Committee held six joint meetings in 2009. The Committee currently consists of C. P. Sanders (Chair), M. L. Bennett, D. B. Hazel, and D. A. Perdue. Each of the members of the Committee is independent as defined by the New York Stock Exchange (“NYSE”) listing standards and SEC rules. The Board of Directors has determined that Ms. Sanders and the other three Audit Committee members qualify as “audit committee financial experts” as defined by SEC rules. The Audit Committee is responsible for assisting Board oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independent registered public accounting firm’s qualifications and independence; and (4) the performance of our internal audit function and independent registered public accounting firm. The Audit Committee is also directly responsible for the appointment, retention, termination, compensation and oversight of our independent registered public accounting firm.

Compensation and Personnel Committee

The Compensation and Personnel Committee held eight joint meetings in 2009. The Committee currently consists of A. K. Newhall (Chair), D. B. Hazel, D. C. Oestreich and C. P. Sanders. Each of the members of the Committee is independent as defined by the NYSE listing standards and SEC rules. This Committee reviews and approves corporate goals and objectives relevant to chief executive officer compensation and the compensation of the other principal executive officers, evaluates the chief executive officer’s performance and determines and approves as a committee, or together with the other independent directors, the chief executive officer’s compensation level based on its evaluation of the chief executive officer’s performance in addition to reviewing and approving the recommendations of the chief executive officer with regard to the other executive officers. The Committee has responsibilities with respect to our executive compensation and incentive programs and management development programs. It also makes recommendations to the Nominating and Governance Committee regarding compensation for the non-management directors.

To support the Committee in carrying out its mission, the Committee has the authority to engage the services of outside advisors, experts and others to assist the Committee with the expense of such outside consultants provided for by us. For 2009, the Committee formally engaged Towers Perrin, now Towers Watson, as an outside compensation consultant to serve as an advisor in evaluating the compensation of our chief executive officer, other named executive officers and our outside non-management directors. Towers Watson also provides assistance and serves as an advisor and provides market information and trends regarding executive compensation programs; provides benchmarking and competitive market reviews of our executive officer total compensation; assists with the design of our short- and long-term incentive programs and executive retirement programs as well as assisting management with the implementation of these programs; and provides technical considerations and actuarial services. Alliant Energy provides for the appropriate funding, as determined by the Committee, for payment of fees and out of pocket expenses to Towers Watson. For services provided in 2009, these fees totaled approximately $100,000. The Committee has the authority to retain and terminate the outside compensation consultant. During 2009 and previously, Towers Watson, through a separate part of its organization, also provided certain services for management purposes that are recommended and approved by Alliant Energy’s chief executive officer, vice president—human resources, and the director of total rewards. In the capacity as a consultant to management, Towers Watson provides competitive market data and business and technical insight, but does not recommend pay program and pay level changes. In 2009, Alliant Energy paid Towers Watson approximately $1,041,000 for services provided to management. The Committee was aware of and acknowledged the services provided for management by Towers Watson when it engaged Towers Watson. The Committee has determined that the measures taken to ensure the independence of the advice given by Towers Watson to the Committee are appropriate.

The Committee reviews and approves all elements of our executive compensation programs. Our chief executive officer provides input to the Committee in the assessment, design and recommendation of executive compensation programs, plans and awards. Annually, the chief executive officer reviews with the Committee market data provided by Towers Watson about the comparable companies that are identified as our peer group to help verify survey job information adequately captures officers’ duties. Based on that data, the chief executive officer recommends to the Committee base salary adjustments and short- and long-term incentive targets in relation to external market data while also considering internal equity considerations and executive officers’ individual performance. The chief executive officer provides recommendations to the Committee for total annual compensation of executive officers. The chief executive officer does not, however, make any recommendation to the Committee regarding his own compensation. Further, the chief executive officer and other executive officers assess the performance of those executive officers reporting to them. The chief executive officer is invited to attend all Committee meetings to provide an update of progress made towards achievement of annual performance goals and to provide management’s views on compensation program design features and components.

The Committee has reviewed and approved the charter for our internal Total Compensation Committee made up of vice presidents of our energy delivery, generation, finance/treasury, human resources and corporate services business units. The Committee has delegated to the Total Compensation Committee various powers of design and administration associated with our employee benefit plans for salaried and hourly employees. The Committee has also reviewed and approved the charter for our internal Investment Committee made up of voting members and non-voting members. The Investment Committee is made up of voting members, including vice presidents of our finance/treasury, human resources, energy delivery and accounting business units. Non-voting members include assistant treasurers, directors of business and financial performance for corporate services and energy delivery, a lead treasury analyst and director of total rewards. The Committee has delegated to the Investment Committee various powers regarding managing investment assets of our benefit and compensation plans and programs.

Nominating and Governance Committee

The Nominating and Governance Committee held four joint meetings in 2009. The Committee currently consists of M. L. Bennett (Chair), S. B. McAllister, D. A. Perdue and J. D. Pyle. Each of the members of the Committee is independent as defined by the NYSE listing standards and SEC rules. This Committee’s responsibilities are to: (1) identify individuals qualified to become Board members, consistent with the criteria approved by the Board, and to recommend nominees for directorships to be filled by the Board or shareowners; (2) identify and recommend Board members qualified to serve on Board committees; (3) develop and recommend to the Board a set of corporate governance principles; (4) oversee the evaluation of the Board and our management; (5) oversee our related person transaction policy; and (6) advise the Board with respect to other matters relating to our corporate governance.

The Committee is responsible for evaluating nominees for director and director candidates based on such general and specific criteria and for seeking to assure that the specific talents, skills and other characteristics that are needed to increase the Board’s effectiveness are possessed by an appropriate combination of directors. Our Corporate Governance Principles, as adopted by the Board of Directors, provide insight for the Committee on the consideration of appropriate criteria for director nominees.

In making recommendations of nominees to serve as directors to the Board of Directors, the Committee will examine each director nominee on a case-by-case basis regardless of who recommended the nominee and take into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. However, the Committee believes that, to be recommended as a director nominee, each candidate must:

•	display the highest personal and professional ethics, integrity and values;

•	have the ability to exercise sound business judgment;

•

be highly accomplished in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest;

•	have relevant expertise and experience, and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience;

•	be independent of any particular constituency, be able to represent all of our shareowners and be committed to enhancing long-term shareowner value; and

•	have sufficient time available to devote to activities of the Board of Directors and to enhance his or her knowledge of our business.

The Committee also believes the following qualities or skills are necessary for one or more directors to possess:

•	At least one director should have the requisite experience and expertise to be designated as an “audit committee financial expert” as defined by the applicable rules of the SEC.

•

Directors generally should be active or former senior executive officers of public companies or leaders of major and/or complex organizations, including commercial, governmental, educational and other non-profit institutions.

•	Directors should be selected so that the Board of Directors is a diverse body, with diversity reflecting age, gender, race and professional experience.

The Committee has determined that each nominee for director as well as each continuing member of the Board of Directors possesses the applicable criteria for directors outlined above. In addition, the Committee annually reviews particular attributes, qualities and skills attendant to the members of our Board of Directors and documents this annual assessment through the use of a directors’ skills matrix that assesses directors’ experiences and expertise in areas such as public company environment, finance, operations, customer perspective, regulatory and public affairs, legal, human resources, technology, environment and safety, and diversity initiatives. Diversity is one of our core values and, in addition to being reflected in our directors’ skills matrix and in the criteria specified for use in the evaluation of our director nominees by the Committee, it is reflected in the Board of Directors’ responsibilities in advising and counseling management. Specifically, our Corporate Governance Principles provide that the Board of Directors is responsible for using the broad range of experiences and perspectives of directors to advise and counsel management, both in meetings and in informal consultations, on significant issues facing the Company. In its annual performance evaluation, the Committee assesses whether it effectively identifies individuals qualified to be nominated to the Board of Directors for election by the shareowners consistent with the criteria approved by the Board. We believe that our Board of Directors has been effective in assembling a diverse body of individuals as measured by the criteria of age, gender, race and professional experience specified in our Corporate Governance Principles.

The Committee will consider nominees recommended by shareowners in accordance with our Nominating and Governance Committee Charter and our Corporate Governance Principles. Any shareowner wishing to make a recommendation should write to our Corporate Secretary and include appropriate biographical information concerning each proposed nominee. The Corporate Secretary will forward all recommendations to the Committee.

We and the Committee maintain a file of recommended potential director nominees, which is reviewed at the time a search for a new director needs to be performed. To assist the Committee in its identification of qualified director candidates, the Committee may engage an outside search firm.

Environmental, Nuclear, Health and Safety Committee

The Environmental, Nuclear, Health and Safety Committee held three joint meetings in 2009. The Committee currently consists of D. C. Oestreich (Chair), S. B. McAllister, A. K. Newhall, and J. D. Pyle. Each of the members of the Committee is independent as defined by the NYSE listing standards and SEC rules. The Committee’s responsibilities are to review environmental policy and planning issues of interest to us, including matters involving our company before environmental regulatory agencies and compliance with air, water and waste regulations. The Committee also reviews health- and safety- related policies, activities and operational issues as they affect employees, customers and the general public. In addition, the Committee reviews issues related to nuclear generating facilities from which we and IPL purchase power.

Capital Approval Committee

The Capital Approval Committee held two joint meetings in 2009. The Committee currently consists of M. L. Bennett, A. K. Newhall and D. C. Oestreich. Mr. Harvey is the Chair and a non-voting member of this Committee. The purpose of this Committee is to evaluate certain investment proposals where (1) an iterative bidding process is required, and/or (2) the required timelines for a proposal would not permit the proposal to be brought before a regular meeting of the Board of Directors and/or a special meeting of the full Board of Directors is not practical or merited.

Executive Committee

The Executive Committee held no meetings in 2009. The Committee currently consists of M. L. Bennett, A. K. Newhall, D. C. Oestreich and C. P. Sanders. Mr. Harvey is the Chair and a non-voting member of this Committee. The purpose of this Committee is to possess all the powers and authorities of the Board of Directors when the Board is not in session, except for the powers and authorities excluded for such a Committee under the Wisconsin Business Corporation Law.

Attendance and Performance Evaluations

The Board of Directors held seven joint meetings during 2009. Each director attended at least 75% of the aggregate number of meetings of the Board and Board committees on which he or she served.

The Board and each Board committee conduct performance evaluations annually to determine their effectiveness and suggest improvements for consideration and implementation. In addition, the Compensation and Personnel Committee evaluates Mr. Harvey’s performance as chief executive officer on an annual basis.

Board members are not expected to attend our annual meetings of shareowners. None of the Board members were present for our 2009 Annual Meeting.

CORPORATE GOVERNANCE

Corporate Governance Principles

The Board of Directors has adopted Corporate Governance Principles that, in conjunction with the Board committee charters, establish processes and procedures to help ensure effective and responsive governance by the Board. The Corporate Governance Principles are available on the Alliant Energy web site at www.alliantenergy.com/investors under the “Corporate Governance” caption.

The Board of Directors has adopted certain categorical standards of independence to assist it in making determinations of director independence under the NYSE listing standards. The categorical standards are available in Appendix A to our Corporate Governance Principles available on the Alliant Energy web site at www.alliantenergy.com/investors under the “Corporate Governance” caption.

The Board of Directors also gave consideration to certain other factors in relation to an independence determination. Messrs. Bennett, Hazel, Oestreich and Ms. Pyle serve (or served during 2009) as executive officers and/or directors of companies that are customers or, in the case of Mr. Bennett, suppliers of the Company and IPL. These customer/supplier relationships do not constitute a material relationship under NYSE listing standards cited above or the SEC rules governing related person transactions. However, each of these circumstances was evaluated under the applicable NYSE listing standards and SEC rules. The Board determined that these factors did not impair the independence of these directors.

Based on these standards and this evaluation, the Board of Directors has affirmatively determined by resolution that each of Messrs. Bennett, Hazel, Oestreich and Perdue and Mses. McAllister, Newhall, Pyle and Sanders has no material relationship with us and, therefore, is independent in accordance with the NYSE listing standards. The Board of Directors will regularly review the continuing independence of the directors.

The Corporate Governance Principles provide that at least 75% of the members of the Board of Directors must be independent directors under the NYSE listing standards. The Audit, Compensation and Personnel, and Nominating and Governance Committees must consist of all independent directors.

Related Person Transactions

We have adopted a written policy that we will annually disclose information regarding related person transactions that is required by regulations of the SEC to be disclosed, or incorporated by reference, in our Annual Report on Form 10-K. For purposes of the policy:

The term “related person” means any of our directors or executive officers, or nominee for director, and any member of the immediate family of such person.

A related person transaction is generally a consummated or currently proposed transaction in which we were or are to be a participant and the amount involved exceeds $120,000, and in which the related person had or will have a direct or indirect material interest. A related person transaction does not include:

•	the payment of compensation by us to our executive officers, directors or nominee for director;

•	a transaction if the interest of the related person arises solely from the ownership of our shares and all shareowners receive the same benefit on a pro-rata basis;

•

a transaction in which the rates or charges involved are determined by competitive bids, or that involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed and in conformity with law or governmental authority; or

•	a transaction that involves our services as a bank, transfer agent, registrar, trustee under a trust indenture, or similar services.

Furthermore, a related person is not deemed to have a material interest in a transaction if the person’s interest arises only (i) from the person’s position as a director of another party to the transaction; (ii) from the ownership by such person and all other related persons, in the aggregate, of less than a 10% equity interest in another person (other than a partnership) that is a party to the transaction; (iii) from such person’s position as a limited partner in a partnership and all other related persons have an interest of less than 10% of and the person is not a general partner of or holds another position in, the partnership; and (iv) from both such director position and ownership interest. Pursuant to the policy, each of our executive officers, directors and nominees for director is required to disclose to the Nominating and Governance Committee of the Board of Directors certain information regarding the related person transaction for review, approval or ratification by the Nominating and Governance Committee. Such disclosure to the Nominating and Governance Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction.

The Nominating and Governance Committee’s decision whether or not to approve or ratify the related person transaction should be made in light of the Committee’s determination as to whether consummation of the transaction is believed by the Committee to not be, or to have been contrary to, the best interests of our Company. The Committee may take into account the effect of a director’s related person transaction on such person’s status as an independent member of our board of directors and eligibility to serve on board committees under SEC and NYSE rules.

Based on these standards, we had no related person transactions in 2009, and no related person transactions are currently proposed.

Board Leadership Structure; Executive Sessions

Our Bylaws and our Corporate Governance Principles provide that the Board of Directors is responsible to select a Chairperson and a Chief Executive Officer. Our Corporate Governance Principles also provide that the Board of Directors should have the flexibility to decide whether it is best for our company that the two positions be filled by the same individual and that, if the Chairperson of the Board is not an independent director, the chairperson of the Nominating and Governance Committee will be designated the Lead Independent Director. The Board of Directors has determined that the positions of Chairperson of the Board and Chief Executive Officer should be held by one individual with the use of a Lead Independent Director. In choosing to combine the roles of Chairperson of the Board and Chief Executive Officer, the Board of Directors has expressed its belief that our management, through the Chairperson and Chief Executive Officer should have the primary accountability, and the responsibility to act as the spokesperson, for us. The Board of Directors believes that maintaining the positions of Chairperson and Chief Executive Officer in a single individual will promote the enhancement of a consistent and accurate message to our investors, employees, customers and other constituencies.

While our Corporate Governance Principles do not grant the Lead Independent Director any special authority over management, both the Board of Directors and management recognize the Lead Independent Director as a key position of leadership within the Board of Directors. Our Corporate Governance Principles do provide that the Lead Independent Director will preside at regular executive sessions of the Board without management participation. We believe that the use of a Lead Independent Director has proven effective for us and has greatly assisted with the facilitation of communication of important issues between the Board of Directors and the Chief Executive Officer. Subsequent to the adoption of our Corporate Governance Principles formally establishing the Lead Independent Director position, our Lead Independent Director’s role has developed to include additional board governance activities, including the following examples:

•	communicating applicable information arising out of the deliberations in executive sessions to the Chairperson and Chief Executive Officer;

•	reviewing with the Chairperson and Chief Executive Officer items of importance for consideration by the Board of Directors;

•	acting as principal liaison between the independent directors and the Chairperson and Chief Executive Officer on sensitive issues;

•	discussing with the Chairperson and Chief Executive Officer important issues to assess and evaluate the view of the Board of Directors;

•	consulting and meeting with any or all of our independent directors, at the discretion of either party and with or without the attendance of the Chairperson and Chief Executive Officer;

•	in conjunction with the Nominating and Governance Committee, recommending to the Chairperson the membership of the various board committees and selection of the board committee chairs;

•	in conjunction with the Nominating and Governance Committee, interviewing all board candidates and making recommendations to the Board of Directors on director nominees;

•	mentoring and counseling new members of the Board of Directors to assist them in becoming active and effective directors;

•	in conjunction with the Nominating and Governance and Compensation and Personnel Committees, reviewing and approving the philosophy of, and program for, compensation of the independent directors; and

•

evaluating, along with the other members of the Board of Directors, the Chief Executive Officer’s performance and meeting with the Chief Executive Officer to discuss the Board of Directors’ evaluation.

As the Chairperson of the Nominating and Governance Committee, Mr. Bennett is currently designated as the Lead Independent Director. At every regular in-person meeting of the Board of Directors, the independent directors meet in executive session with no member of our management present.

Risk Oversight

Our Corporate Governance Principles provide that the Board of Directors is responsible for overseeing and understanding our vision and mission, strategic plans, overall corporate risk profile, risk parameters, annual operating plans and annual budgets and for monitoring whether these plans are being implemented effectively. The Board of Directors annually conducts a broad based risk assessment with the assistance of the Chief Audit Executive. The methodology of the risk assessment identifies key themes and trends, quantifies our key risks and develops mitigation plans and strategies. This assessment provides the platform to develop appropriate audit plans and to ensure resources are devoted to areas having the highest risk. This assessment culminates in the Annual Risk Management Report to the Board of Directors. On an on-going basis, the Audit Committee regularly discusses our policies with respect to risk assessment and risk management, our financial risk exposures and the steps we have taken to monitor and control such exposures. The Board of Directors relies on the Compensation and Personnel Committee to address potential risks arising from our general compensation programs and policies for all employees, and the Committee recently conducted an assessment of these policies and practices to determine whether risks arising from them were reasonably likely to have a material adverse effect on us, as described in further detail under “Compensation Committee Risk Assessment” below.

Communication with Directors

Shareowners and other interested parties may communicate with the full Board, non-management directors as a group or individual directors, including the Lead Independent Director, by providing such communication in writing to our Corporate Secretary, who will post such communications directly to our Board of Directors’ web site.

Ethical and Legal Compliance Policy

We have adopted a Code of Conduct, that serves as our code of ethics, and that applies to all employees, including our chief executive officer, chief financial officer and chief accounting officer, as well as our Board of Directors. We make our Code of Conduct available on the Alliant Energy web site at www.alliantenergy.com/investors under the “Corporate Governance” caption. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding amendments to, or waivers from, the Code of Conduct by posting such information on the Alliant Energy web site.

OWNERSHIP OF VOTING SECURITIES

All of our common stock is held by Alliant Energy. None of our directors or officers own any shares of our preferred stock. Listed in the following table are the number of shares of Alliant Energy’s common stock beneficially owned as of February 26, 2010 by (1) the executive officers listed in the Summary Compensation Table, (2) all of our director nominees and directors and (3) all director nominees, directors and the executive officers as a group. The directors and executive officers as a group owned less than 1% of the outstanding shares of Alliant Energy’s common stock on that date. No individual director or officer owned more than 1% of the outstanding shares of Alliant Energy’s common stock on that date.

NAME OF BENEFICIAL OWNER	SHARES BENEFICIALLY OWNED(1)
Executive Officers(2)
Thomas L. Aller	99,374	(3)
Dundeana K. Doyle	31,514	(3)
Eliot G. Protsch	149,849	(3)(5)
Barbara J. Swan	81,937	(3)
Patricia L. Kampling	29,753	(3)

Director Nominees
Michael L. Bennett	15,934	(3)
Darryl B. Hazel	8,404	(3)(4)
David A. Perdue	12,789	(3)
Judith D. Pyle	17,104

Directors
William D. Harvey	332,130	(3)
Singleton B. McAllister	12,562	(3)
Ann K. Newhall	13,393	(3)
Dean C. Oestreich	14,763	(3)
Carol P. Sanders	11,389	(3)

All Executive Officers and Directors as a Group (16 people)	884,398	(3)

(1)	Total shares of Alliant Energy’s common stock outstanding as of Feb. 26, 2010 were 110,758,089.

(2)	Stock ownership of Mr. Harvey is shown with the directors.

(3)

Included in the beneficially owned shares shown are indirect ownership interests with shared voting and investment powers: Mr. Harvey — 3,460 and Mr. Aller — 1,000; shares of common stock held in deferred compensation plans: Mr. Bennett — 15,467, Mr. Harvey — 45,577, Mr. Hazel — 8,272, Ms. McAllister — 7,377, Ms. Newhall — 12,321, Mr. Oestreich — 13,763, Mr. Perdue — 12,789, Ms. Sanders — 11,289, Mr. Protsch — 42,627, Mr. Aller — 8,203, Ms. Doyle — 8,830, Ms. Kampling — 497, Ms. Swan — 27,025 (all executive officers and directors as a group — 223,905); and stock options exercisable on or within 60 days of Feb. 26, 2010: Mr. Harvey — 33,056 and Mr. Aller — 68,759 (all executive officers and directors as a group — 102,815).

(4)	Mr. Hazel has pledged 100 shares in a margin account.

(5)

Mr. Protsch retired effective Jan. 2, 2010. The number of shares reported in the table and footnote 3 above are as of Jan. 12, 2010, the last date on which we were able to obtain the information from Mr. Protsch.

To our knowledge, no shareowner beneficially owned 5% or more of any class of our preferred stock as of Dec. 31, 2009. The following table sets forth information, as of Dec. 31, 2009, regarding beneficial ownership by the only persons known to us to own more than 5% of Alliant Energy’s common stock. The beneficial ownership set forth below has been reported on Schedule 13G filings with the SEC by the beneficial owners.

Amount and Nature of Beneficial Ownership

	Voting Power		Investment Power
Name and Address of Beneficial Owner	Sole	Shared	Sole	Shared	Aggregate	Percent of Class
BlackRock, Inc. (f/k/a Barclays Global Investors) (and certain affiliates) 40 East 52nd Street New York, NY 10022	8,476,492	0	8,476,492	0	8,476,492	7.66%

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Compensation Programs:

The following is a discussion and analysis with respect to the compensation paid by Alliant Energy to our executive officers listed in the Summary Compensation Table for services performed for us, Alliant Energy and Alliant Energy’s other subsidiaries. References to “we,” “us,” “our,” and similar references in the following discussion and analysis include us, Alliant Energy and Alliant Energy’s other subsidiaries together unless the context indicates otherwise.

We are committed to maintaining a total compensation program for executive officers that:

•	furthers our strategic plan,

•	focuses and aligns executives’ and employees’ interests with those of our company, our shareowners and our customers,

•	is competitive with comparable employers to help ensure we attract and retain talented employees, and

•	is equitable among executives.

We believe these objectives attract, retain and motivate a highly proficient workforce.

We adhere to the following compensation principles, which are intended to facilitate the achievement of our business strategies:

•	Executive officer compensation (and in particular, long-term incentive compensation) should be closely and strongly aligned with the long-term interests of our shareowners and customers.

•

Total compensation should enhance our ability to attract, retain and encourage the development of exceptionally knowledgeable and experienced executive officers, upon whom, in large part, our successful operation and management depends.

•

Base salary levels should be targeted at a competitive market range of base salaries paid to executive officers of companies comparable to Alliant Energy. Specifically, we target the median (50th percentile) of base salaries paid by comparable companies.

•

Incentive compensation programs should strengthen the relationship between pay and performance by emphasizing variable at-risk compensation based on meeting predetermined Company, Alliant Energy, affiliate, business unit and individual performance goals. We target incentive levels at the median (50th percentile) of incentive compensation paid by companies comparable to Alliant Energy.

•

Executive officers should have access to retirement-oriented plans commonly in use among comparable companies, including deferred compensation plans, pension plans, supplemental retirement programs and 401(k) plans.

•	Executive officers should have significant holdings of Alliant Energy common stock to align their interests with the interests of our shareowners.

Benchmarking

We utilize compensation data from general industry and the energy services sector in determining the appropriate levels of compensation for our executives. Although our business is focused in the energy services sector, we believe that the competitive labor market for our company includes both general industry and the energy services industry, particularly for those executives who serve in a general management capacity. We believe that consideration of general industry data for these positions allows us to effectively attract and retain best candidates and that compensation programs at companies both in general industry and the energy services industry should therefore serve as a benchmark for what constitutes competitive compensation. The comparable companies in the energy and utility industry that we used for benchmarking in 2009 were drawn from Towers Perrin’s 2008 Energy Services Industry Executive Compensation Database (the “2008 Energy Services database”), a survey which comprises nearly all U.S. utilities. The general industry data were obtained from Towers Perrin’s 2008 General Industry Executive

Compensation Database, a survey of over 800 companies the majority of which are Fortune 1000 companies (the “2008 General Industry database”). In using these broad-based surveys, we considered only aggregate data and did not select any individual companies for comparison. All of the survey data were aged to January 2009 using a 3.6% annual update factor. The data from both databases were adjusted to reflect how the data compare to companies of similar revenue size using regression analysis. Our Compensation and Personnel Committee, or Committee, used this adjusted data, among other factors, to determine appropriate levels of pay in 2009 for our named executive officers. We refer to this adjusted data as our “peer group” throughout the following discussion. For general management, including four of the named executive officers, and staff positions, equally blended energy industry and general industry data from these databases are used as the target market reflecting the broader talent market for these jobs and the fact that we operate in some diversified businesses. For utility-specific operating positions, including Mr. Aller’s and Ms. Doyle’s, two of the named executive officers, energy industry data are used as the target market. Overall, Alliant Energy’s revenue is ranked between the median and the average revenue of the companies in the 2008 Energy Services database. Towers Perrin advised our Compensation and Personnel Committee on setting compensation for our named executive officers for 2009. See “Meetings and Committees of the Board – Compensation and Personnel Committee” for more details.

Compensation Elements and Design

The major elements of the executive compensation program are base salary, short-term (annual) incentives, long-term (equity) incentives and other benefits. In setting the level for each major component of compensation, we consider an executive officer’s total compensation (which consists of all elements of compensation including employee benefit and perquisite programs), the current market for talent, our historic levels of compensation, company culture, individual and company performance, and internal equity. We aim to strike an appropriate balance among base salary, short-term incentive compensation and long-term incentive compensation. Our goal is to provide an overall compensation package for each executive officer that is competitive with the packages offered to similarly situated executive officers within our peer group. To achieve that goal, we target each element of compensation to the median levels within our peer group. We also have a goal to reward performance. To accomplish this goal, we weight performance-based incentive pay more heavily than other elements of our named executive officers’ total direct compensation, which consists of base salary and short-term and long-term incentive pay. In 2009, incentive pay accounted for 54%-77% of target total direct compensation for our named executive officers. Mr. Harvey’s target incentive pay for 2009 was 77% of total direct compensation. In establishing the 2009 compensation reported, in the aggregate, our named executive officers were paid, on average, base salaries 7% below the median of our peer group, target cash compensation 7% below the median of our peer group and total direct compensation 9% below the median of our peer group. The following table shows the breakdown for each of our named executive officers in 2009 of the total direct compensation pay mix. The figures in this table were calculated using targeted compensation for 2009 and therefore may differ from the actual payments for 2009 as reported in the Summary Compensation Table below.

Named Executive Officer	Title	Salary as a % of Total	Short-Term Incentive as a % of Total	Long-Term Incentive as a % of Total
Harvey, William D.	Chairman & CEO	23%	21%	56%
Protsch, Eliot G.	Senior Executive VP & COO	27%	22%	51%
Kampling, Patricia L.	EVP-CFO and Treasurer	32%	21%	47%
Swan, Barbara J.	President	35%	21%	44%
Aller, Thomas L.	SVP-Energy Resource Development	46%	21%	33%
Doyle, Dundeana K.	SVP-Energy Delivery	46%	21%	33%

The columns titled “Short-Term Incentive as a % of Total” and “Long-Term Incentive as a % of Total” are the percentages of the total direct compensation represented by target payouts of incentive compensation under our short-term and long-term incentive plans. Alliant Energy made no payment to named executive officers for 2009 under these incentive plans.

Base Salary

We pay base salaries to assure management with a level of fixed compensation at competitive levels to reflect their professional skills, responsibilities and performance to attract and retain key executives. We adjust base salaries taking into consideration both changes in the market and performance against job expectations.

The Committee considers salaries that fall within 15% above or below the median salaries for similar positions in the peer group to be competitive. The Committee will also consider the nature of the position, the responsibilities, skills and experience of the officer, and his or her past performance. We may adjust base salaries to keep current with our peer group, to recognize outstanding individual performance or to recognize an increase in responsibility. In 2008, the Board of Directors approved new or revised responsibilities for certain named executive officers effective on Jan. 4, 2009. The Committee made salary adjustments to reflect the increased responsibilities of these named executive officers. Mr. Protsch was named Chief Operating Officer in addition to Senior Executive Vice President for AEC, and the Committee increased his base salary from $495,000 to $605,000. His salary was set at the median salary for similarly situated executives in our peer group.

Ms. Swan was named Alliant Energy’s Chief Administrative Officer, in addition to Executive Vice President and General Counsel, as well as President of our Company, and the Committee increased her salary from $374,000 to $450,000, which is above the median salary, but within 15% of the median salary for our peer group. The Committee considered her experience with the company, the increase in her responsibilities and their desire to retain Ms. Swan when setting her salary. Ms. Kampling was named Chief Financial Officer, in addition to Vice President and Treasurer, and the Committee set her salary at $300,000. Ms. Kampling’s salary is more than 15% below the median of the peer group. The Committee set Ms. Kampling’s salary below the median salary for similarly situated executives in our peer group due to her new appointment to the position of CFO. The Committee planned at the time to increase Ms. Kampling’s salary to the median over a two or three year period, and subsequently increased it to within 15% of the median later in 2009, as described below.

Ms. Doyle was named Senior Vice President and the Committee increased her salary from $255,000 to $267,000, which was at the median salary for similarly situated executives in our peer group. Mr. Aller’s salary was not changed and remained at $267,500.

Mr. Harvey’s salary also remained unchanged in 2009 at $845,000. Mr. Harvey’s base salary was 6% below the median salary for similarly situated executives in our peer group and equal to the median of Towers Perrin’s 2008 Energy Services database. The Committee believes Mr. Harvey’s salary is competitive as it is at the median of the 2008 Energy Services database and within 15% of the peer group. In addition, Mr. Harvey’s incentive compensation elements are targeted to the median of the peer group, and they are generally higher than the 2008 Energy Services database but lower than the 2008 General Industry database. This results in more emphasis on incentive pay for our CEO, which we believe creates a stronger link between pay and performance.

For 2009, the Committee froze the salaries of our executive officers at the Jan. 4, 2009 revised levels due to our financial performance and to align management’s compensation with the salary freeze implemented for our general non-bargaining employees. The Committee also required executive officers to take one week of furlough in 2009, for which they received no compensation. The Committee determined that freezing salaries to reflect the financial performance of the Company and to align management with the general non-bargaining employees was a more important factor in setting base salaries for 2009 than was setting salaries at the median of our peer group.

At the end of 2009, Ms. Kampling was named Executive Vice President-Chief Financial Officer and Treasurer, and she was given increased responsibilities. The Committee increased her salary to $380,000 as a result of her new responsibilities and to bring her closer to the median salary of the peer group. The increased responsibility and salary increase became effective on Jan. 3, 2010. Ms. Kampling’s salary is now within 15% of the median salary for similarly situated executives in our peer group.

Short-Term Incentives

Our executive officers, including our named executive officers, are eligible to participate in the Management Incentive Compensation Plan, or MICP, which is Alliant Energy’s short-term (annual) incentive plan. The MICP provides executive officers with direct financial incentives in the form of annual cash bonuses tied to the achievement of our and Alliant Energy’s financial, strategic and individual performance goals. The MICP encourages executive officers to achieve superior annual performance on key financial, strategic and operational goals. By setting annual goals, the Committee endeavors to drive annual performance and align the interests of management with the interests of our shareowners and customers.

The Committee seeks to set MICP opportunities at the median short-term incentive target levels, measured as a percentage of base salary, for comparable positions in our peer group. MICP targets in 2009 were 95% of base salary for Mr. Harvey, 80% for Mr. Protsch, 65% for Ms. Kampling, 60% for Ms. Swan, 45% for Mr. Aller and Ms. Doyle. The target levels of all of our named executive officers are at or within 2% of the median percentage target levels for similar positions in our peer group. The maximum possible individual payout for all executive officers was two times the target percentage. This range aligns with our desire to emphasize variable at risk compensation.

We pay incentives from a pool of funds that Alliant Energy establishes for MICP payments. The Committee establishes threshold company-wide goals, which determine the funding level of an incentive pool. Diluted earnings per share from continuing operations of our Company and IPL determined the funding level of 85% of the incentive pool. If the utility earnings per share threshold is not met, then no incentives are paid under the MICP. For 2009, the threshold utility earnings per share was $2.10, which was the midpoint of the 2009 utility earnings per share guidance provided at the end of 2008. Cash flows from the utilities and Alliant Energy’s service company subsidiary, Corporate Services, determined the funding level for 15% of the incentive pool. The cash flow target for 2009 was $545 million. If the cash flow target is not met, the Committee is not required to fund the 15% of the incentive pool represented by cash flow.

We factor the level of individual performance as compared to the individual performance goals into individual award allocations after the pool has been funded. Individual awards may range from 0% to 200% of the targeted payment based on an individual’s achievement of performance goals. The Committee makes judgments about achievement of performance goals by the chief executive officer. Achievement of performance goals for the other executive officers is judged by the chief executive officer or the executive to whom the executive officer reports, in consultation with the Committee. The Committee provides final approval of the assessment of individual achievement compared to performance goals and final payment of awards to all executive officers under the MICP.

Individual performance goals are reviewed and established by the Committee to assist in the determination of individual awards under the MICP. Individual performance goals are derived from Alliant Energy’s strategic plan and from operational benchmarks intended to benefit our shareowners, customers and employees. The Committee believes that using Alliant Energy’s strategic plan to set individual performance goals aligns the executives’ incentive compensation with Alliant Energy shareowner interests. The Committee also believes that using operational benchmarks to set individual performance goals aligns the executives’ incentive compensation with customer interests.

The Committee sets three types of individual performance goals: financial, execution and corporate well-being. The individual performance goals of the named executive officers for 2009 are shown in the table below.

2009 Performance Goals

Goal	William Harvey	Eliot Protsch	Patricia Kampling	Barbara Swan	Thomas Aller	Dundeana Doyle
Financial Goals: Weighted 50%
Achieve target EPS from continuing operations at Alliant Energy’s utilities of $2.10	x	x	x	x	x	x
Achieve target Alliant Energy Corporation consolidated EPS from continuing operations of $2.33	x	x	x		x

Achieve cash flow from operations of $545 million at Alliant Energy’s utilities and Corporate Services excluding:

* Changes in sales of customer receivables

* Tax effected pension contributions

* Net collateral received by or paid by Alliant Energy’s utilities and Corporate Services

	x	x	x	x	x	x
Financial benchmarks at Alliant Energy’s Transportation business					x
Execution Goals: Weighted 30%
Achieve certain milestones related to the proposed wind projects of IPL and the Company	x	x		x	x
Achieve certain milestones related to biomass, natural gas and other new generation plans	x	x	x	x	x
Achieve certain milestones related to clean air compliance program projects	x	x		x	x
Achieve certain milestones related to advanced metering infrastructure deployment at the Company						x
Achieve no fines for non-compliance with environmental laws and regulations	x	x		x	x	x
Meet energy efficiency benchmarks				x	x	x
Build on and communicate Alliant Energy’s environmental commitment	x		x	x	x	x
Obtain targeted savings from Lean Six Sigma and related process improvements	x	x	x	x	x	x
Achieve reasonable and timely decisions for the Company and IPL base rate cases			x	x	x
Achieve specified customer service standards				x	x	x
Achieve specified reliability benchmarks				x	x	x
Meet specified RMT, Inc. growth target	x
Corporate Well-Being Goals: Weighted 20%
Achieve specific safety targets	x	x	x	x	x	x
Achieve specific employee and supplier diversity goals	x	x	x	x	x	x

Alliant Energy’s strategic planning department is responsible for initial drafting of the performance goals, which is done to ensure that the individual performance goals are closely aligned with Alliant Energy’s strategic plan. The chief executive officer provides recommendations to the Committee in reference to the applicable performance goals that should be implemented for each of the named executive officers (other than for himself) depending on the strategic and functional responsibility of these officers. The chief executive officer is afforded discretion on the implementation of the performance goals for the other executive officers to keep continuity between the goals of the chief executive officer and those of the other executive officers. The Committee evaluates and ultimately approves all of the corporate and individual performance goals under the MICP for all of the executive officers. Financial goals are weighted at 50%, execution goals at 30% and corporate well-being goals at 20% for all the named executive officers. Individual performance goals are designed to be achievable but substantially challenging.

The MICP provides that, if Alliant Energy’s financial statements are the subject of a restatement due in whole or in part to gross negligence, intentional misconduct or fraud, we will seek reimbursement of excess incentive awards paid under the MICP. The excess incentive award that may be recovered is the difference, if any, between the incentive award actually paid to the executive officer and the incentive award that would have been made to the executive officer had the incentive award been calculated based on the financial statements as restated. We are not required to award executive officers an additional incentive award should the restated financial statements result in a higher incentive award. This claw-back may be sought with respect to incentive awards paid within 12 months of the filing of the financial statements that are required to be restated.

Alliant Energy’s utility earnings per share for 2009 were $2.03, and were adjusted to $1.86 to exclude several non-recurring charges and credits. This level of performance fell below the threshold utility earnings per share of $2.10 established to fund the incentive pool. Therefore, we did not pay incentives to our named executive officers under the MICP for 2009. The Committee did not consider achievement of individual performance goals when determining awards under the MICP because the threshold for incentive payments under the 2009 MICP was not met.

In February 2010, the Committee adopted a new short-term incentive plan for 2010 to replace the incentive plan used in 2009 and previous years to further incent executives to achieve goals that benefit Alliant Energy’s shareowners and customers. The new plan continues to allow executives to earn incentive compensation based on achievement of financial, strategic and individual goals but puts more focus on specific core value goals of Alliant Energy and customer focused goals. The new plan has two financial goals, utility earnings per share performance goal weighted at 60% and a target cash flow goal weighted at 10%. The 2010 plan also has specific operational goals including customer focused goals and goals focused on core values of our company, which are similar to the execution goals and corporate well-being goals under the current MICP. These operational goals are customer satisfaction weighted at 15%, safety weighted at 10% and diversity weighted at 5%.

For each of the short-term incentive measures, the Committee sets specific performance levels early in the plan year and factors in stretch performance objectives in developing the performance measures for each of the goals other than utility earnings per share. For the utility earnings per share goal, threshold level, target level and superior level earnings targets are set. The threshold level of utility earnings per share represents minimally acceptable performance, target level of utility earnings per share represents performance that should typically be achievable in any given year, and a superior level of utility earnings per share represents stellar performance beyond that typically achievable in any given year.

The threshold performance level under the MICP for 2009 required achievement of utility earnings per share at the midpoint of our financial guidance, which is the target level of achievement in the new plan. The new plan will result in incentive compensation payouts (at below individual executive targeted levels) if the utility earnings per share goal is below target but threshold utility earnings per share is achieved. Initiating incentive payouts at the threshold level of utility earnings per share better aligns with our peer group and creates a more consistent and realistic short-term incentive opportunity. We believe that specific company and customer based operational goals emphasizes focus on the customer and the core values of our company.

Long-Term Incentives

Alliant Energy awards long-term incentive compensation based on the achievement of longer-term, multi-year financial goals. We believe long-term incentive compensation aligns executives’ interests with those of Alliant Energy’s and our shareowners by compensating executive officers for achievement of long-term financial goals. Long-term incentive compensation takes the form of equity awards granted under Alliant Energy’s 2002 Equity Incentive Plan, as amended and restated. All of the equity awards granted under Alliant Energy’s long-term incentive plans are performance based and will be forfeited if performance results are not achieved.

We determine the value of long-term incentive amounts by benchmarking to the median value of long-term incentives paid by our peer group, assessing the individual performance of the executive officer and internal equity among our executives, and considering the competitiveness of the total direct compensation package. Based on these factors, the Committee approved, as a percentage of base salary, the following values of the long-term incentives awarded to the named executive officers for 2009: 250% for Mr. Harvey, 185% for Mr. Protsch, 150% for Ms. Kampling, 125% for Ms. Swan, 70% for Mr. Aller and 70% for Ms. Doyle. The target levels of all of our named executive officers are at the median target levels for similar positions in our peer group. The Committee approves the dollar value of the long-term equity awards prior to the grant date. We grant the number of shares necessary to approximate that dollar value based on the fair market value of Alliant Energy’s share price on the grant date. The grant price used for accounting purposes is the fair market value of Alliant Energy’s common stock on the grant date.

The long-term incentive awards consist of performance contingent restricted stock and performance shares. We believe these two types of long-term equity awards provide incentives for our executive officers to produce value for Alliant Energy’s shareowners over the long-term on both an absolute basis and a relative basis. Performance contingent restricted stock granted in 2009 vests if Alliant Energy’s consolidated income from continuing operations achieves 19% growth, which rewards absolute long-term growth. Performance shares vest and pay-out at varying levels depending on Alliant Energy’s total shareowner return as compared to the S&P Midcap Utilities Index, which rewards relative total shareowner return. The Committee granted long-term equity awards in 2009 consisting of 60% performance shares and 40% performance contingent restricted stock to make efficient use of the remaining restricted shares authorized under the current 2002 Equity Incentive Plan.

Performance contingent restricted stock granted prior to 2008 vests if Alliant Energy’s consolidated earnings per share from continuing operations achieves 116% growth from the level of income in the calendar year immediately prior to the grant, which is 5% compounded year over year growth for three years. For performance contingent restricted stock granted in 2009, as in 2008, the Committee used consolidated income from continuing operations as the performance criterion. The Committee believes using income from continuing operations as a performance criterion is preferable to using earnings per share because income from continuing operations avoids the volatility in earnings per share that can result from increases or decreases in the number of shares outstanding, which is unrelated to performance. In 2008, the Committee increased the growth rate of income that must be achieved for the performance criteria to be met from 5% to 6% compounded year over year growth for three years. The Committee believed that the increase would better align management’s interests with the high expected growth in earnings during the planned new generation build out period.

The vesting of the performance contingent restricted stock granted in 2009 is based on Alliant Energy’s growth in income from continuing operations using Alliant Energy’s final income from continuing operations in 2008 as the base. The base consolidated income from continuing operations for 2008 was $280 million. The performance contingent restricted stock granted in 2009 vests if Alliant Energy achieves consolidated income from continuing operations growth of 19% from 2008, within a four year period. The target consolidated income from continuing operations is $333.2 million. In no case may the restricted stock vest earlier than two years from the grant date, and all shares will be forfeited if the consolidated income from continuing operations target is not met at the end of the four-year period. No vesting occurred in 2009 for either the 2007 or 2008 performance contingent restricted stock grants that are currently outstanding.

The payout of performance shares granted in 2009 is based on Alliant Energy’s total shareowner return over a three year period. Performance shares will provide a 100% payout, or target payout, if Alliant Energy’s relative total shareowner return over three years is equal to the median performance of a specific peer group selected by the Committee. The Committee selected the S&P Midcap Utilities Index as the peer group for the 2009 grants of performance shares. Performance share payouts are capped at 200% of the target payout. The following table shows the level of Performance share payouts based on Alliant Energy’s total shareowner return as compared to the S&P Midcap Utilities Index.

Alliant Energy’s Percentile Rank	Percent of Target Value Payout
90th percentile or greater	200%
80th percentile	175%
70th percentile	150%
60th percentile	125%
50th percentile	100%
45th percentile	75%
40th percentile	50%
Below 40 th percentile	0%

Performance shares allow the executive to receive a payment in shares of Alliant Energy’s common stock, cash, or a combination of Alliant Energy’s common stock and cash, the value of which is equal to the number of shares awarded, adjusted by the performance multiplier. The Committee generally requires an executive that has not met the share ownership guidelines to take a payment in Alliant Energy common stock or a combination of 50% Alliant Energy common stock and 50% cash in order to bring the executive closer to achieving the share ownership guideline. If the executive chooses to take the payment in cash, the amount of the payout is determined by multiplying the number of shares earned by the average of the high and low trading prices on a date chosen by the Committee. The Committee chooses this date in advance of issuing the shares.

The performance shares issued for the 2007-2009 performance period were forfeited as Alliant Energy’s total shareowner return percentile rank was below the 40th percentile.

The Committee approves the dollar value of the long-term equity awards prior to the grant date. The grant date of the awards that we made in 2009 to our executive officers was Feb. 26, 2009. The grant price used for accounting purposes was fair market value of Alliant Energy’s common stock on the grant date.

Alliant Energy does not grant stock options. Alliant Energy determined that performance contingent restricted stock and performance shares provide equally motivating forms of equity incentive compensation and reduce potential dilution of Alliant Energy’s shareowners because fewer shares need be granted. Alliant Energy’s last stock options were granted in 2004 and expire in 2014.

Occasionally, Alliant Energy grants time-based restricted stock to named executive officers in connection with an increase in responsibilities and to promote retention of that named executive officer. In 2009, Ms. Swan was granted shares of restricted stock valued at $100,006, which vest pro rata over three years, in connection with her increased responsibilities as Chief Administrative Officer. The Committee wanted to offer Ms. Swan a retention incentive in addition to her previously-discussed salary increase, but determined that using any additional cash incentive payments was not desirable. The Committee therefore awarded the restricted shares in lieu of a cash incentive payment. In addition, the Committee accelerated the vesting of restricted stock which was granted to Mr. Protsch in 2005 upon his retirement on Jan. 2, 2010. The accelerated vesting impacted half of the amount of restricted stock originally granted. The Committee determined that the accelerated vesting was appropriate based on Mr. Protsch’s over 30 years of service to the company.

Other Benefits

Alliant Energy also offers benefit programs to our executive officers with a focus towards their retirement consistent with those of the peer group. These programs include 401(k), deferred compensation and pension benefits. The benefit programs are designed to be competitive in attracting, retaining and motivating key executives and employees by providing competitive retirement benefits. We apply the same peer group benchmarking approach in designing these programs in that we benchmark to median levels of benefit and design elements. The Committee reviews benefit programs on a periodic basis to determine effectiveness and identify any necessary changes. The retirement-related benefit plans are reviewed periodically by the Committee and certain changes to the plans were made in 2009. A brief description of the plans with associated changes follows.

401(k) Savings Plan

All of our salaried employees, including our executive officers, are eligible to participate in Alliant Energy’s 401(k) Plan. Alliant Energy matches $0.50 on each dollar for the first 8% of compensation deferred by the employee up to the IRS maximum. The match was temporarily suspended for a period of 6 months in 2009 as a cost saving measure. The match is currently in effect for 2010. Beginning Aug. 3, 2008, Alliant Energy enhanced benefits under the 401(k) Plan to offset a freeze of the Alliant Energy Cash Balance Pension Plan. See “Pension Benefits” below for more information. Alliant Energy now contributes a percentage of employees’ salaries to their 401(k) accounts in addition to the company match. The amount of Alliant Energy’s contribution ranges from 4% to 6% of an employee’s salary. The amount of Alliant Energy’s contribution depends on the employee’s age and number of years of service at the company.

Alliant Energy Deferred Compensation Plan

The Alliant Energy Deferred Compensation Plan, or AEDCP, enables participants, including our executive officers, to defer up to 100% of base salary and annual incentive awards on a pre-tax basis and to receive earnings or incur losses on the deferrals until the date of distribution. The AEDCP provides tax deferred savings and post-retirement income to our executive officers. The shares of common stock identified as obligations under the AEDCP are held in a rabbi trust. We offer the AEDCP as part of the executives’ competitive compensation package to permit executives to take advantage of the tax code in saving for their retirement. We believe the AEDCP is in line with offerings from our peer group. See “Nonqualified Deferred Compensation” below for more information regarding the AEDCP.

Cash Balance Pension Plan

Certain of our salaried employees, including our executive officers, are eligible to participate in the Alliant Energy Cash Balance Pension Plan. This defined benefit plan is portable, offers flexible payment options and steady growth of retirement funds. Future accruals to the Cash Balance Pension Plan were frozen for participants effective Aug. 2, 2008. See “Pension Benefits” below for more information regarding the Alliant Energy Cash Balance Pension Plan. In 2009, Alliant Energy amended the cash balance plan’s interest crediting rate for 2009 and future years. The new interest crediting rate will be equal to the annual change in the consumer price index, as of October each year, plus 3%.

Excess Retirement Plan

Certain of our salaried employees, including our executive officers, participate in the unfunded Alliant Energy Excess Retirement Plan. The plan is intended to provide the accruals that the participants would have earned under the Cash Balance Pension Plan and the 401(k) Savings Plan but for statutory limitations on employer-provided benefits imposed on those tax-qualified plans. See “Pension Benefits” below for more information regarding the Excess Retirement Plan.

Supplemental Retirement Plan

Our executives who are vice presidents or above, including our named executive officers, participate in the unfunded Alliant Energy Supplemental Retirement Plan, or SERP. Alliant Energy provides the SERP as an incentive for key executives to remain in Alliant Energy’s service by providing retirement compensation in addition to the benefits provided by the pension plan, which are limited by the tax code, that is payable only if the executive remains with Alliant Energy until retirement, disability or death. See “Pension Benefits” below for more information regarding the SERP.

Split Dollar / Reverse Split Dollar Life Insurance Plan

Certain executive officers, including Messrs. Harvey and Protsch and Mses. Swan and Doyle, receive individually owned life insurance policies. Alliant Energy pays the premiums for this insurance and these payments are taxable to the individual officers. These specific policies were grandfathered in 1998 and we no longer offer the policies to other executive officers as part of total executive compensation.

Perquisites

For the first part of 2009, Alliant Energy provided our officers, including our named executive officers, with a Flexible Perquisite Program. The program provided a specified amount of funds to our executives to use for benefits, including an annual fixed automobile allowance, financial planning and legal services, a variety of club memberships and long-term care insurance. The Committee reviews this program on an annual basis as part of our total compensation offering to determine its merits and the use of similar programs by our peer group. The last review took place at a special committee meeting in May 2009, where the Committee cancelled the Flexible Perquisite Program effective June 1, 2009 to cut costs during the difficult economic climate and to reflect current executive compensation trends. Our executive officers are also eligible for moderately more generous health and dental insurance, accidental death insurance, disability insurance, vacation, and other similar benefit programs than the balance of our non-bargaining unit employees. Such benefits have been historically provided and remain an appropriate component of our executive compensation program.

Post-Termination Compensation

KEESAs

Alliant Energy currently has in effect key executive employment and severance agreements, or KEESAs, with our executive officers, including our named executive officers (other than Mr. Protsch, who retired effective Jan. 2, 2010), and certain of our key employees. The KEESA is designed to provide economic protection to key executives following a change in control of Alliant Energy so that executives can remain focused on our business without undue personal concern. We recognize that circumstances may arise in which Alliant Energy may consider a change of control transaction. We believe the security afforded the executives by the KEESA will help the executives to remain focused on business continuity and reduce the distraction of the executive’s reasonable personal concerns regarding future employment. We also believe that the KEESA allows the executive to better consider the best interests of Alliant Energy and its shareowners due to the economic security provided by the KEESA benefits.

The KEESAs are triggered if, within a period of up to three years after a change in control for Mr. Harvey or Ms. Swan and two years for Ms. Kampling, Mr. Aller or Ms. Doyle, there has occurred both a change in control and loss of employment, causing KEESA benefits to be subject to a “double trigger.” We implemented the double trigger mechanism to ensure that only those executives adversely affected by a change in control would receive benefits under the KEESA. The cash termination benefit under the KEESA is up to three times base salary and target bonus for Mr. Harvey and Ms. Swan and two times base salary and target bonus for Ms. Kampling, Mr. Aller and Ms. Doyle.

The KEESAs for Ms. Kampling, Mr. Aller and Ms. Doyle provide that if any portion of the benefits under the KEESA or under any other agreement for the officer would constitute an excess parachute payment for purposes of the Internal Revenue Code, benefits will be reduced so that the officer will be entitled to receive $1 less than the maximum amount which he or she could receive without becoming subject to the 20% excise tax imposed by the Code on certain excess parachute payments, or which Alliant Energy may pay without loss of deduction under the Code. The KEESAs for Mr. Harvey and Ms. Swan provide that if any payments constitute an excess parachute payment, Alliant Energy will pay to the appropriate officer the amount necessary to offset the excise tax and any additional taxes on this additional payment.

We believe the level of the benefits provided by the KEESAs to each executive officer reflects the amount of work that would be required of them during a change in control transaction as well as the amount of opportunities they would be asked to forego to assist the change in control transaction rather than seek future employment. Top executives are required to put forth greater effort to ensure a smooth change in control of a company and we believe that it would take a longer time for them to find comparable employment based on their attained career status. The elevated positions held by Mr. Harvey and Ms. Swan, and their long tenure with the company, cause us to believe that this analysis is especially true for them. Therefore, they receive the highest benefit level and a tax-gross up. We plan to review our KEESA policy in 2010.

In consideration of the KEESA benefits, the executive agrees not to compete with Alliant Energy and us for a period of one year after the executive leaves us and to keep in confidence any proprietary information or confidential information for a period of five years after the executive leaves Alliant Energy, or us. Both of these conditions can be waived in writing by Alliant Energy’s board of directors.

See “Potential Payments upon Termination or Change in Control” for more information regarding the KEESAs.

Executive Severance Plan

Alliant Energy also maintains a general executive severance plan for executive officers in the event that an officer’s position has been eliminated or significantly altered by Alliant Energy. The executive severance plan is designed to provide economic protection to key executives following the elimination of their position so that executives can remain focused on our business without undue personal concern. We recognize that circumstances may arise in which we may consider eliminating certain key positions that are no longer necessary. We believe the security afforded the executives by the severance plan will keep the executives focused on their duties at our company rather than on their personal concerns of job security. The plan provides for a minimum level of severance pay equal to one times annual base salary, payment of prorated incentive compensation within the discretion of the chief executive officer, up to 18 months of COBRA coverage, six months of which are paid by Alliant Energy, outplacement services and/or tuition reimbursement of up to $10,000, and access to our employee assistance program. All executive officer severance packages are approved by the Committee. We believe our executive severance plan is consistent with plans throughout the industry.

See “Potential Payments upon Termination or Change in Control” for more information regarding the Executive Severance Plan.

Employment Agreements

We do not have any other employment agreements with our executive officers.

Share Ownership Guidelines

Alliant Energy established share ownership guidelines for our executive officers as a way to better align the financial interests of officers with those of shareowners. Under these guidelines, the requisite ownership numbers are 85,000 shares of Alliant Energy common stock for Mr. Harvey, 36,000 shares for Ms. Kampling and Ms. Swan and 12,000 shares for Mr. Aller and Ms. Doyle. The executive officers are expected to make continuing progress toward compliance with these guidelines and achieve their designated levels within five years of being appointed as an officer. We monitor each officer’s progression towards achievement of these guidelines on a semi-annual basis. We plan to review our share ownership guidelines in 2010.

The share ownership guidelines have an impact upon the payout of awards for our performance shares. If executives have not yet met their share ownership level, they are required to receive at least 50% of any performance share payout made upon the vesting of the performance shares in shares of Alliant Energy’s common stock. In addition, once the performance or time-based restrictions lapse on shares of performance contingent or time-based restricted stock, these shares are counted towards achievement of share ownership guidelines. Our chief executive officer retains the right to grant special dispensation for hardship, promotions or new hires. All of our current named executive officers have met their share ownership guidelines, with the exception of Ms. Kampling. She has until 2015 to achieve the goal. Their share holdings are shown in the “Ownership of Voting Securities” table above.

Impact of Regulatory Requirements

Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to our chief executive officer and the three other most highly compensated executive officers (excluding our Chief Financial Officer) to $1 million, unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. Based on the Committee’s commitment to link compensation with performance as described above, the Committee intends to qualify future compensation paid to our executive officers for deductibility under Section 162(m) except in limited appropriate circumstances. All equity compensation plans are accounted for under Financial Accounting Standards Board Accounting Standards, Codification Topic 718.

Conclusion

The Committee is provided with appropriate information and reviews all components of our chief executive officer’s and other executive officers’ compensation. Based on this information, the Committee seeks to implement executive compensation that is appropriately tied to the performance of the executives on behalf of shareowners, employees and customers.

COMPENSATION AND PERSONNEL COMMITTEE REPORT

To Our Shareowners:

The Compensation and Personnel Committee (the “Committee”) of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis with our management and it has been reviewed by our Audit Committee. Based on the Committee’s review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended Dec. 31, 2009, for filing with the SEC.

COMPENSATION AND PERSONNEL COMMITTEE

Ann K. Newhall (Chairperson)

Darryl B. Hazel

Dean C. Oestreich

Carol P. Sanders

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation paid to or earned by our chief executive officer, our chief financial officer (which for 2009 was Mr. Protsch for four days and Ms. Kampling for the balance of the year) and our next three highest paid AEC executive officers for all services rendered to us, Alliant Energy and Alliant Energy’s other subsidiaries for 2009, 2008 and 2007. We refer to such individuals in this proxy statement collectively as our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(7)	Total ($)
William D. Harvey Chairman and Chief Executive Officer	2009	$832,000	$0	$1,999,511	$0	$0	$147,000	$353,986	$3,332,497
	2008	$850,962	$0	$2,076,264	$0	$0	$2,103,000	$262,562	$5,292,788
	2007	$811,962	$0	$1,695,768	$0	$677,160	$3,844,938	$226,340	$7,256,168
Eliot G. Protsch Chief Financial Officer/Chief Operating Officer	2009	$594,846	$0	$1,059,373	$0	$0	$774,000	$159,361	$2,587,580
	2008	$498,515	$0	$729,761	$0	$0	$651,000	$129,785	$2,009,061
	2007	$477,427	$0	$625,739	$0	$293,216	$1,757,578	$108,774	$3,262,734
Patricia L. Kampling Executive Vice President-Chief Financial Officer and Treasurer(6)	2009	$294,769	$0	$425,945	$0	$0	$93,000	$42,368	$856,082
Barbara J. Swan President	2009	$442,500	$0	$632,437	$0	$0	$45,000	$97,865	$1,217,802
	2008	$377,669	$0	$460,667	$0	$0	$492,000	$84,344	$1,414,680
	2007	$362,081	$0	$421,857	$0	$174,724	$245,478	$63,289	$1,267,429
Thomas L. Aller Senior Vice President- Energy Resource Development	2009	$263,385	$0	$177,236	$0	$0	$151,000	$44,053	$635,674
	2008	$269,404	$30,000	$184,012	$0	$0	$0	$40,036	$523,452
	2007	$258,346	$0	$150,458	$0	$90,640	$152,628	$31,199	$683,271
Dundeana K. Doyle Senior Vice President- Energy Delivery	2009	$262,800	$0	$176,901	$0	$0	$153,832	$56,821	$650,354
	2008	$256,669	$0	$175,416	$0	$0	$94,791	$44,579	$571,455
	2007	$236,696	$0	$114,891	$0	$77,776	$91,558	$33,206	$554,127

(1)	The amounts shown in this column include amounts deferred by the named executive officers in our Alliant Energy Deferred Compensation Plan Stock Account. See “Nonqualified Deferred Compensation.”

(2)

The amount in this column for Mr. Aller in 2008 is a discretionary bonus awarded by the Committee to Mr. Aller in recognition of the leadership he provided IPL’s customers and the community of Cedar Rapids, Iowa, during the flood that occurred in June 2008.

(3)

The amounts in this column reflect the aggregate grant date fair value of performance shares, performance contingent restricted stock and time-based restricted stock granted pursuant to Alliant Energy’s 2002 Equity Incentive Plan in each year, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. A discussion of the assumptions used in calculating the award values may be found in Note 6(b) to Alliant Energy’s 2009 audited financial statements on pages 125-127 of our Annual Report on Form 10-K. For the performance shares, the fair value at the grant date is based upon the probable outcome of the performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under Topic 718, excluding the effect of estimated forfeitures. The grant date fair value reflected in this column for performance shares was $1,154,516 for Mr. Harvey; $611,679 for Mr. Protsch, $245,935 for Ms. Kampling; $307,424 for Ms. Swan; $102,345 for Mr. Aller; $102,151 for Ms. Doyle. The grant date fair value for performance shares at maximum would have been: $2,535,010 for Mr. Harvey; $1,343,084 for Mr. Protsch; $540,008 for Ms. Kampling; $675,022 for Ms. Swan; $224,722 for Mr. Aller; and $224,296 for Ms. Doyle.

(4)

The amounts in this column represent cash amounts received by the executive officers under Alliant Energy’s MICP for services performed in 2007 that were paid in 2008. There were no amounts earned under the MICP in 2008 or 2009.

(5)

The amounts in this column reflect (a) the actuarial increase in the present value of the named executive officers benefits under all pension plans established by Alliant Energy determined using the assumptions and methods set forth in footnote (1) to the Pension Benefits table below, which may include amounts that the named executive officer may not currently be entitled to receive because such amounts are not vested, and (b) amounts representing above market interest on nonqualified deferred compensation. The above market interest is equal to the amount by which the interest on deferred compensation in a frozen legacy deferred compensation plan exceeded 120% of the applicable federal long-term interest rate. The following represents the breakdown for 2009 for each of the change in pension value and above market interest on deferred compensation, respectively, for each named executive officer: Mr. Harvey, $147,000/$0; Mr. Protsch, $774,000/$0; Ms. Kampling, $93,000/$0; Ms. Swan, $45,000/$0; Mr. Aller, $151,000/$0; and Ms. Doyle, $147,000/$6,832.

(6)	Ms. Kampling became a named executive officer in 2009. She was not a named executive officer in either 2007 or 2008.

(7)	The table below shows the components of the compensation reflected under this column for 2009:

Name	Perquisites and Other Personal Benefits (a)	Registrant Contributions to Defined Contribution Plans (b)	Life Insurance Premiums (c)	Tax Reimbursements (d)	Dividends (e)	Total
William D. Harvey	$19,220	$74,801	$79,693	$23,908	$156,364	$353,986
Eliot G. Protsch	$10,927	$39,197	$34,239	$5,208	$69,790	$159,361
Patricia L. Kampling	$6,818	$20,259	$1,081	$0	$14,210	$42,368
Barbara J. Swan	$10,777	$28,665	$15,242	$8,428	$34,753	$97,865
Thomas L. Aller	$10,849	$19,754	$2,788	$0	$10,662	$44,053
Dundeana K. Doyle	$8,062	$22,398	$10,366	$6,305	$9,690	$56,821

(a)	Consists of allowance pursuant to Alliant Energy’s Flexible Perquisite Program that could be utilized for automobile allowance; financial planning and legal services; club memberships; and premiums for additional long-term care coverage. This amount also includes Alliant Energy contributions to the executive for a consumer driven health plan above the amount provided to other non-bargaining employees enrolled in that plan and the cost of spousal travel on company owned aircraft. Because an executive’s spouse accompanies the executive on a flight when the executive is traveling for business purposes, Alliant Energy does not incur additional direct operating cost in such situations. However, the personal use of Alliant Energy owned aircraft is imputed income to the named executive officer and is calculated on Standard Industry Fare Level rates published periodically by the Internal Revenue Service.
(i)	No named executive officer had a single perquisite item in excess of $10,000.
(ii)	The Flexible Perquisite Program was cancelled effective June 1, 2009 as a part of our cost savings initiatives.
(b)	Matching contributions to the Alliant Energy 401(k) Savings Plan and the Alliant Energy Deferred Compensation Plan, employer contributions based on age and service to the Alliant Energy 401(k) Savings Plan accounts and employer defined contributions to the Alliant Energy Excess Retirement Plan.
(c)	All life insurance premiums.
(d)	Tax reimbursements for split and reverse dollar life insurance and, in the case of Mr. Harvey only, financial planning and legal services.
(e)	Dividends earned in 2009 on unvested restricted stock.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding all incentive plan awards that Alliant Energy granted to our named executive officers in 2009.

Name	Grant Date		Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards(5)
				Threshold ( $) 20%	Target ($) 100%	Maximum ($) 200%	Threshold ( # ) 50%	Target ( # ) 100%	Maximum (#) 200%

William D. Harvey	2/26/2009	(3)	2/11/2009				26,775	53,549	107,098		$1,154,516
	2/26/2009	(4)	2/11/2009					35,699			$844,995
			2/11/2009	$160,550	$802,750	$1,605,500
Eliot G. Protsch	2/26/2009	(3)	2/11/2009				14,186	28,371	56,742		$611,679
	2/26/2009	(4)	2/11/2009					18,914			$447,694
			2/11/2009	$96,800	$484,000	$968,000
Patricia L. Kampling	2/26/2009	(3)	2/11/2009				5,704	11,407	22,814		$245,935
	2/26/2009	(4)	2/11/2009					7,605			$180,010
			2/11/2009	$39,000	$195,000	$390,000
Barbara J. Swan	1/5/2009	(2)	12/11/2008							3,419	$100,006
	2/26/2009	(3)	2/11/2009				7,130	14,259	28,518		$307,424
	2/26/2009	(4)	2/11/2009					9,506			$225,007
			2/11/2009	$54,000	$270,000	$540,000
Thomas L. Aller	2/26/2009	(3)	2/11/2009				2,374	4,747	9,494		$102,345
	2/26/2009	(4)	2/11/2009					3,164			$74,891
			2/11/2009	$24,075	$120,375	$240,750
Dundeana K. Doyle	2/26/2009	(3)	2/11/2009				2,369	4,738	9,476		$102,151
	2/26/2009	(4)	2/11/2009					3,158			$74,750
			2/11/2009	$24,030	$120,150	$240,300

(1)

The amounts shown represent the threshold, target and maximum awards that could have been earned by each of our named executive officers under the MICP for 2009 as described more fully under “Compensation Discussion and Analysis – Compensation Elements and Design – Short-Term Incentives.” The threshold payment level under the MICP was 20% of the target amount. The maximum payment level under the MICP was 200% of the target amount. No payments were earned for 2009 under the MICP as shown in the “Non-Equity Compensation Plan” column of the Summary Compensation Table above.

(2)

The amount shown represents the number of shares of time-based restricted stock granted on Jan. 5, 2009. Time-based restricted stock awards granted in 2009 accumulate dividends on the same basis as shares of Alliant Energy’s common stock.

(3)

The amounts shown represent the threshold, target and maximum amounts of performance shares of Alliant Energy common stock that Alliant Energy awarded in 2009 to the named executive officers under Alliant Energy’s 2002 Equity Incentive Plan as described more fully under “Compensation Discussion and Analysis – Compensation Elements and Design – Long-Term Incentives.” The threshold amount is 50% of the target amount. The maximum amount is 200% of the target amount.

(4)

The amounts shown represent the number of shares of Alliant Energy’s performance contingent restricted stock that were awarded in 2009 to the named executive officers under Alliant Energy’s 2002 Equity Incentive Plan as described more fully under “Compensation Discussion and Analysis – Compensation Elements and Design – Long-Term Incentives.” Performance contingent restricted stock awards granted in 2009 accumulate dividends on the same basis as shares of Alliant Energy’s common stock.

(5)

The grant date fair value of each equity award was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For the performance shares, the fair value at the grant date is based upon the probable outcome of the performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under Topic 718, excluding the effect of estimated forfeitures.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information on outstanding Alliant Energy stock option awards and unvested stock awards held by our named executive officers on Dec. 31, 2009.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)(3)
William D. Harvey	21,798		$31.54	1/2/2011
	11,258		$25.93	2/9/2014
					16,705	$505,493			(4a)
							26,128	$790,633	(5)
							26,087	$789,393	(6)
							28,765	$870,429	(7)
							53,549	$1,620,393	(8)
							37,287	$1,128,305	(9)
Eliot G. Protsch					10,441	$315,945			(4b)
							9,641	$291,737	(5)
							9,169	$277,454	(6)
							10,110	$305,929	(7)
							28,371	$858,506	(8)
							19,755	$597,786	(9)
Patricia L. Kampling							1,717	$51,956	(5)
							1,902	$57,555	(6)
							2,097	$63,455	(7)
							11,407	$345,176	(8)
							7,943	$240,355	(9)
Barbara J. Swan					3,620	$109,541			(4c)
							6,500	$196,690	(5)
							5,788	$175,145	(6)
							6,382	$193,119	(7)
							14,259	$431,477	(8)
							9,929	$300,452	(9)
Thomas L. Aller	14,307		$28.59	1/19/2010
	12,229		$31.54	1/2/2011
	17,438		$27.79	5/16/2012
	17,438		$16.82	1/21/2013
	18,767		$24.90	1/2/2014
	2,887		$25.93	2/9/2014
							2,318	$70,143	(5)
							2,312	$69,961	(6)
							2,549	$77,133	(7)
							4,747	$143,644	(8)
							3,305	$100,009	(9)
Dundeana K. Doyle							1,770	$53,560	(5)
							2,204	$66,693	(6)
							2,430	$73,532	(7)
							4,738	$143,372	(8)
							3,298	$99,797	(9)

(1)	The exercise price for all stock option grants is the fair market value of Alliant Energy’s common stock on the date of grant.

(2)

The value of unvested shares is calculated by using the closing price of Alliant Energy’s common stock of $30.26 on Dec. 31, 2009, plus, in the case of time-based restricted stock and performance contingent restricted stock, dividends accumulated.

(3)

This column reports dollar amounts that would be received for the equity awards based upon the executive’s achievement at the target performance level, plus dividends accumulated on the performance contingent restricted stock.

(4a)	Time-based restricted stock granted on July 11, 2005. These shares will vest on July 11, 2010.

(4b)

Time-based restricted stock granted on July 11, 2005. The remaining shares vested completely in January 2010 in accordance with an amendment to the Restricted Stock Agreement between Mr. Protsch and Alliant Energy authorized by the Compensation and Personnel Committee of our Board of Directors in recognition of Mr. Protsch’s long-term service to Alliant Energy.

(4c)	Time-based restricted stock granted on Jan. 5, 2009. The shares vest 33.3%/33.3%/33.4% in the 1st/2 nd/3rd anniversaries of the grant date, respectively.

(5)	Performance contingent restricted stock granted on Jan. 3, 2007. Vesting occurs if the performance criterion is met in 3 or 4 years.

(6)	Performance shares granted on Jan. 2, 2008. Vesting occurs if the performance criterion is met in 3 years.

(7)	Performance contingent restricted stock granted on Jan. 2, 2008. Vesting occurs if the performance criterion is met in 2, 3 or 4 years.

(8)	Performance shares granted on Feb. 26, 2009. Vesting occurs if the performance criterion is met in 3 years.

(9)	Performance contingent restricted stock granted on Feb. 26, 2009. Vesting occurs if the performance criterion is met in 2, 3 or 4 years.

OPTION EXERCISES AND STOCK VESTED

The following table shows a summary of the Alliant Energy stock options exercised by our named executive officers during 2009 and Alliant Energy stock awards vested for the named executive officers during 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Long-Term Incentive Plan	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
William D. Harvey	0	$0	Time-Based Restricted Stock	16,249	$415,812
Eliot G. Protsch(2)	0	$0	Time-Based Restricted Stock	6,093	$155,920

(1)

Reflects an amount calculated by multiplying the number of shares of time-based restricted stock which vested for Messrs. Harvey and Protsch on July 13, 2009, and the closing price of Alliant Energy’s common stock on that date, which was $25.59, plus dividend equivalents on such shares.

(2)

On Jan. 2, 2010, 10,441 shares of restricted stock vested pursuant to an amendment to the Restricted Stock Agreement between Mr. Protsch and Alliant Energy. The vesting, which would have occurred on July 11, 2010, was accelerated upon Mr. Protsch’s retirement. The value realized on vesting was $318,122.

PENSION BENEFITS

The table below sets forth the number of years of credited service, the present value of accumulated benefits and payments during 2009 for each of our named executive officers under the Alliant Energy Cash Balance Pension Plan, Excess Retirement Plan and Supplemental Retirement Plan, or SERP, which are each described below. The disclosed amounts are estimates only and do not necessarily reflect the actual amounts that will be paid to our named executive officers, which will only be known at the time that they become eligible for payment.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During 2009 ($)
William D. Harvey	Cash Balance Plan	21.0	$703,000	$0
	Excess Plan	22.4	$2,040,000	$0
	SERP	22.4	$7,278,000	$0
		Total	$10,021,000	$0
Eliot G. Protsch	Cash Balance Plan	28.8	$742,000	$0
	Excess Plan	30.2	$995,000	$0
	SERP	30.2	$4,474,000	$0
		Total	$6,211,000	$0
Patricia L. Kampling	Cash Balance Plan	2.9	$39,000	$0
	Excess Plan	4.3	$7,000	$0
	SERP	4.3	$218,000	$0
		Total	$264,000	$0
Barbara J. Swan	Cash Balance Plan	19.7	$585,000	$0
	Excess Plan	21.1	$415,000	$0
	SERP	21.1	$2,781,000	$0
		Total	$3,781,000	$0
Thomas L. Aller	Cash Balance Plan	15.2	$173,000	$0
	Excess Plan	16.7	$29,000	$0
	SERP	16.7	$1,528,000	$0
		Total	$1,730,000	$0
Dundeana K. Doyle	Cash Balance Plan	23.7	$384,000	$0
	Excess Plan	25.1	$33,000	$0
	SERP	25.1	$552,000	$0
		Total	$969,000	$0

(1)

The following assumptions, among others, were used to calculate the present value of accumulated benefits: that the participant retires at age 62; that the benefit calculation date is Dec. 31, 2009, consistent with Alliant Energy’s accounting measurement date for financial statement reporting purposes; that the discount rate is 5.80% (compared to 6.15% for 2008); that the post-retirement mortality assumption is based on the RP-2000 table with white collar adjustment and a 10-year projection; that the form of payment is 80% lump sum and 20% annuity; and, for participants who are not yet eligible to retire with a SERP benefit, that the SERP accrues ratably over the participant’s career until such eligibility date.

Alliant Energy Cash Balance Pension Plan — Substantially all of our salaried employees, including our named executive officers, are eligible to participate in the Alliant Energy Cash Balance Pension Plan, or Pension Plan, that Alliant Energy maintains. The Pension Plan bases a participant’s defined benefit pension on the value of a hypothetical account balance. For individuals participating in the Pension Plan as of Aug. 1, 1998, a starting account balance was created equal to the present value of the benefit accrued as of Dec. 31, 1997, under the applicable prior benefit formula. In addition, such individuals received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and pay. For 1998 through Aug. 2, 2008, a participant received annual credits to the account equal to 5% of base pay (including certain incentive payments, pre-tax deferrals and other items). For 1998 through 2008, a participant also received an interest credit on all prior accruals equal to 4%, plus a potential share of the gain on the investment return on Pension Plan assets for the year. Alliant Energy amended the Pension Plan’s interest crediting rate for 2009 and future years. The new interest crediting rate will be equal to the annual change in the consumer price index, as of October each year, plus 3%.

The life annuity payable under the Pension Plan is determined by converting the hypothetical account balance credits into annuity form. Individuals who were participants in the Pension Plan on Aug. 1, 1998, are in no event to receive any less than what would have been provided under the prior formula that was applicable to them, had it continued until Aug. 2, 2008.

All of our named executive officers, with the exception of Ms. Kampling, are “grandfathered” under the applicable prior plan benefit formula. With the exception of Mr. Aller, their estimated benefits under the applicable prior plan benefit formula are expected to be higher than under the Pension Plan formula, utilizing current assumptions. Therefore, the benefits for all of our named executive officers, with the exception of Ms. Kampling and Mr. Aller, would currently be determined under the applicable prior plan benefit formula. To the extent benefits under the Pension Plan are limited by tax law, any excess will be paid under the Excess Retirement Plan described below. Pension Plan accruals ceased as of Aug. 2, 2008. This “freeze” applies to both the 5% of base pay annual credits to the hypothetical account balance and to the grandfathered prior plan formulas. Subsequent to Aug. 2, 2008, active participants receive enhanced benefits under the Alliant Energy 401(k) Savings Plan.

WPL Plan A Prior Formula. One of the applicable prior plan formulas provided retirement income based on years of credited service and final average compensation for the 36 highest consecutive months, with a reduction for Social Security offset. Our named executive officers covered by this prior formula are Messrs. Harvey and Protsch and Ms. Swan.

For purposes of the Pension Plan, compensation means payment for services rendered, including vacation and sick pay, and is substantially equivalent to the salary amounts reported in the Summary Compensation Table. Pension Plan benefits depend upon length of Pension Plan service (up to a maximum of 30 years), age at retirement and amount of compensation (determined in accordance with the Pension Plan) and are reduced by up to 50% of Social Security benefits. The general formula is (i) 55% of final average compensation less 50% of Social Security benefits, the difference multiplied by (ii) a fraction not greater than 1, the numerator of which is the number of years of credit and the denominator of which is 30. This formula provides the basic benefit payable for the life of the participant. If the participant receives an alternative form of payment, then the monthly benefit would be reduced accordingly.

Messrs. Harvey and Protsch and Ms. Swan are eligible for early retirement because they are over age 55. For each year they would choose to retire and commence benefits prior to age 62, their benefits would be reduced by 5% per year. If benefits commence at or after age 62, there would be no reduction for early commencement prior to the normal retirement age of 65.

IES Industries Pension Plan Prior Formula. Another applicable prior plan formula applies to Ms. Doyle. This formula provides retirement income based on years of service, final average compensation, and Social Security covered compensation. Technically, this formula also applies to Mr. Aller, but his prior plan formula benefit is frozen in the annual amount of $7,607 payable at age 65; therefore, the Cash Balance Pension Plan formula is expected to provide him with a greater benefit.

The benefit formula for Ms. Doyle for service until the Aug. 2, 2008 freeze date is generally the benefit she had accrued under an old formula in existence prior to 1988 plus (i) 1.05% of average monthly compensation for years of service not in excess of 35, plus (ii) 0.50% of average monthly compensation in excess of Social Security covered compensation for years of service not in excess of 35, plus (iii) 1.38% of average monthly compensation for years of service in excess of 35. Compensation generally is the salary amount reported in the Summary Compensation Table, with the final average compensation being calculated based on the three highest calendar years of such pay. The formula provides the basic benefit payable for the life of the participant. If the participant receives an alternative form of payment, then the monthly benefit would be reduced accordingly.

Excess Retirement Plan — Alliant Energy maintains an unfunded Excess Retirement Plan that provides funds for payment of retirement benefits above the limitations on payments from qualified pension plans in those cases where an employee’s retirement benefits exceed the qualified plan limits. The Excess Retirement Plan provides an amount equal to the difference between the actual pension benefit payable under the Pension Plan and Alliant Energy’s actual contributions based on age and service to the Alliant Energy 401(k) Savings Plan and what such benefits and contributions would be if calculated without regard to any limitation imposed by the Code on pension benefits or covered compensation.

Supplemental Retirement Plan — Alliant Energy maintains an unfunded Supplemental Retirement Plan, or SERP, to provide incentive for key executives to remain in Alliant Energy’s service by providing additional compensation that is payable only if the executive remains with Alliant Energy until retirement, disability or death. While the SERP provides different levels of benefits depending on the executive covered, this summary reflects the terms applicable to all of our named executive officers. Participants in the SERP must be approved by the Compensation and Personnel Committee.

For Messrs. Harvey and Protsch and Ms. Swan, the SERP provides for payments of 60% of the participant’s average annual earnings (base salary and bonus) for the highest paid three consecutive years out of the last 10 years of the participant’s employment reduced by the sum of benefits payable to the officer from the officer’s defined benefit plan, Alliant Energy’s contributions based on age and service to the 401(k) Savings Plan, and the Excess Retirement Plan. The normal retirement date under the SERP is age 62 with at least 10 years of service and early retirement is at age 55 with at least 10 years of service. Messrs. Harvey and Protsch and Ms. Swan are currently eligible to elect early retirement under such provisions. If a participant retires prior to age 62, the 60% payment under the SERP is reduced by 3% per year for each year the participant’s retirement date precedes his/her normal retirement date. The actuarial reduction factor will be waived for participants who have attained age 55 and have a minimum of 10 years of service in a senior executive position with Alliant Energy on or after April 21, 1998. Payment of benefits under the SERP commences six months after the participant’s retirement. At the timely election of the participant, benefits under the SERP will be made in a lump sum, in installments over a period of five years, or for the lifetime of the participant.

For Ms. Kampling and Mr. Aller, the SERP provides for payments of 50% of the participant’s average annual earnings (base salary and bonus) for the highest paid three consecutive years out of the last 10 years of the participant’s employment reduced by the sum of benefits payable to the officer from the officer’s defined benefit plan, Alliant Energy’s contributions based on age and service to the 401(k) Savings Plan, and the unfunded Excess Retirement Plan. The normal retirement date under the SERP is age 62 with at least 10 years of service and early retirement is at age 55 with at least 10 years of service and five or more years of continuous SERP employment, which age and service requirements Mr. Aller has already satisfied. If a participant retires prior to age 62, the 50% payment under the SERP is reduced by approximately 5% per year for each year the participant’s retirement date precedes his/her normal retirement date. Payment of benefits under the SERP commences six months after the participant’s retirement. At the timely election of the participant, benefits under the SERP will be made in a lump sum, in annual installments over a period of five years, or in monthly installments for 18 years. Participants made their elections in December 2008.

For Ms. Doyle, the SERP provides for payments of 60% of the participant’s average annual earnings (base salary and bonus) for the highest paid three consecutive years out of the last 10 years of the participant’s employment reduced by the sum of benefits payable to the officer from the officer’s defined benefit plan, Alliant Energy’s contributions based on age and service to the 401(k) Savings Plan, and the Excess Retirement Plan. The normal retirement date under the SERP is age 62 with at least 10 years of service and early retirement is at age 55 with at least 10 years of service. If a participant retires prior to age 62, the 60% payment under the SERP is reduced by 3% per year for each year the participant’s retirement date precedes his/her normal retirement date. Payment of benefits under the SERP commences six months after the participant’s retirement. At the timely election of the participant, benefits under the SERP will be made in a lump sum, in installments over a period of five years, or in monthly installments for 18 years.

Participants may change their form of payment once, provided that the new election is made at least 12 months prior to their retirement. If such an election is made, benefits under the SERP will not be paid for five years after they otherwise would have been.

For Messrs. Harvey and Protsch and Ms. Swan, if the lifetime benefit is selected, and for Mr. Aller and Mses. Kampling and Doyle, if the monthly benefit is selected, and in either case the participant dies prior to receiving 12 years of payments, payments continue to any surviving spouse or dependent children, payable for the remainder of the 12 year period. In each case, if the five annual installment benefit is selected and the participant dies prior to receiving five annual payments, payments will continue to any surviving spouse or dependent children, payable for the remainder of the five year period. If the participant dies while still employed by Alliant Energy, the designated beneficiary shall receive a lump sum equal to the discounted value of retirement benefits for 12 years. For Messrs. Harvey and Protsch and Mses. Swan and Doyle, a post-retirement death benefit of one times the participant’s final average earnings at the time of retirement will be paid to the designated beneficiary in addition to the continuation of benefit payments as described above.

NONQUALIFIED DEFERRED COMPENSATION

The table below sets forth certain information as of Dec. 31, 2009 for each of our named executive officers with respect to the Alliant Energy Deferred Compensation Plan, which is described below.

Name	Executive Contributions in 2009 ($)(1)	Registrant Contributions in 2009 ($)(2)	Aggregate Earnings in 2009 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of December 31, 2009 ($)
William D.Harvey	$320,775	$23,773	$246,805	$0	$4,383,697
Eliot G. Protsch	$0	$2,471	$206,120	$0	$3,366,314
Patricia L. Kampling	$8,735	$0	$1,745	$0	$10,480
Barbara J. Swan	$0	$0	$108,977	$0	$973,087
Thomas L. Aller	$0	$0	$35,480	$0	$305,448
Dundeana K. Doyle	$0	$0	$36,939	$0	$408,670

(1)	The amounts reported are also reported under the “Salary” or “Non-Equity Incentive Plan Compensation” headings in the Summary Compensation Table for 2009.

(2)	The amounts reported in this column are also reported under the “All Other Compensation” heading in the Summary Compensation Table.

(3)

The following portion of the amount reported in this column, which represents above-market interest on deferred compensation, was reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” heading in the Summary Compensation Table for 2009: Ms. Doyle – $6,832.

Alliant Energy maintains the Alliant Energy Deferred Compensation Plan, or AEDCP, under which participants, including our named executive officers, may defer up to 100% of base salary and annual incentive compensation. Participants who have made the maximum allowed contribution to the Alliant Energy 401(k) Savings Plan may receive an additional credit to the AEDCP. The credit made in January 2009 was equal to 50% of (a), minus (b), where:

(a) equals the lesser of (i) 8% of base salary for the Plan Year (except that for the credit to be made in early 2009 based on 2008 compensation, such amount shall be the sum of 6% of base salary for the period Jan. 1 through July 31, 2008 plus 8% of base salary for Aug. 1 through Dec. 31, 2008), or (ii) the sum of the amounts (if any) contributed by the participant to the Alliant Energy 401(k) Savings Plan during the applicable year that were eligible for matching contributions under the Alliant Energy 401(k) Savings Plan, plus the amounts deferred by the participant during the applicable year under the AEDCP; and

(b) equals the amount of any matching contributions under the Alliant Energy 401(k) Savings Plan on behalf of the participant for the applicable year.

The participant may elect to have his or her deferrals credited to an Interest Account, Equity Account or Alliant Energy Stock Account. Deferrals and matching contributions to the Interest Account receive an annual return based on the 10-year Treasury Bond Rate plus 1.50% as established by the Federal Reserve. Deferrals and matching contributions credited to the Equity Account are treated as invested in an S&P 500 index fund. Deferrals and matching contributions credited to Alliant Energy’s Stock Account are treated as though invested in Alliant Energy’s common stock and are credited with dividend equivalents, which are treated as if reinvested. The shares of Alliant Energy common stock identified as obligations under the AEDCP are held in a rabbi trust. Payments from the AEDCP due to death or retirement may be made in a lump sum or in annual installments for up to 10 years at the election of the participant. Payments from the AEDCP for any reason other than death or retirement are made in a lump sum. Participants are selected by our chief executive officer. Messrs. Harvey, Protsch and Aller, and Mses. Kampling, Swan and Doyle are participants in the AEDCP.

Alliant Energy maintains a frozen legacy deferred compensation plan, the IES Deferred Compensation Plan, in which Ms. Doyle maintains a frozen account. An interest credit is provided for the balance in the account at a rate of 11% for the balance in the account prior to July 1, 1993 and 9% on the remainder of the account. This plan was frozen on April 21, 1998 and no amounts have been deferred to the account since then.

POTENTIAL PAYMENTS UPON TERMINATION OR

CHANGE IN CONTROL

The following tables describe potential payments and benefits under Alliant Energy’s compensation and benefit plans and arrangements to which our named executive officers would be entitled upon termination of employment or change in control of Alliant Energy. The estimated amount of compensation payable to each of our named executive officers in each situation is listed in the tables below assuming that the termination and/or change in control of Alliant Energy occurred at Dec. 31, 2009 and that Alliant Energy’s common stock is valued at $30.26, which was the closing market price for Alliant Energy’s common stock on Dec. 31, 2009. The actual amount of payments and benefits can only be determined at the time of such a termination or change in control and therefore the actual amounts will vary from the estimated amounts in the tables below. Descriptions of the circumstances that would trigger payments or benefits to our named executive officers, how such payments and benefits are determined under the circumstances, material conditions and obligations applicable to the receipt of payments or benefits and other material factors regarding such agreements and plans, as well as other material assumptions that we have made in calculating the estimated compensation, follow these tables.

William D. Harvey	Death	Disability	Involuntary Termination Without Cause	Retirement	Change In Control and Termination Without Cause or for Good Reason	Change In Control Without Termination
Triggered Payouts
Cash Termination Payment	$—	$—	$845,000	$—	$4,943,250	$—
Life, Medical, Dental Insurance Continuation	$—	$—	$5,627	$—	$272,844	$—
Lump Sum SERP	$—	$—	$—	$—	$—	$—
Unvested Stock Options	$—	$—	$—	$—	$—	$—
Unvested Restricted Stock	$505,493	$505,493	$505,493	$505,493	$505,493	$505,493
Unearned Performance Contingent Restricted Stock	$1,747,031	$1,747,031	$1,747,031	$1,747,031	$1,747,031	$1,747,031
Unearned Performance Shares	$1,066,393	$1,066,393	$1,066,393	$1,066,393	$1,066,393	$1,066,393
Outplacement Services	$—	$—	$10,000	$—	$84,500	$—
Tax Preparation Assistance	$—	$—	$—	$—	$—	$—
Legal and Accounting Advisor Services	$—	$—	$—	$—	$10,000	$—
Excise Tax Gross Up	n/a	n/a	n/a	n/a	$3,263,654	$—
Life Insurance Proceeds	$2,757,905	$—	$—	$—	$—	$—
Total Pre-tax Benefit	$6,076,822	$3,318,917	$4,179,544	$3,318,917	$11,893,165	$3,318,917

Eliot G. Protsch	Death	Disability	Involuntary Termination Without Cause	Retirement	Change In Control and Termination Without Cause or for Good Reason	Change In Control Without Termination
Triggered Payouts
Cash Termination Payment	$—	$—	$605,000	$—	$3,267,000	$—
Life, Medical, Dental Insurance Continuation	$—	$—	$8,669	$—	$154,733	$—
Lump Sum SERP	$—	$—	$—	$—	$—	$—
Unvested Stock Options	$—	$—	$—	$—	$—	$—
Unvested Restricted Stock	$315,945	$315,945	$315,945	$315,945	$315,945	$315,945
Unearned Performance Contingent Restricted Stock	$694,951	$694,951	$694,951	$694,951	$694,951	$694,951
Unearned Performance Shares	$471,138	$471,138	$471,138	$471,138	$471,138	$471,138
Outplacement Services	$—	$—	$10,000	$—	$60,500	$—
Tax Preparation Assistance	$—	$—	$—	$—	$—	$—
Legal and Accounting Advisor Services	$—	$—	$—	$—	$10,000	$—
Excise Tax Gross Up	n/a	n/a	n/a	n/a	$—	$—
Life Insurance Proceeds	$2,104,720	$—	$—	$—	$—	$—
Total Pre-tax Benefit	$3,586,754	$1,482,034	$2,105,703	$1,482,034	$4,974,267	$1,482,034

Patricia L. Kampling	Death	Disability	Involuntary Termination Without Cause	Retirement	Change In Control and Termination Without Cause or for Good Reason	Change In Control Without Termination
Triggered Payouts
Cash Termination Payment	$—	$—	$300,000	$—	$990,000	$—
Life, Medical, Dental Insurance Continuation	$—	$—	$8,669	$—	$36,839	$—
Lump Sum SERP	$—	$—	$—	$—	$643,000	$—
Unvested Stock Options	$—	$—	$—	$—	$—	$—
Unvested Restricted Stock	$—	$—	$—	$—	$—	$—
Unearned Performance Contingent Restricted Stock	$174,388	$174,388	$174,388	$174,388	$174,388	$174,388
Unearned Performance Shares	$153,428	$153,428	$153,428	$153,428	$153,428	$153,428
Outplacement Services	$—	$—	$10,000	$—	$30,000	$—
Tax Preparation Assistance	$—	$—	$—	$—	$—	$—
Legal and Accounting Advisor Services	$—	$—	$—	$—	$10,000	$—
Excise Tax Cut Back	n/a	n/a	n/a	n/a	$(755,920)	$—
Life Insurance Proceeds	$—	$—	$—	$—	$—	$—
Total Pre-tax Benefit	$327,816	$327,816	$646,485	$327,816	$1,281,735	$327,816

Barbara J. Swan	Death	Disability	Involuntary Termination Without Cause	Retirement	Change In Control and Termination Without Cause or for Good Reason	Change In Control Without Termination
Triggered Payouts
Cash Termination Payment	$—	$—	$450,000	$—	$2,160,000	$—
Life, Medical, Dental Insurance Continuation	$—	$—	$5,627	$—	$79,491	$—
Lump Sum SERP	$—	$—	$—	$—	$—	$—
Unvested Stock Options	$—	$—	$—	$—	$—	$—
Unvested Restricted Stock	$109,541	$109,541	$109,541	$109,541	$109,541	$109,541
Unearned Performance Contingent Restricted Stock	$425,607	$425,607	$425,607	$425,607	$425,607	$425,607
Unearned Performance Shares	$260,589	$260,589	$260,589	$260,589	$260,589	$260,589
Outplacement Services	$—	$—	$10,000	$—	$45,000	$—
Tax Preparation Assistance	$—	$—	$—	$—	$—	$—
Legal and Accounting Advisor Services	$—	$—	$—	$—	$10,000	$—
Excise Tax Gross Up	n/a	n/a	n/a	n/a	$—	$—
Life Insurance Proceeds	$536,306	$—	$—	$—	$—	$—
Total Pre-tax Benefit	$1,332,043	$795,737	$1,261,364	$795,737	$3,090,228	$795,737

Thomas L. Aller	Death	Disability	Involuntary Termination Without Cause	Retirement	Change In Control and Termination Without Cause or for Good Reason	Change In Control Without Termination
Triggered Payouts
Cash Termination Payment	$—	$—	$267,500	$—	$775,750	$—
Life, Medical, Dental Insurance Continuation	$—	$—	$5,627	$—	$28,026	$—
Lump Sum SERP	$—	$—	$—	$—	$—	$—
Unvested Stock Options	$—	$—	$—	$—	$—	$—
Unvested Restricted Stock	$—	$—	$—	$—	$—	$—
Unearned Performance Contingent Restricted Stock	$154,901	$154,901	$154,901	$154,901	$154,901	$154,901
Unearned Performance Shares	$94,522	$94,522	$94,522	$94,522	$94,522	$94,522
Outplacement Services	$—	$—	$10,000	$—	$26,750	$—
Tax Preparation Assistance	$—	$—	$—	$—	$—	$—
Legal and Accounting Advisor Services	$—	$—	$—	$—	$10,000	$—
Excise Tax Cut Back	n/a	n/a	n/a	n/a	$—	$—
Life Insurance Proceeds	$—	$—	$—	$—	$—	$—
Total Pre-tax Benefit	$249,423	$249,423	$532,550	$249,423	$1,089,949	$249,423

Dundeana K. Doyle	Death	Disability	Involuntary Termination Without Cause	Retirement	Change In Control and Termination Without Cause or for Good Reason	Change In Control Without Termination
Triggered Payouts
Cash Termination Payment	$—	$—	$267,000	$—	$774,300	$—
Life, Medical, Dental Insurance Continuation	$—	$—	$8,669	$—	$55,409	$—
Lump Sum SERP	$—	$—	$—	$—	$895,000	$—
Unvested Stock Options	$—	$—	$—	$—	$—	$—
Unvested Restricted Stock	$—	$—	$—	$—	$—	$—
Unearned Performance Contingent Restricted Stock	$135,837	$135,837	$135,837	$135,837	$135,837	$135,837
Unearned Performance Shares	$92,253	$92,253	$92,253	$92,253	$92,253	$92,253
Outplacement Services	$—	$—	$10,000	$—	$26,700	$—
Tax Preparation Assistance	$—	$—	$—	$—	$—	$—
Legal and Accounting Advisor Services	$—	$—	$—	$—	$10,000	$—
Excise Tax Cut Back	n/a	n/a	n/a	n/a	$(186,030)	$—
Life Insurance Proceeds	$365,331	$—	$—	$—	$—	$—
Total Pre-tax Benefit	$593,421	$228,090	$513,759	$228,090	$1,803,469	$228,090

Change in Control Agreements

Alliant Energy currently has in effect Key Executive Employment and Severance Agreements, or KEESAs, with our executive officers, including our named executive officers, and certain of our key employees. The KEESAs provide that each executive officer who is a party thereto is entitled to benefits if, within a period of up to three years (in the case of Mr. Harvey, Mr. Protsch and Ms. Swan) or two years (in the case of Mr. Aller and Mses. Kampling and Doyle) after a change in control of Alliant Energy (as defined below), the officer’s employment is ended through (a) termination by Alliant Energy, other than by reason of death or disability or for cause (as defined below) or (b) termination by the officer for good reason (as defined below).

The KEESAs provide the following benefits, each of which are reflected in the tables above assuming the maximum potential amounts payable pursuant to the terms of the KEESAs:

•	reimbursement for up to 10% of the officer’s annual base salary for outplacement services;

•

continuation of life, hospital, medical and dental insurance coverage for up to three years (in the case of Mr. Harvey, Mr. Protsch and Ms. Swan) or two years (in the case of Mr. Aller or Mses. Kampling and Doyle);

•

full vesting of the officer’s accrued benefit under any supplemental retirement plan, or SERP, and in any defined contribution retirement plan and deemed satisfaction of any minimum years of service requirement under the SERP (the amounts shown in the tables above assume a lump sum form of payment under the SERP using the 2009 lump sum interest rate of 3.26% and a single life annuity or lump sum payment under Alliant Energy’s qualified Cash Balance Pension Plan and nonqualified Unfunded Excess Plan), provided that the SERP benefit will not be received until the executive officer reaches age 55;

•	full vesting of any time-based restricted stock and stock options;

•	payment at target of all performance plan awards pursuant to any long-term incentive plan on a pro rata basis unless the award cycle has been in effect less than six months;

•

a cash termination payment of up to three times (in the case of Mr. Harvey, Mr. Protsch and Ms. Swan) or two times (in the case of Mr. Aller and Mses. Kampling and Doyle) the sum of the officer’s annual base salary and the greater of the officer’s target bonus for the year in which the termination date occurs or the officer’s bonus in the year prior to the change in control which is immediately payable up to $460,000 (the limit provided in Section 409A of the Internal Revenue Code), with any amounts over $460,000 payable in six months after the termination date; and

•	reimbursement for up to $10,000 in legal or accounting advisor fees.

In addition, the KEESAs for Mr. Harvey, Mr. Protsch and Ms. Swan provide that if the aggregate payments under the KEESA or otherwise are an “excess parachute payment” for purposes of the Internal Revenue Code, then Alliant Energy will pay the officer the amount necessary to offset the 20% excise tax imposed by the Internal Revenue Code and any additional taxes on this payment. In determining the amount of the excise tax gross-up included in the tables above, we made the following material assumptions: a Section 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate, a 7.75% state income tax rate for Mr. Harvey and Ms. Swan and a 8.98% state income tax rate for Mr. Protsch; the calculation also assumes that Alliant Energy would pay 18 months of COBRA coverage, the performance period for outstanding performance contingent restricted stock would be two years and that Alliant Energy can prove that the awards of performance contingent restricted stock and performance shares in 2009 were not made in connection with or contemplation of a change of control of Alliant Energy. Furthermore, it was assumed that no value will be attributed to reasonable compensation under any non-competition agreement. At the time of any change in control, a value may be so attributed, which would result in a reduction of amounts subject to the excise tax. The KEESAs for Mr. Aller and Mses. Kampling and Doyle provide that if the aggregate payments under the KEESA or otherwise are an “excess parachute payment,” then the payments will be reduced so that the officer will be entitled to receive $1 less than the maximum amount which the officer could receive without becoming subject to the 20% excise tax or which Alliant Energy may pay without loss of deduction under the Internal Revenue Code. For Mr. Aller and Mses. Kampling and Doyle, the potential payment and benefit amounts shown in the tables above reflect this cutback provision from their KEESAs.

In consideration of the KEESA benefits, the executive officer agrees not to compete with Alliant Energy and us for a period of one year after the executive officer leaves employment and to keep in confidence any proprietary information or confidential information for a period of five years after the executive officer leaves Alliant Energy. Both of these conditions can be waived in writing by Alliant Energy’s Board of Directors.

Under the KEESAs, a “change in control” is deemed to have occurred if:

•	any person is or becomes the beneficial owner of securities representing 20% or more of Alliant Energy’s outstanding shares of common stock or combined voting power;

•	there is a change in the composition of Alliant Energy’s Board of Directors that is not approved by at least two-thirds of the existing directors;

•

Alliant Energy’s shareowners approve a merger, consolidation or share exchange with any other corporation (or the issuance of voting securities in connection with a merger, consolidation or share exchange) in which Alliant Energy’s shareowners control less than 50% of combined voting power after the merger, consolidation or share exchange;

•	Alliant Energy’s shareowners approve of a plan of complete liquidation or dissolution or an agreement for the sale or disposition by Alliant Energy of all or substantially all of its assets.

Under the KEESAs, the term “cause” means:

•	engaging in intentional conduct that causes Alliant Energy demonstrable and serious financial injury;

•	conviction of a felony that substantially impairs the officer’s ability to perform duties or responsibilities; or

•	continuing willful and unreasonable refusal by an officer to perform duties or responsibilities.

Under the KEESAs, the term “good reason” means:

•	a material breach of the agreement by Alliant Energy;

•	a material diminution in the officer’s base compensation;

•	a material diminution in the officer’s authority, duties, or responsibilities, including a material diminution in the budget over which he or she retains authority; or

•

a material diminution in the authority, duties, or responsibilities of the supervisor to whom the officer is required to report, including a requirement that he or she report to a corporate officer or employee instead of reporting directly to the board of directors.

Stock Option Agreements

The agreements under which Alliant Energy has awarded stock options to our executive officers provide that:

•	if the officer’s employment is terminated by reason of death or disability, then the options will immediately vest and remain exercisable for twelve months after such termination;

•

if the officer’s employment is terminated by reason of retirement after satisfying the minimum requirements for early retirement under the Alliant Energy Cash Balance Pension Plan, then the options will immediately vest and may be exercised for three years after such termination; and

•

upon a change in control of Alliant Energy, which is defined in the same manner as under the KEESAs except that the trigger for a merger consolidation or share exchange will only be triggered upon consummation of such a transaction, the options will immediately vest and become exercisable.

The tables above include the amounts by which the closing price of Alliant Energy’s common stock on Dec. 31, 2009 exceeds the exercise price for unvested options held by our named executive officers.

Restricted Stock Agreements

The agreements under which Alliant Energy has awarded restricted stock to our executive officers provide that the forfeiture restrictions on such restricted stock will immediately lapse upon:

•	a change in control of Alliant Energy, which is defined in the same manner as under the KEESAs;

•	the termination of the officer’s employment by reason of death or disability; and

•	the termination of the officer’s employment without cause, which is defined in the same manner as under the KEESAs.

The tables above include the amounts attributable to unvested restricted stock held by our named executive officers valued at the closing price of Alliant Energy’s common stock on Dec. 31, 2009.

Performance Contingent Restricted Stock Agreements and Performance Share Agreements

The agreements under which Alliant Energy has awarded performance contingent restricted stock and performance shares to our executive officers provide that:

•

if the performance contingency under the award is satisfied and if the officer’s employment is terminated by reason of death, disability, involuntary termination without cause (which means the admission by or conviction of the officer of an act of fraud, embezzlement, theft, or other criminal act constituting a felony involving moral turpitude) or retirement (which means after the officer has reached age 55 with 10 years of service), then the officer will be entitled to a prorated number of shares based on the ratio of the number of months the officer was employed during the performance period to the total number of months in the performance period; and

•

if a change in control of Alliant Energy, which is defined in the same manner as under the KEESAs except that the trigger for a merger consolidation or share exchange will only be triggered upon consummation of such a transaction, at least 180 days after the date of the award, then the officer will be entitled to a prorated number of shares based on the ratio of the number of months the officer was employed during the performance period up to the change in control to 36 (unless, in the case of performance contingent restricted stock awards, the performance period was already into its fourth year, in which case the denominator would be 48).

The tables above include the amounts attributable to the pro rata shares that would be received by our named executive officers valued at the closing price of Alliant Energy’s common stock on Dec. 31, 2009 assuming, in the case of a termination by reason of death, disability, involuntary termination without cause or retirement, that the applicable performance contingency was satisfied.

Executive Severance Plan

Alliant Energy also maintains a general executive severance plan for our executive officers and general managers that applies when the officer’s or manager’s position is eliminated or significantly altered by us. The plan provides for a minimum level of severance pay equal to one times base salary, except that any amount over the Internal Revenue Code Section 409A limit (currently about $460,000) will be delayed for six months, payment of prorated incentive compensation as within the discretion of the chief executive officer, up to 18 months of COBRA coverage, six months of which are paid by Alliant Energy, outplacement services and/or tuition reimbursement of up to $10,000, and access to Alliant Energy’s employee assistance program. Eligibility for benefits under this plan is conditioned upon the executive executing a severance agreement and release form. All executive officer severance packages are approved by the Compensation and Personnel Committee.

Life Insurance Proceeds

The amounts shown in the tables above reflect proceeds to be paid to the executive officer’s beneficiaries pursuant to life insurance policies Alliant Energy offers that are not otherwise available to all employees (i.e., split dollar and/or reverse split dollar policies, as applicable).

Pension Plans

The tables above do not include any amounts for the Alliant Energy Cash Balance Pension Plan or the unfunded Excess Retirement Plan because those plans are not impacted by the nature of the termination of employment nor whether or not there has been a change in control of Alliant Energy. The tables above also do not include any amounts for the Supplemental Retirement Plan other than in the event of a termination after a change in control because that plan is not impacted by the nature of the termination of employment unless there has been a change in control of Alliant Energy, in which case the benefits under the Supplemental Retirement Plan may be enhanced under the KEESA as described above under “Change in Control Agreements.”

Compensation Committee Risk Assessment

In December 2009 and February 2010, the Compensation and Personnel Committee undertook an assessment of Alliant Energy’s general compensation policies and practices for all employees, including Alliant Energy’s non-regulated businesses, to evaluate whether risks arising from these policies and practices were reasonably likely to have a material adverse effect on us. The Committee did not recommend or implement any material changes in 2010 as a result of its assessment, but has identified or implemented the following features of Alliant Energy’s policies and practices that it believes serve to mitigate any risks arising from Alliant Energy’s compensation policies and practices, including the following:

•	Use of a mix of short-term and long-term incentive awards to provide an appropriate balance of short and long-term risk and reward horizons;

•	Use of a variety of performance metrics for incentive awards to avoid excessive focus on a single measure of performance;

•	Caps on incentive awards to reduce incentives to take short-term or inappropriately risky measures to increase payouts in any given year;

•	Review of Alliant Energy’s compensation programs for reasonableness by our state utility commission mitigates risk;

•	Claw-back policies that provide Alliant Energy with the ability to recoup short-term and long-term incentive awards under appropriate circumstances; and

•	Stock ownership requirements for certain executives, including our named executive officers, which we believe help to focus our executives on long-term stock price appreciation and sustainability.

DIRECTOR COMPENSATION

The following table summarizes the compensation paid to, or earned by, our non-employee directors for all services rendered to us, Alliant Energy and Alliant Energy’s other subsidiaries during 2009.

Name(1)	Fees Earned or Paid in Cash ($)(2)	All Other Compensation ($)(3)	Total ($)
Michael L. Bennett	$153,500	$12,462	$165,962
Darryl B. Hazel	$152,500	$0	$152,500
James A. Leach	$145,000	$0	$145,000
Singleton B. McAllister	$125,000	$18,725	$143,725
Ann K. Newhall	$130,000	$12,920	$142,920
Dean C. Oestreich	$130,000	$945	$130,945
David A. Perdue	$128,500	$21,892	$150,392
Judith D. Pyle	$125,000	$5,547	$130,547
Carol P. Sanders	$151,200	$0	$151,200

(1)

Directors who also are employees, such as Mr. Harvey, receive no additional compensation for their service on our Board of Directors and are not included in this table. The compensation received by Mr. Harvey for other services rendered to us, Alliant Energy and Alliant Energy’s other subsidiaries during and for 2009 is shown in the Summary Compensation Table. Mr. Leach resigned from the Board of Directors on June 26, 2009.

(2)

The amounts shown in this column include the following aggregate dollar amounts deferred and the equivalent number of shares of common stock acquired by each of the following directors in our Alliant Energy Deferred Compensation Plan Stock Account: Mr. Bennett $92,100 or 3,138 shares; Ms. Newhall $65,000 or 2,463 shares; Mr. Oestreich $65,000 or 2,463 shares; Mr. Perdue $64,250 or 2,189 shares; and Ms. Sanders $75,950 or 2,848 shares.

(3)

The amounts in this column reflect the sum of amounts attributable to directors for director life insurance premiums, director charitable award premiums and other miscellaneous compensation attributable to the directors as set forth below:

Name	Charitable Award Premium Paid	All Other Compensation Paid	Total
Michael L. Bennett	$12,462	$0	$12,462
Darryl B. Hazel	$0	$0	$0
James A. Leach	$0	$0	$0
Singleton B. McAllister	$17,555	$1,170	$18,725
Ann K. Newhall	$12,462	$458	$12,920
Dean C. Oestreich	$0	$945	$945
David A. Perdue	$21,892	$0	$21,892
Judith D. Pyle	$5,437	$110	$5,547
Carol P. Sanders	$0	$0	$0

Retainer Fees — In 2009, all non-employee directors, each of whom served on the Boards of the Company, Alliant Energy and IPL, received an annual retainer for service on all Boards consisting of $125,000 in cash. Also in 2009, the Chairperson of the Audit Committee received an additional $13,500 cash retainer and the Chairpersons of the Compensation and Personnel, Nominating and Governance, and Environmental, Nuclear, Health, and Safety Committees received an additional $5,000 cash retainer; other members of the Audit Committee received an additional $3,500 cash retainer; and the Lead Independent Director received an additional $20,000 cash retainer.

Meeting Fees — A Special Litigation Committee of the Alliant Energy Board was created on Dec. 11, 2008 for which the independent members of Alliant Energy’s Board set compensation at $2,000 per committee meeting in addition to the payment of all necessary and reasonable expenses. In 2009, the Special Litigation Committee, that included at various times Messrs. Hazel, Leach and Ms. Sanders, met a total of 12 times. Other than the Special Litigation Committee, directors do not receive any additional compensation for attendance at Board or Committee meetings.

Effective for 2010, the Alliant Energy Board of Directors adopted the recommendations of the Compensation and Personnel Committee and Nominating and Governance Committee to increase the annual retainer fee for all non-employee directors to $145,000. In doing so, the Board of Directors, through its Compensation and Personnel Committee and Nominating and Governance Committee, expressed a philosophy to set appropriate levels of compensation for directors that will ensure we attract and retain highly qualified individuals. All other committee retainers and meeting fees will remain the same as in 2009. The Chairperson of the Audit Committee will receive an additional $13,500 cash retainer and the Chairpersons of the Compensation and Personnel, Nominating and Governance, and Environmental, Nuclear, Health, and Safety Committees will receive an additional $5,000 cash retainer; other members of the Audit Committee receive an additional $3,500 cash retainer; and the Lead Independent Director receives an additional $20,000 cash retainer.

Other — Pursuant to Alliant Energy’s directors’ expense reimbursement policy, Alliant Energy reimburses all directors for travel and other necessary business expenses incurred in the performance of their responsibilities for us. Committees are provided the opportunity to retain outside independent advisors, as needed. Alliant Energy also extends coverage to directors under our travel accident and directors’ and officers’ indemnity insurance policies.

Receipt of Fees in Stock — For fees paid in 2009, each director was encouraged to voluntarily elect to use not less than 50% of his or her cash retainer to purchase shares of Alliant Energy’s common stock pursuant to Alliant Energy’s Shareowner Direct Plan or to defer such amount through the Alliant Energy Stock Account in the Alliant Energy Deferred Compensation Plan. Alliant Energy’s 2002 Equity Incentive Plan was amended in 2006 to provide that, in the discretion of and subject to restrictions imposed by the Compensation and Personnel Committee, a non-employee director may elect to receive, or the Compensation and Personnel Committee may require that a non-employee director will be paid, all or any portion of his or her annual cash retainer payment or other cash fees for serving as a director in the form of shares of Alliant Energy’s common stock under the Plan. For fees paid in 2010, the Compensation and Personnel Committee and the Nominating and Governance Committee again recommended that each non-employee director voluntarily elect to receive a portion of his or her cash retainer to purchase shares of Alliant Energy’s common stock.

Share Ownership Guidelines — Pursuant to Alliant Energy’s Articles of Incorporation, directors are required to be shareowners of Alliant Energy. In 2008, upon the recommendation of the Compensation and Personnel and Nominating and Governance Committees, Alliant Energy’s Board amended the target share ownership level to be the number of shares equal to the value of two times the annual retainer amount received by each of the non-employee directors. The achievement of this ownership level is to be accomplished by each director within five years of joining the Board or as soon thereafter as practicable. Shares held by directors in the Shareowner Direct Plan and the Deferred Compensation Plan are included in the target goal. As of February 26, 2010, all non-management directors, with the exception of Mr. Hazel, who joined the Board in 2006, had met the target ownership level. We will continue to monitor the status of achievement of the target ownership levels and review them with the Board of Directors.

Alliant Energy Deferred Compensation Plan — Under the Alliant Energy Deferred Compensation Plan, directors may elect to defer all or part of their retainer fee. Amounts deposited to the Interest Account receive an annual return based on the 10-year Treasury Bond Rate plus 1.50% as established by the Federal Reserve. Amounts deposited to the Equity Account are treated as invested in an S&P 500 index fund. Amounts deposited to Alliant Energy’s Stock Account are treated as though invested in Alliant Energy’s common stock and will be credited with dividend equivalents, which will be treated as if reinvested. The director may elect that the Deferred Compensation Account be paid in a lump sum or in annual installments for up to 10 years beginning in the year of or one, two or three tax years after retirement or resignation from the Board.

Directors’ Charitable Award Program — Alliant Energy maintains a Director’s Charitable Award Program applicable to certain members of our Board of Directors beginning after three years of service. The Board has terminated this Program for all directors who joined the Board after Jan. 1, 2005. The participants in this Program currently are Mr. Bennett, Ms. McAllister, Ms. Newhall, Mr. Perdue and Ms. Pyle. The purpose of the Program is to recognize our directors’ interest in supporting worthy charitable institutions. Under the Program, when a director dies, Alliant Energy will donate a total of $500,000 to one qualified charitable organization or divide that amount among a maximum of five qualified charitable organizations selected by the individual director. The individual director derives no financial benefit from the Program. Alliant Energy takes all deductions for charitable contributions, and funds the donations through life insurance policies on the directors. Over the life of the Program, all costs of donations and premiums on the life insurance policies, including a return of Alliant Energy’s cost of funds, will be recovered through life insurance proceeds on the directors. The Program, over its life, will not result in any material cost to Alliant Energy. The cost to Alliant Energy of the Program for the individual directors in 2009 is included in the Director Compensation table above.

Directors’ Life Insurance Program — Alliant Energy maintains a split-dollar Directors’ Life Insurance Program for non-employee directors. In November 2003, the Board of Directors terminated this insurance benefit for any director not already having the required vesting period of three years of service and for all new directors. The only active director participant in this program is Ms. Pyle. The Program provides a maximum death benefit of $500,000 to each eligible director. Under the split-dollar arrangement, directors are provided a death benefit only and do not have any interest in the cash value of the policies. The Program is structured to pay a portion of the total death benefit to Alliant Energy to reimburse Alliant Energy for all costs of the Program, including a return on its funds. The Program, over its life, will not result in any material cost to Alliant Energy. During 2009, there was no cost incurred under the program for current directors.

Alliant Energy Matching Gift Program — Directors are eligible to participate in the Alliant Energy Foundation, Inc. matching gift program, which is generally available to all employees and retirees. Under this program, the foundation matches 100% of charitable donations over $25 to eligible charities up to a maximum of $10,000 per year for each individual. These limits apply to active employees, retirees and directors.

REPORT OF THE AUDIT COMMITTEE

To Our Shareowners:

The Audit Committee of our Board of Directors is composed of four directors, each of whom is independent under the NYSE listing standards and SEC rules. The Committee operates under a written charter adopted by the Board of Directors.

Our management is responsible for our internal controls and the financial reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing opinions on the conformity of our audited consolidated financial statements with accounting principles generally accepted in the United States of America. The Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Committee has discussed with the independent registered public accounting firm matters required to be discussed by AU Section 380 of the Public Company Accounting Oversight Board, as amended, SEC regulations and NYSE requirements.

Our independent registered public accounting firm has provided to the Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and the Committee discussed with the independent registered public accounting firm its independence.

The Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other permitted services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Committee of specifically defined audit and non-audit services after the Committee is provided with the appropriate level of details regarding the specific services to be provided. The policy does not permit delegation of the Committee’s authority to management. In the event the need for specific services arises between Committee meetings, the Committee has delegated to the Chairperson of the Committee authority to approve permitted services provided that the Chairperson reports any decisions to the Committee at its next scheduled meeting. In accordance with the policy, the Committee pre-approved all audit, audit-related, tax and other permitted services performed by Deloitte & Touche LLP and its affiliates and related entities in 2009.

The fees that were billed to our company by its independent registered public accounting firm for work performed on behalf of our company and our subsidiaries for 2008 and 2009 were as follows:

	2008	2009
Audit Fees	$1,087,000	$925,000
Audit-Related Fees	39,000	29,000
Tax Fees	11,000	569,000
All Other Fees	9,000	7,000

Audit Fees consisted of the fees billed for the audit of the consolidated financial statements of our company and our subsidiaries; for reviews of financial statements included in Form 10-Q filings; and for services normally provided in connection with statutory and regulatory filings such as financing transactions. Audit fees also included our company’s portion of the fees for the audits of Alliant Energy’s consolidated financial statements and effectiveness of internal controls over financial reporting.

Audit-Related Fees consisted of the fees billed for services rendered related to employee benefits plan audits and attest services not required by statute or regulations.

Tax Fees consisted of the fees billed for professional services rendered for tax compliance, tax advice and tax planning, including all services performed by the tax professional staff of affiliates of the independent registered public accounting firm, except those rendered in connection with the audit.

All Other Fees consisted of seminars, license fees for accounting research software products and education programs.

The Committee does not consider the provision of non-audit services by the independent registered public accounting firm described above to be incompatible with maintaining independence of the independent registered public accounting firm.

The Committee discussed with our internal auditor and independent registered public accounting firm the overall scopes and plans for their respective audits. The Committee meets with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluation of our internal controls and overall quality of our financial reporting.

Based on the Committee’s reviews and discussions with management, the internal auditor and the independent registered public accounting firm referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended Dec. 31, 2009 for filing with the SEC.

AUDIT COMMITTEE

Carol P. Sanders (Chairperson)

Michael L. Bennett

Darryl B. Hazel

David A. Perdue

PROPOSAL FOR THE RATIFICATION OF THE APPOINTMENT

OF DELOITTE & TOUCHE LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010

In accordance with its charter, the Audit Committee of the Board of Directors appointed the firm of Deloitte & Touche LLP, independent registered public accounting firm, to audit the consolidated financial statements of the Company and its subsidiaries for the year ending Dec. 31, 2010, as well as to report as to the effectiveness of internal controls over financial reporting of the Company and its subsidiaries as of Dec. 31, 2010, and is requesting that its shareowners ratify such appointment.

Representatives of Deloitte & Touche LLP are not expected to attend the annual meeting. Further information about the services of Deloitte & Touche LLP, including the fees paid in 2008 and 2009, is set forth in the “Report of the Audit Committee.”

Vote Required

The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting (assuming a quorum is present) is required to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2010. For purposes of determining the vote required for this proposal, abstentions and broker non-votes will have no impact on the vote. The votes represented by proxies will be voted FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2010, unless a vote against such approval or to abstain from voting is specifically indicated on the proxy. If the appointment is not ratified by a majority of the votes cast, the failure by the shareowners to ratify will be considered by the Audit Committee as an indication that it should consider selecting another independent registered public accounting firm for the following fiscal year. Even if the shareowners ratify the appointment, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it feels that such a change would be in the best interest of the Company.

The Board of Directors recommends that shareowners vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and certain officers to file reports of ownership and changes in ownership of the Company’s preferred stock with the SEC and furnish copies of those reports to us. As a matter of practice, Alliant Energy’s Shareowner Services Department assists the Company’s directors and executive officers in the preparation of initial reports of ownership and reports of changes in ownership and files those reports with the SEC on their behalf. Based on the written representations of the reporting persons and on copies of the reports filed with the SEC, the Company believes that all reporting persons of the Company satisfied the filing requirements in 2009.

We will furnish to any shareowner, without charge, a copy of our Annual Report on Form 10-K for the year ended Dec. 31, 2009. You may obtain a copy of the Form 10-K by writing Alliant Energy Shareowner Services at 4902 North Biltmore Lane, P.O. Box 14720, Madison, WI 53708-0720 or via email at shareownerservices@alliantenergy.com.

By Order of the Board of Directors,

F. J. Buri

Corporate Secretary and

Assistant General Counsel

APPENDIX A

WISCONSIN POWER AND LIGHT COMPANY

ANNUAL REPORT

For the Year Ended December 31, 2009

Wisconsin Power and Light Company (WPL) filed a combined Form 10-K for 2009 with the Securities and Exchange Commission (SEC). Such document included the filings of WPL’s parent, Alliant Energy Corporation (Alliant Energy), Interstate Power and Light Company (IPL) and WPL. The primary first tier subsidiaries of Alliant Energy are WPL, IPL, Alliant Energy Resources, LLC (Resources) and Alliant Energy Corporate Services, Inc. (Corporate Services). Certain portions of Management’s Discussion and Analysis of Financial Condition and Results of Operations (MDA) and the Notes to Consolidated Financial Statements included in this WPL Annual Report represent excerpts from the combined Form 10-K. As a result, the disclosure included in this WPL Annual Report at times includes information relating to Alliant Energy, IPL, Resources and/or Corporate Services. All required disclosures for WPL are included in this Annual Report thus such additional disclosures represent supplemental information. The information contained in this Annual Report, with the exception of the section entitled “Shareowner Information,” was filed with the SEC on February 26, 2010 and was complete and accurate as of that date. WPL disclaims any responsibility to update that information in this Annual Report.

FORWARD-LOOKING STATEMENTS

Statements contained in this report that are not of historical fact are forward-looking statements intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of WPL’s risks and uncertainties include:

•	federal and state regulatory or governmental actions, including the impact of energy-related and tax legislation and of regulatory agency orders;

•

its ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of operating costs, deferred expenditures and capital expenditures, costs related to generating units that may be permanently closed, the earning of reasonable rates of return, and the payment of expected levels of dividends;

•	the state of the economy in its service territory and resulting implications on sales, margins and ability to collect unpaid bills, in particular as a result of current economic conditions;

•	weather effects on results of operations;

•

developments that adversely impact its ability to implement its strategic plan including unanticipated issues in connection with construction and operation of its new wind generating facilities, its potential purchase of the Riverside Energy Center (Riverside), and unfavorable regulatory outcomes;

•

issues related to the availability of generating facilities and the supply and delivery of fuel and purchased electricity and price thereof, including the ability to recover and to retain the recovery of purchased power, fuel and fuel-related costs through rates in a timely manner;

•	the impact that fuel and fuel-related prices and other economic conditions may have on its customers’ demand for utility services;

•	impacts that storms or natural disasters in its service territory may have on its operations;

•

issues associated with environmental remediation efforts and with environmental compliance generally, including changing environmental laws and regulations, the ability to defend against environmental claims brought by state and federal agencies, such as the United States of America (U.S.) Environmental Protection Agency (EPA), or third parties such as the Sierra Club, and the ability to recover through rates all environmental compliance costs, including costs for projects put on hold due to uncertainty of future environmental laws and regulations;

•	the ability to continue cost controls and operational efficiencies;

•	potential impacts of any future laws or regulations regarding global climate change or carbon emissions reductions, including those that contain a proposed greenhouse gas (GHG) cap-and-trade program;

•	continued access to the capital markets on competitive terms and rates;

•	financial impacts of risk hedging strategies, including the impact of weather hedges or the absence of weather hedges on earnings;

•	the impact of the American Recovery and Reinvestment Act of 2009, and pending legislation;

•

issues related to electric transmission, including operating in Regional Transmission Organization (RTO) energy and ancillary services markets, the impacts of potential future billing adjustments from RTOs and recovery of costs incurred;

•	unplanned outages, transmission constraints or operational issues impacting fossil or renewable generating facilities and risks related to recovery of resulting incremental costs through rates;

•

Alliant Energy’s ability to successfully defend against, and any liabilities arising out of, the alleged violation of the Employee Retirement Income Security Act of 1974 by Alliant Energy’s Cash Balance Pension Plan;

•	current or future litigation, regulatory investigations, proceedings or inquiries;

•	the direct or indirect effects resulting from terrorist incidents or responses to such incidents;

•	employee workforce factors, including changes in key executives, collective bargaining agreements and negotiations, work stoppages or additional restructurings;

•	access to technological developments;

•	any material post-closing adjustments related to any of its past asset divestitures;

•	the impact of necessary accruals for the terms of incentive compensation plans;

•	the effect of accounting pronouncements issued periodically by standard-setting bodies;

•	increased retirement and benefit plan costs;

•	the ability to utilize net operating losses generated to date, and those that may be generated in the future, before they expire;

•	the ability to successfully complete ongoing tax audits and appeals with no material impact on earnings and cash flows;

•	inflation and interest rates; and

•	factors listed in “Other Matters - Other Future Considerations” in MDA.

WPL assumes no obligation, and disclaims any duty, to update the forward-looking statements in this report.

THE COMPANY

Overview - WPL was incorporated in 1917 in Wisconsin as Eastern Wisconsin Electric Company. WPL is a public utility engaged principally in the generation and distribution of electric energy and the distribution and transportation of natural gas in selective markets in southern and central Wisconsin. WPL operates in municipalities pursuant to permits of indefinite duration and state statutes authorizing utility operation in areas annexed by a municipality. At Dec. 31, 2009, WPL supplied electric and gas service to 453,573 and 177,968 retail customers, respectively. WPL also provides various other energy-related products and services. In 2009, 2008 and 2007, WPL had no single customer for which electric, gas and/or other sales accounted for 10% or more of WPL’s consolidated revenues. WPL Transco LLC is a wholly-owned subsidiary of WPL and holds WPL’s investment in the American Transmission Company LLC (ATC).

Regulation - WPL is subject to regulation by the Public Service Commission of Wisconsin (PSCW) related to its operations in Wisconsin for various issues including, but not limited to, retail utility rates and standards of service, accounting requirements, issuance and use of proceeds of securities, approval of the location and construction of electric generating facilities and certain other additions and extensions to facilities.

Retail Utility Base Rates - WPL files periodic requests with the PSCW for retail rate relief. These filings are required to be based on forward-looking test periods. There is no statutory time limit for the PSCW to decide retail rate requests. However, the PSCW attempts to process base retail rate cases in approximately 10 months and has the ability to approve interim retail rate relief, subject to refund, if necessary.

Retail Commodity Cost Recovery Mechanisms -

Electric - WPL’s retail electric rates are based on estimates of annual fuel-related costs (includes fuel and purchased power energy costs) anticipated during the test period. During each electric retail rate proceeding, the PSCW sets fuel monitoring ranges based on the forecasted fuel-related costs used to determine rates in such proceeding. If WPL’s actual fuel-related costs fall outside these fuel monitoring ranges, the PSCW can authorize an adjustment to future retail electric rates.

The fuel monitoring ranges set by the PSCW consist of unit cost variances between monitoring levels and actual unit costs and include three different ranges based on monthly costs, cumulative costs and revised forecasted annual costs during the test-year period. In order for WPL, or others, to initiate a proceeding to change rates related to fuel-related costs during the test period, WPL, or others, must demonstrate: a) that either 1) any actual monthly costs during the test period exceeded the monthly ranges or 2) the actual cumulative costs to date during the test period exceeded the cumulative ranges; and b) that the annual projected costs (that include cumulative actual costs) for the test period also exceed the annual ranges. In December 2009, the PSCW approved an order continuing WPL’s fuel monitoring ranges of plus or minus 8% for the monthly range; for the cumulative range, plus or minus 8% for the first month, plus or minus 5% for the second month, and plus or minus 2% for the remaining months of the monitoring period; and plus or minus 2% for the annual range. For fuel-only retail rate changes, the PSCW attempts to provide interim changes effective within 21 days of notice to customers. There is no statutory time limit for final fuel-only retail rate change decisions.

Natural Gas - WPL’s retail natural gas tariffs contain an automatic adjustment clause for changes in prudently incurred natural gas costs required to serve its retail gas customers. Any over/under collection of natural gas costs for each given month are automatically reflected in future billings to retail customers.

New Electric Generating Facilities - A Certificate of Authority application is required to be filed with the PSCW for construction approval of any new electric generating facility with a capacity of less than 100 megawatts (MW). A Certificate of Public Convenience and Necessity application is required to be filed with the PSCW for construction approval of any new electric generating facility with a capacity of 100 MW or more. In addition, WPL’s ownership and operation of electric generating facilities (including those located in Minnesota) to serve Wisconsin customers is subject to retail utility rate regulation by the PSCW.

Advance Rate Making Principles - Wisconsin Statutes §196.371 (formerly referred to as Act 7) provides Wisconsin utilities with the opportunity to request rate making principles prior to the purchase or construction of any nuclear or fossil-fueled electric generating facility or renewable generating resource, such as a wind facility, utilized to serve Wisconsin customers. WPL is not obligated to file for or accept authorized rate making principles under Wisconsin Statutes §196.371. WPL can proceed with an approved project under traditional rate making terms.

Other - WPL is also subject to regulation by the Federal Energy Regulatory Commission (FERC) and the EPA, as well as various other federal, state and local agencies.

Electric Utility Operations - As of Dec. 31, 2009, WPL provided electric service to 453,573 retail, 21 wholesale and 2,158 other customers in 608 communities. 2009 electric utility operations accounted for 84% of operating revenues and 87% of operating income. Electric sales are seasonal to some extent with the annual peak normally occurring in the summer months due to air conditioning requirements. In 2009, the maximum peak hour demand for WPL was 2,558 MW on June 23, 2009.

Gas Utility Operations - As of Dec. 31, 2009, WPL provided natural gas service to 177,968 retail and 221 transportation and other customers in 236 communities. 2009 gas utility operations accounted for 16% of operating revenues and 15% of operating income. In addition to sales of natural gas to retail customers, WPL provides transportation service to commercial and industrial customers by moving customer-owned gas through WPL’s distribution system to the customers’ meters. Gas sales follow a seasonal pattern with an annual base-load of gas and a large heating peak occurring during the winter season. Natural gas obtained from producers, marketers and brokers, as well as gas in storage, is utilized to meet the peak heating season requirements.

SELECTED FINANCIAL DATA

	2009 (a)	2008 (a)	2007 (a)	2006	2005
	(in millions)
Operating revenues	$1,386.1	$1,465.8	$1,416.8	$1,401.3	$1,409.6
Earnings available for common stock	86.2	115.1	110.2	102.0	101.8
Cash dividends declared on common stock	91.0	91.3	191.1	92.2	89.8
Cash flows from operating activities	305.8	239.7	258.0	162.6	176.6
Total assets	3,681.4	3,265.5	2,788.6	2,699.1	2,667.6
Long-term obligations, net	1,146.3	899.0	715.7	524.5	526.4

(a)	Refer to “Results of Operations” in MDA for a discussion of the 2009, 2008 and 2007 results of operations.

Alliant Energy is the sole common shareowner of all 13,236,601 shares of WPL’s common stock outstanding. As such, earnings per share data is not disclosed herein.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

CONTENTS OF MDA

MDA consists of the following information:

•	Executive Summary

•	Strategic Overview

•	Rate Matters

•	Environmental Matters

•	Legislative Matters

•	Results of Operations

•	Liquidity and Capital Resources

•	Other Matters

•	Market Risk Sensitive Instruments and Positions

•	New Accounting Pronouncements

•	Critical Accounting Policies and Estimates

•	Other Future Considerations

EXECUTIVE SUMMARY

Description of Business

General - WPL is a public utility engaged principally in the generation and distribution of electric energy and the distribution and transportation of natural gas in selective markets in southern and central Wisconsin. WPL owns an approximate 16% interest in ATC, a transmission-only utility operating in Wisconsin, Michigan, Illinois and Minnesota. WPL also owns a portfolio of electric generating facilities located in Wisconsin with a diversified fuel mix including coal, natural gas and renewable resources. The output from these generating facilities, supplemented with purchased power, is used to provide electric service to approximately 454,000 retail electric customers in Wisconsin. WPL also procures natural gas from various suppliers to provide service to approximately 178,000 retail gas customers in Wisconsin. WPL’s earnings and cash flows are sensitive to various external factors including, but not limited to, the amount and timing of rate relief approved by regulatory authorities, the impact of weather and economic conditions on electric and gas sales volumes and other factors listed in “Forward-looking Statements.”

Financial Results - In 2009, 2008 and 2007, WPL’s earnings available for common stock were $86.2 million, $115.1 million and $110.2 million, respectively. Refer to “Results of Operations” for details regarding the various factors impacting earnings during 2009, 2008 and 2007.

Strategic Overview

The strategic plan for WPL focuses on investments in new wind generation to meet customer demand and renewable portfolio standards, emission controls at its existing fleet of electric generating facilities to meet environmental regulations and energy efficiency programs. Key strategic plan developments impacting WPL during 2009 include:

•

March 2009 - WPL acquired approximately 400 MW of wind site capacity in Freeborn County, Minnesota and the development rights for an approximately 100 MW wind project site near Green Lake, Wisconsin. WPL plans to use 200 MW of the capacity from the wind project site in Freeborn County, Minnesota for its Bent Tree - Phase I wind project.

•

April 2009 - WPL and its co-owners filed a certificate of authority with the PSCW to install emission controls at the Columbia Energy Center (Columbia) to reduce sulfur dioxide (SO2) and mercury emissions.

•	June 2009 - WPL acquired the Neenah Energy Facility and related assets from Resources for $92 million.

•	July 2009 - WPL received an order from the PSCW approving construction of the 200 MW Bent Tree -Phase I wind project.

•

October 2009 - WPL received an order from the Minnesota Public Utilities Commission (MPUC) approving the Site Permit and Certificate of Need applications for the 200 MW Bent Tree - Phase I wind project.

•

December 2009 - WPL and Wisconsin Electric Power Company (WEPCO) entered into a contingent agreement for WPL to purchase WEPCO’s 25% ownership interest in Edgewater Generating Station Unit 5 (Edgewater Unit 5).

•

December 2009 - As of Dec. 31, 2009, WPL had completed approximately 90% of its Advanced Metering Infrastructure (AMI) by installing over 560,000 AMI electric meters and gas modules in its service territory.

Refer to “Strategic Overview” for additional details regarding these and other strategic plan developments.

Rate Matters

WPL is subject to federal regulation by FERC, which has jurisdiction over wholesale electric rates, and state regulation in Wisconsin for retail utility rates and standards of service. Key regulatory developments impacting WPL during 2009 include:

•

September 2009 - The PSCW set WPL’s retail electric fuel rates currently in effect subject to refund beginning Sep. 1, 2009 as a result of lower than expected fuel costs incurred by WPL. In January 2010, WPL filed a retail electric fuel refund report indicating retail fuel over collections of $4 million for the final four months of 2009.

•

November 2009 - Legislation (2009 Assembly Bill 600) was introduced in Wisconsin to change statutes related to the process by which utilities recover electric fuel-related costs from their retail electric customers.

•

December 2009 - WPL received an order from the PSCW authorizing an annual retail electric rate increase of $59 million, or approximately 6%, and an annual retail natural gas rate increase of $6 million, or approximately 2%, effective January 2010. The order also authorized WPL to recover a portion of the previously deferred costs for the cancelled Nelson Dewey #3 project and certain deferred benefits costs incurred by WPL in 2009.

Refer to “Rate Matters” for additional details regarding these and other regulatory developments, including plans to file a retail rate case in Wisconsin in the first half of 2010.

Environmental Matters -

WPL is subject to regulation of environmental matters by various federal, state and local authorities. Key environmental developments during 2009 and early 2010 that may impact WPL include:

•

April 2009 - The U.S. Supreme Court granted the EPA authority to use a cost-benefit analysis when setting technology-based requirements under Section 316(b) of the Federal Clean Water Act (Section 316(b)). A revised Section 316(b) rule reflecting the U.S. Supreme Court’s decision is anticipated to be proposed by the EPA in 2010.

•

October 2009 - The EPA published the proposed GHG Tailoring rule, which could require large industrial facilities to obtain permits that demonstrate use of Best Available Control Technologies (BACT) and energy efficiency measures to minimize GHG emissions when facilities are constructed or significantly modified.

•

October 2009 - WPL received from the Sierra Club a notice of intent to file a civil lawsuit (NOI) based on allegations that modifications were made at the Nelson Dewey Generating Station (Nelson Dewey) and Columbia without complying with air permitting requirements. In December 2009, the Sierra Club sent a separate NOI to WPL containing similar allegations regarding the Edgewater Generating Station (Edgewater). WPL and the other owners of Columbia and Edgewater are exploring settlement options with the Sierra Club while simultaneously defending against these actions.

•

December 2009 - The EPA’s Mandatory GHG Reporting rule became effective, which requires electric utilities, among other companies, to monitor and report annual levels of GHG emissions beginning with calendar year 2010.

•

December 2009 - The EPA published a proposed rule that would establish a new one-hour National Ambient Air Quality Standard (NAAQS) for SO2 and associated monitoring requirements. The final standard is expected by June 2010 and final designations of non-attainment areas are expected to be issued by June 2012.

•

December 2009 - The EPA sent a Notice of Violation (NOV) to WPL as an owner and the operator of Nelson Dewey, Columbia and Edgewater. The NOV alleges that the owners failed to comply with appropriate pre-construction review and permitting requirements. WPL and the other owners of Columbia and Edgewater are exploring settlement options with the EPA while simultaneously defending against these actions.

•

December 2009 - The EPA issued a final rule finding that concentrations of GHG emissions in the atmosphere threaten public health and welfare and that emissions from motor vehicles contribute to atmospheric concentrations of GHG emissions and hence to the threat of climate change.

•

January 2010 - The Wisconsin Department of Natural Resources (DNR) issued a state thermal rule, subject to EPA approval, regulating the amount of heat that generating facilities can discharge into Wisconsin waters.

•

January 2010 - The EPA issued a proposal to reduce the primary NAAQS standard for ozone and establish a new seasonal secondary standard for ozone. The final rule is expected to be issued by August 2010 and final designations of non-attainment areas are expected to be issued by August 2011.

•

January 2010 - The EPA issued a final rule to strengthen the primary NAAQS for nitrogen oxide (NOx) as measured by nitrogen dioxide (NO2). The EPA expects to designate non-attainment areas for the new NO2 standard by January 2012.

•

January 2010 - The EPA issued an information collection request for coal- and oil-fired electric utility steam generation units over 25 MW in order to develop a proposed Utility Maximum Available Control Technology (MACT) standard for the control of mercury and other federal hazardous air pollutants. The EPA is currently negotiating a consent decree that could require the agency to propose Utility MACT standards no later than March 2011 and promulgate final standards no later than November 2011.

Refer to “Environmental Matters” for additional details regarding these and other environmental developments.

Legislative Matters

WPL monitors various legislative developments, including climate change, tax-related and other matters. Key legislative developments impacting WPL during 2009 include:

•

February 2009 - The American Recovery and Reinvestment Act of 2009 (ARRA) was enacted. The most significant provisions of the ARRA for WPL provide a one-year extension of the 50% bonus depreciation deduction for certain expenditures for property that is acquired or constructed in 2009, incentives for wind facilities placed in service by Dec. 31, 2012 and grants for qualifying investments that are expected to improve the electric grid and transportation infrastructure.

•

February 2009 - The Wisconsin Senate Bill 62 (SB 62) was enacted. The most significant provision of SB 62 for WPL requires combined reporting for corporate income taxation in Wisconsin beginning with tax returns filed for the calendar year 2009.

•	June 2009 - The U.S. House of Representatives (House) approved H.R. 2454. H.R. 2454 contains a proposed cap-and-trade GHG emissions reduction program.

•

November / December 2009 - The House and the U.S. Senate passed different versions of proposed healthcare legislation. Both versions contain a provision that would eliminate the non-taxable status of the 28% subsidy provided to employers who continue prescription drug coverage for their retirees.

•	December 2009 - The House approved H.R. 4173. The most significant provision of H.R. 4173 for WPL may require it to post large volumes of cash collateral related to its derivative instruments.

Refer to “Legislative Matters” for additional details regarding these and other legislative developments.

Liquidity and Capital Resources

Based on its current liquidity position and capital structure, WPL believes it will be able to secure the additional capital required to implement its strategic plan and to meet its long-term contractual obligations. Key financing developments impacting WPL during 2009 include:

•

June 2009 - WPL’s shelf registration statement became effective, which provided WPL the flexibility to offer up to an aggregate of $700 million of preferred stock and unsecured debt securities from June 2009 through June 2012.

•	July 2009 - WPL received authorization from the PSCW to issue long-term debt securities of no more than $350 million in 2010.

•	July 2009 - WPL issued $250 million of 5% debentures due 2019. Proceeds from this issuance were used to repay short-term debt and invest in short-term assets.

•	December 2009 - At Dec. 31, 2009, WPL had $240 million of available capacity under its revolving credit facility.

Refer to “Liquidity and Capital Resources” for additional details regarding these and other financing developments.

STRATEGIC OVERVIEW

Strategic Plan - WPL’s strategic plan focuses on the execution of its generation, environmental compliance and energy efficiency plans, while meeting or exceeding customers’ and regulators’ expectations regarding reliability, availability, customer service and community support. The generation, environmental compliance and energy efficiency plans reflect a balanced approach to meeting the needs of customers, shareowners and the environment and include the following key components:

•

Generation plans - include building or acquiring electric generating facilities to meet customer demand and renewable portfolio standards, reduce reliance on purchased power and mitigate any impacts of future plant retirements. WPL’s proposed new electric generating facilities have a diversified fuel mix and currently include wind projects in the Midwest and a natural gas-fired generating facility in Wisconsin. WPL believes a diversified fuel mix for new electric generating facilities is important to meeting the needs of its customers, shareowners and the environment while preparing for a potentially carbon-constrained environment in the future. Additional details of new electric generating facilities are included in “Generation Plans” below.

•

Environmental compliance plans - include implementing emission controls at WPL’s existing fleet of electric generating facilities to meet current and proposed environmental regulations issued by the EPA and state environmental agencies. After implementation, WPL’s new emission controls are expected to significantly reduce future emissions of NOx, SO2 and mercury at its generating facilities. Additional details regarding proposed new emission controls are included in “Environmental Compliance Plans” below.

•

Energy efficiency programs - include contributing to Wisconsin’s Focus on Energy program, continuing WPL’s Shared Savings program and installing AMI as a platform for Smart Grid initiatives in WPL’s service territory. Additional details of energy efficiency plans are included in “Energy Efficiency Programs” below.

Generation Plans - WPL reviews and updates, as deemed necessary and in accordance with regulatory requirements, its generation plans. WPL is currently evaluating the types of capacity additions it will pursue to meet its customers’ long-term energy needs and is monitoring several related external factors that will influence those evaluations. Some of these external factors include regulatory decisions regarding proposed projects, changes in long-term projections of customer demand, availability and cost effectiveness of different generation technologies, market conditions for obtaining financing, developments related to federal and state renewable portfolio standards, environmental requirements for new generation, such as future carbon and renewable requirements and federal and state tax incentives. The following provides details of the generation project within the Generation Plans that was completed during 2009.

Neenah Energy Facility - In June 2009, WPL acquired the Neenah Energy Facility and related assets from Resources for $92 million. The Neenah Energy Facility is a 300 MW, simple-cycle, dual-fueled (natural gas/diesel) electric generating facility located in Neenah, Wisconsin.

The remaining generation projects in WPL’s current generation plans through 2013 are as follows (Not Applicable (N/A)):

Primary Generation Type	Project Name / Location	Capacity (MW)	Expected Availability Date	Cost Estimate (a)	Current Capitalized Costs (b)	Actual / Expected Regulatory Decision Date
Wind	Bent Tree - Phase I Freeborn County, MN	200	Q4 2010 and Q1 2011	$425 - $460	$162	October 2009

Natural-gas	Riverside Energy Center Beloit, WI	600	2013	365 - 375	N/A	2012 - 2013

					$162

(a)	Cost estimates represent WPL’s estimated portion of the total escalated construction and acquisition expenditures in millions of dollars and exclude allowance for funds used during construction (AFUDC), if applicable.
(b)	Costs represent capitalized expenditures in millions of dollars recorded in “Property, plant and equipment” on the Consolidated Balance Sheet as of Dec. 31, 2009 and exclude AFUDC, if applicable.

Bent Tree - In March 2009, WPL acquired approximately 400 MW of wind site capacity in Freeborn County, Minnesota. WPL plans to use 200 MW of the capacity from this site for its Bent Tree - Phase I wind project. In July 2009, WPL received an order from the PSCW approving construction of the 200 MW project. The total project cost approved by the PSCW is $497 million ($460 million, excluding AFUDC). WPL must promptly notify the PSCW if the scope, design or location of the project changes significantly, or if the project cost exceeds the approved amount by more than 10%. WPL expects to use traditional rate making procedures for the recovery of and return on its capital costs for the 200 MW of capacity. In October 2009, WPL received an order from the MPUC approving the Site Permit and Certificate of Need applications. WPL plans to utilize 200 MW of wind turbine generator sets and related equipment under the master supply agreement entered into with Vestas-American Wind Technology, Inc. (Vestas) in 2008 for the Bent Tree - Phase I wind project. In 2009, WPL made progress payments of $146 million to Vestas for the 200 MW of wind turbine generator sets and related equipment. Construction of Bent Tree - Phase I is expected to begin in 2010 and the expected commercial operation date is subject to the timing of remaining local permits and execution of a transmission interconnect agreement. Future development of the remaining 200 MW of wind site capacity will depend on numerous factors such as renewable portfolio standards, availability of wind turbines and transmission capabilities. As of Dec. 31, 2009, WPL’s capitalized costs related to the additional 200 MW of capacity held for future development were $14 million.

Riverside - WPL has a purchased power agreement (PPA) with a subsidiary of Calpine Corporation related to Riverside that extends through May 2013 and provides WPL the option to purchase Riverside at the end of the PPA term. For planning purposes, WPL is currently assuming it will exercise its option to purchase Riverside, a 600 MW natural-gas fired electric generating facility in Beloit, Wisconsin, to replace the output currently obtained under the PPA.

Other Wind Projects - In March 2009, WPL purchased development rights to a wind site with the potential to develop an approximate 100 MW of wind capacity in Green Lake and Fond du Lac Counties in Wisconsin. Development and construction of the project will depend on numerous factors such as renewable portfolio standards, site permitting and environmental approvals, transmission interconnections and availability of wind turbines. As of Dec. 31, 2009, WPL’s capitalized costs related to the wind project were $5 million.

Contingent Purchase Agreement for Edgewater Unit 5 - Refer to Note 12(g) of the “Notes to Consolidated Financial Statements” for discussion of WPL’s contingent purchase agreement for Edgewater Unit 5.

Environmental Compliance Plans - WPL has developed environmental compliance plans to help ensure cost effective compliance with current and proposed environmental regulations expected to significantly reduce future emissions of NOx, SO2 and mercury at its generating facilities. Details of these current and proposed environmental regulations are discussed in “Environmental Matters.” The current environmental compliance plans for WPL include investments in emission controls for its electric generating facilities as well as purchases of emission allowances. WPL reviews and updates, as deemed necessary and in accordance with regulatory requirements, its environmental compliance plans to address various external factors. Some of these external factors include regulatory decisions regarding proposed emission control projects, developments related to environmental regulations, availability and cost effectiveness of different emission reduction technologies, market prices for emission allowances, market conditions for obtaining financings and federal and state tax incentives. The following provides details of capital expenditure estimates for 2010 through 2012 for emission control projects included in WPL’s current environmental compliance plans (in millions):

Generating Unit	Emissions Controlled	Technology (a)	2010	2011	2012
Edgewater Unit 5	NOx	SCR	$15	$40	$45
Columbia	SO2 and Mercury	Scrubber and Baghouse	20	100	125

			$35	$140	$170

(a)	Selective Catalytic Reduction (SCR) is a post-combustion process that injects ammonia or urea into the stream of gases leaving the generating facility boiler to convert NOx emissions into nitrogen and water. The use of a catalyst enhances the effectiveness of the conversion enabling NOx emissions reductions of up to 90%.

Baghouse / carbon injection process is a post-combustion process that injects carbon particles into the stream of gases leaving the generating facility boiler to facilitate the capture of mercury in filters or bags. A baghouse / carbon injection process can remove more than 85% of mercury emissions.

Scrubber is a post-combustion process that injects lime or lime slurry into the stream of gases leaving the generating facility boiler to remove SO2 and capture it in a solid or liquid waste by-product. A scrubber typically removes more than 90% of the SO2 emissions regardless of generating facility boiler type or design.

These capital expenditure estimates represent WPL’s portion of the total escalated capital expenditures and exclude AFUDC, if applicable. Capital expenditure estimates are subject to change based on future changes to plant-specific costs of emission control technologies and air quality rules. WPL is currently evaluating its environmental compliance plans for 2013 and beyond and will update its capital expenditure plans for these periods in the future when the plans are finalized. Refer to “Environmental Matters” for additional details regarding proposed environmental rules that may impact environmental compliance plans.

Emission Control Projects - WPL must file a certificate of authority and receive authorization from the PSCW to proceed with any individual clean air compliance project containing estimated project costs of $8 million or more. In March 2007, the PSCW approved the deferral of the retail portion of WPL’s incremental pre-certification and pre-construction costs for current or future clean air compliance rule projects requiring PSCW approval, effective on the request date of November 2006. WPL currently anticipates that such deferred costs will be recovered in future rates and therefore does not expect these costs to have an adverse impact on its financial condition or results of operations. WPL has filed certificates of authority for the following individual clean air compliance projects.

Edgewater Unit 5 - In 2008, WPL filed a certificate of authority with the PSCW to install a SCR system at Edgewater Unit 5 to reduce NOx emissions at the facility. WPL’s portion of the capital expenditures, excluding AFUDC, for the Edgewater Unit 5 emission controls is currently estimated to be $115 million, a portion of which is included in the above estimates for WPL’s environmental compliance plans. WPL currently expects the PSCW to issue a ruling on its application in the second quarter of 2010. The SCR system at Edgewater Unit 5 is expected to support compliance obligations for current and anticipated air quality regulatory requirements, primarily including CAIR and the Wisconsin Reasonably Available Control Technology (RACT) Rule.

Columbia - In April 2009, WPL and its co-owners filed a certificate of authority with the PSCW to install a scrubber and baghouse at Columbia to reduce SO2 and mercury emissions, respectively, at the generating facility. WPL’s portion of the capital expenditures, excluding AFUDC, for the Columbia emission controls is currently estimated to be $290 million, a portion of which is included in the above estimate for WPL’s environmental compliance plans. WPL currently expects the PSCW to issue a ruling on its application in the first quarter of 2010. The scrubber and baghouse at Columbia are expected to support compliance obligations for current and anticipated air quality regulatory requirements, primarily including the Clean Air Interstate Rule (CAIR) and the Wisconsin State Mercury Rule.

Nelson Dewey - In 2007, WPL filed a certificate of authority with the PSCW to install a scrubber and baghouse at the two existing units at Nelson Dewey to reduce SO2 and mercury emissions, respectively, at the generating facility. WPL is reevaluating this project due to forthcoming changes in environmental rules and regulations. There are no capital expenditures included in the above table relating to this project.

Energy Efficiency Programs - WPL has several energy efficiency programs that help customers reduce their energy usage through the use of new energy efficient equipment, products and practices. The following are WPL’s current key energy efficiency programs:

Smart Grid Initiatives - Smart Grid initiatives are designed to improve customer service, enhance energy management and conservation and provide operational savings through increased efficiencies of WPL’s electric distribution system. AMI is expected to be the foundation for the Smart Grid in WPL’s service territory. WPL has completed approximately 90% of its AMI deployment by installing over 560,000 AMI electric meters and gas modules in its service territory as of Dec. 31, 2009. WPL anticipates its total capital expenditures for AMI will be approximately $110 million ($90 million for the electric portion and $20 million for the gas portion) upon completion of the deployment in 2010.

Focus on Energy Program - WPL contributes 1.2% of annual retail utility revenues to help fund Focus on Energy, Wisconsin’s statewide energy efficiency and renewable energy resource program. Focus on Energy works with eligible Wisconsin residents and businesses to finance and install energy efficiency and renewable energy equipment. Contributions to Focus on Energy are recovered from WPL’s retail rate payers.

Shared Savings Program - WPL offers an energy efficiency program to certain customers in Wisconsin referred to as the Shared Savings program. This program provides low-cost financing to help customers identify, purchase and install energy efficiency improvement projects. The customers repay WPL with monthly payments over a term up to five years.

RATE MATTERS

Overview - WPL is subject to federal regulation by FERC, which has jurisdiction over wholesale electric rates, electric transmission and certain natural gas facilities, and state regulation in Wisconsin for retail utility rates and standards of service. Such regulatory oversight also covers WPL’s plans for construction and financing of new generation facilities and related activities.

Retail Base Rate Filings - Details of WPL’s retail base rate cases impacting its historical and future results of operations are as follows (dollars in millions; Electric (E); Gas (G); Not Applicable (N/A)):

Retail Base Rate Cases	Utility Type	Filing Date	Final Increase (Decrease) Granted	Final Effective Date	Return on Common Equity
2010 Test Year	E/G	May-09	E-$59; G-$6	Jan-10	10.4%
2009/2010 Test Period	E/G	Feb-08	G-(4)	Jan-09	N/A
2008 Test Year	E	Apr-07	26	Jan-08	N/A

Retail Rate Case (2010 Test Year) - In May 2009, WPL filed a request with the PSCW to increase annual retail electric rates by $86 million, or approximately 9%, and increase annual retail natural gas rates by $6 million, or approximately 3%. The request was based on a 2010 forward-looking test year. The key drivers for the filing included recovery of infrastructure costs of the electric and natural gas utility systems, which had been impacted by a material reduction in sales and increased costs. In addition, WPL requested recovery of the remaining retail portion of the deferred costs for its cancelled Nelson Dewey #3 project. In September 2009, WPL revised its request to an annual electric retail rate increase of $99 million and annual retail natural gas rate increase of $8 million. The increase in the requested amount for the retail electric rates was primarily due to increased infrastructure costs and a reduced 2010 sales forecast.

In December 2009, WPL received an order from the PSCW authorizing an annual retail electric rate increase of $59 million, or approximately 6%, and an annual retail natural gas rate increase of $6 million, or approximately 2%, effective January 2010. The PSCW order included the following details:

•	Return on common equity of 10.4%

•	Regulatory capital structure comprised of 50.4% common equity, 43.3% long-term debt, 3.9% short-term debt and 2.4% preferred equity

•	Weighted average cost of capital of 8.18%

•	2010 average rate base of $1.38 billion for retail electric and $0.21 billion for retail natural gas.

The December 2009 order from the PSCW also approved recovery of certain deferred benefits costs incurred by WPL in 2009 and a portion of the previously deferred costs for the cancelled Nelson Dewey #3 project. Refer to Note 1(b) of the “Notes to Consolidated Financial Statements” and “Results of Operations” for further discussion regarding the PSCW’s decision regarding recovery of these deferred costs and regulatory-related charges in 2009 for the portion of the cancelled Nelson Dewey #3 costs that WPL was denied recovery.

The 2010 retail electric rate relief approved by the PSCW includes an amount that represents a current return on 50% of the estimated construction work in progress (CWIP) for WPL’s Bent Tree - Phase I wind project for 2010. The remaining CWIP balance for its Bent Tree - Phase I wind project will accrue AFUDC during 2010. In addition, the PSCW authorized WPL to defer the retail portion of return on rate base, depreciation expense and other operation and maintenance expenses for those portions of the Bent Tree -Phase I wind project placed in service in 2010.

Retail Rate Case (2009/2010 Test Period) - In February 2008, WPL filed a request with the PSCW to increase current retail electric rates by $93 million, or approximately 9%, and reduce current retail gas rates by $1 million, or approximately 1%, effective Jan. 1, 2009. The electric request was based on a 2009 forward-looking test year with approval to reopen the case to address limited cost drivers for 2010. The electric request reflected recovery for increased projected spending on electric generation infrastructure, environmental compliance and stewardship, enhanced investment in renewable energy projects, stepped-up customer energy efficiency and conservation efforts, and related electric transmission and distribution costs. The gas request was based on an average of 2009 and 2010 projected costs.

Through the course of the PSCW audit, the 2009 request was updated for various new cost estimates and removal of capital projects that had not yet been approved by the PSCW. These projects include Bent Tree - Phase I, Nelson Dewey #3 (subsequently rejected by the PSCW in December 2008) and various environmental compliance projects. WPL received approval from the PSCW for the Bent Tree - Phase I wind project in 2009, and it was subsequently included in WPL’s 2010 retail rate case.

In December 2008, WPL and major intervenors in the case reached a stipulated agreement on electric and gas rate changes for 2009. The parties agreed to hold retail electric rates flat and decrease retail gas rates by $4 million. The stipulated agreement also included a provision that authorized WPL to defer, and record carrying costs on, the retail portion of pension and benefit costs in excess of $4 million, any change in the retail portion of network wheeling costs charged by ATC that is different than the $82 million included in rates and any change in the retail portion of emission allowance expense that is different than $2 million. In addition, the stipulated agreement included the recovery of $9 million over a two-year period for pre-certification costs related to the Nelson Dewey #3 project that had been incurred through December 2007. The PSCW approved the stipulations in December 2008.

Retail Rate Case (2008 Test Year) - In April 2007, WPL filed a request with the PSCW to reopen its 2007 retail rate case for the limited purpose of increasing electric retail rates in an amount equal to deferral credits that were fully amortized on Dec. 31, 2007. WPL also requested clarification that it is authorized to record AFUDC on all CWIP balances in excess of the CWIP balance included in the 2007 test year. In November 2007, the PSCW issued a final written order approving an annual electric retail rate increase of $26 million effective Jan. 1, 2008 and approving WPL’s requested clarification regarding AFUDC and CWIP.

Planned Utility Rate Case in 2010 - WPL expects to file a retail electric and gas rate case in March 2010 based on a forward-looking test period that includes 2011 and 2012. The key drivers for the filing include recovery of investments in WPL’s Bent Tree - Phase I wind project and other infrastructure projects. Any rate changes granted are expected to be effective on Jan. 1, 2011, which is the start of the test-year period.

Other Utility Rate Case Information - With the exception of recovering a return on additions to WPL’s infrastructure, a significant portion of the rate increases included in the above table reflect a recovery of increased costs incurred or expected to be incurred by WPL and the impact of lower sales. Thus, increases in revenues from rate increases cannot be expected to result in an equal increase in WPL’s income before income taxes.

Retail Fuel-related Rate Filings - Details of WPL’s retail fuel-related rate filings impacting its historical results of operations are as follows:

2009 Test Year - In August 2009, WPL notified the PSCW that its actual retail fuel-related costs incurred during the month of July 2009 were below the monthly monitoring range of plus or minus 8% and projected annual retail fuel-related costs for 2009 could fall outside the annual monitoring range of plus or minus 2%. In September 2009, the PSCW issued an order that set WPL’s retail electric fuel rates currently in effect subject to refund beginning Sep. 1, 2009. In January 2010, WPL filed a retail electric fuel refund report indicating retail fuel over collections of $4 million for the period from Sep. 1, 2009 through Dec. 31, 2009. As of Dec. 31, 2009, WPL reserved $4 million, including interest, for refunds anticipated to be paid to its retail electric customers. WPL currently expects to receive the PSCW’s decision and complete any refunds to its retail electric customers in the second quarter of 2010.

2008 Test Year - In March 2008, WPL filed a request with the PSCW to increase annual retail electric rates by $16 million to recover anticipated increased electric production fuel and energy purchases (fuel-related costs). Actual fuel-related costs through February 2008, combined with projections of continued higher fuel-related costs for the remainder of 2008, significantly exceeded the amounts being recovered in retail electric rates at the time of the filing. In the second quarter of 2008, WPL received an order from the PSCW authorizing the requested $16 million interim increase, subject to refund, effective in April 2008. Retail fuel-related costs incurred by WPL in 2008 were lower than retail fuel-related costs used to determine interim rates that were effective April 2008, resulting in $23 million, including interest, of refunds owed to its retail electric customers. WPL refunded the $23 million to its retail electric customers in 2009.

2007 Test Year - In May 2007, WPL notified the PSCW that its actual average fuel-related costs for the month of March 2007 had fallen below the monthly fuel monitoring range set in WPL’s most recent retail rate case and that projected average fuel-related costs for 2007 could be below the annual monitoring range to an extent that would warrant a decrease in retail electric rates. In June 2007, the PSCW issued an order that set WPL’s retail electric rates currently in effect subject to refund beginning June 1, 2007. Retail fuel-related costs incurred by WPL for the period from June 1, 2007 to Dec. 31, 2007 were lower than retail fuel-related costs used to determine rates during such period resulting in $22 million, including interest, of refunds owed to its retail electric customers. WPL completed these refunds by reimbursing its retail electric customers $4 million in 2007, $16 million in 2008 and $2 million in 2009.

Wholesale Rate Filing - In December 2006, WPL received an order from FERC authorizing an interim rate increase, subject to refund, effective June 1, 2007 related to WPL’s request to implement a formula rate structure for its wholesale electric customers. In February 2008, final written agreements were filed with FERC that contained a settlement between WPL and its wholesale customers of the issues identified in WPL’s filing requesting the formula rate structure. In August 2008, FERC approved the settlement and the implementation of settlement rates effective June 1, 2008. During the period the interim rate increase was effective from June 1, 2007 to May 31, 2008, WPL over-recovered $10 million, including interest, from its wholesale customers. In September 2008, WPL refunded the $10 million to its wholesale electric customers.

Authorized Return on Equity - At Dec. 31, 2009, WPL’s most recently authorized return on common equity for each of its key jurisdictions were as follows:

Wisconsin retail (PSCW):
Electric	10.40%
Gas	10.40%
Wholesale (FERC):
Electric	10.90%

Proposed Changes to Rate Recovery Mechanisms

Wholesale Formula Rate Change - In August 2009, WPL filed a request with FERC requesting approval of changes to WPL’s wholesale formula rates in order to implement for billing purposes the full impact of accounting for defined benefit postretirement plans. In October 2009, WPL wholesale customers requested that FERC suspend the August 2009 filing and set up an evidentiary hearing to be held pending the outcome of settlement discussions.

Electric Fuel-related Cost Recovery Mechanism in Wisconsin - In November 2009, legislation (2009 Assembly Bill 600) was introduced in Wisconsin to change statutes related to the process by which utilities recover electric fuel-related costs from their retail electric customers. If approved, the new electric fuel-related costs recovery mechanism would allow Wisconsin utilities to automatically defer electric fuel-related costs that fall outside a symmetrical cost tolerance band and reflect the over/under recovery of these deferred costs in future billings to their retail customers. This change would eliminate the current regulatory lag between the point in time fuel-related costs fall outside tolerance bands and the point in time when new rates are placed into effect. The PSCW supports this legislation. In February 2010, the Wisconsin Assembly approved the 2009 Assembly Bill 600. However, WPL is unable to predict whether the legislation will be enacted.

ENVIRONMENTAL MATTERS

Overview - WPL is subject to regulation of environmental matters by federal, state and local authorities as a result of its current and past operations. WPL monitors these environmental matters and addresses them with pollution abatement programs. These programs are subject to continuing review and are periodically revised due to various factors, including changes in environmental regulations, litigation of environmental requirements, construction plans and compliance costs. There is currently significant regulatory uncertainty with respect to the various environmental rules and regulations discussed below. Given the dynamic nature of environmental regulations and other related regulatory requirements, WPL has established an integrated planning process that is used for environmental compliance of its future anticipated operations. WPL anticipates future expenditures for environmental compliance will be material including significant capital investments. WPL anticipates that prudent expenditures incurred to comply with environmental requirements likely would be recovered in rates from its customers. Refer to “Strategic Overview - Environmental Compliance Plans” for details of WPL’s environmental compliance plans, including estimated capital expenditures. The following are major environmental matters that could potentially have a significant impact on WPL’s financial condition and results of operations.

Air Quality - The Clean Air Act (CAA) and its amendments mandate preservation of air quality through existing regulations and periodic reviews to ensure adequacy of these provisions based on scientific data. As part of the basic framework under the CAA, the EPA is required to establish NAAQS, which serve to protect public health and welfare. These standards address six “criteria” pollutants, four of which are particularly relevant to WPL’s electric operations, including NOx, SO2, particulate matter (PM), and ozone. Ozone is not directly emitted from WPL’s generating facilities; however, NOx emissions may contribute to its formation in the atmosphere. Fine particulate matter (PM2.5) may also be formed in the atmosphere from SO2 and NOx emissions.

State implementation plans (SIPs) document the collection of regulations that individual state agencies will apply to maintain NAAQS and related CAA requirements. The EPA must approve each SIP and if a SIP is not acceptable to the EPA or if a state chooses not to issue separate state rules, then the EPA can assume enforcement of the CAA in that state by issuing a federal implementation plan (FIP). Areas that comply with NAAQS are considered to be in attainment, whereas routinely monitored locations that do not comply with these standards may be classified by the EPA as non-attainment and require further actions to reduce emissions. Additional emissions standards may also be applied under the CAA regulatory framework beyond the NAAQS. The specific federal and state regulations that may affect WPL’s operations include: CAIR, Clean Air Visibility Rule (CAVR), Wisconsin State Mercury Rule, Wisconsin RACT Rule, MACT standards and NAAQS rules. WPL also monitors various other potential environmental matters related to air quality, including: litigation of various federal rules issued under the CAA statutory authority; revisions to the New Source Review/Prevention of Significant Deterioration (PSD) permitting programs and New Source Performance Standards; and proposed legislation or other regulatory actions to regulate the emission of GHG.

CAIR - CAIR was issued by the EPA in 2005 to reduce emissions of SO2 and NOx from electric generating units with greater than 25 MW of capacity. CAIR established new SO2 and NOx (both annual and ozone season) emission caps beginning in 2010 and 2009, respectively, with further reductions in SO2 and NOx emission caps effective in 2015. CAIR included a large regional cap-and-trade system, where compliance may be achieved by either adding emission controls and/or purchasing emission allowances. In July 2008, the U.S. Court of Appeals for the D.C. Circuit (D.C. Circuit Court) vacated CAIR in its entirety. In September 2008, the EPA and other affected parties filed petitions requesting the D.C. Circuit Court review this decision, including a request that CAIR be remanded to the EPA for reconsideration and not vacated in its entirety. In December 2008, the D.C. Circuit Court issued an order that denied rehearing of the original court decision and also remanded (rather than vacated) CAIR to the EPA for revision to address flaws identified in the July 2008 opinion in the case. The impact of the court’s remand of CAIR to the EPA is that CAIR obligations became effective Jan. 1, 2009. The EPA has indicated that a revised CAIR proposal is expected to be issued by May 2010 and the final revised rule is expected to be issued 12 to 14 months later.

The 2008 court ruling may have an indirect impact on the CAVR issued by the EPA in 1999 and related Best Available Retrofit Technology Rule (BART) determination guidance in 2005 to address regional haze as discussed below. The EPA’s response to this court decision and associated implications to WPL are uncertain at this time. There are also uncertainties regarding the state regulation in Wisconsin that were adopted to implement CAIR and state responses when a federal CAIR replacement rule is finalized by the EPA.

WPL is currently unable to predict the final outcome of the EPA’s further work on a replacement rule for CAIR, but expects that capital investments and/or modifications resulting from the replacement air quality rules that address SO2 and NOx emissions could be significant. WPL continues to implement its environmental compliance plans to meet the currently effective CAIR requirements, which include investments in emission controls for electric generating facilities as well as purchases of emission allowances. WPL will closely monitor future developments relating to the CAIR regulations and update its environmental compliance plans as needed.

CAVR - CAVR requires states to develop and implement SIPs to address visibility impairment in designated national parks and wilderness areas across the country with a national goal of no impairment by 2064. Affected states, including Wisconsin, were required to submit a CAVR SIP to the EPA by December 2007 to include BART emission controls and other additional measures needed for reducing state contributions to regional haze. Wisconsin has not yet submitted a CAVR SIP for EPA review. In January 2009, the EPA found Wisconsin to be deficient regarding the CAVR SIP submittal. The EPA is now required to promulgate a FIP within two years. However, the FIP requirement is void if a state submits a regional haze SIP, and the EPA approves that SIP within the two-year period. Electric generating facility emissions of primary concern for BART and regional haze regulation include SO2, NOx and PM. There are pending obligations under the EPA’s CAVR to complete BART determinations that would evaluate control options to reduce these emissions at certain WPL units that were built between 1962 and 1977. The D.C. Circuit Court CAIR ruling in 2008 may have an indirect impact on the CAVR and BART SIP implementation approach because the EPA allowed for BART obligations for SO2 and NOx emissions to be fulfilled by the CAIR program. As a result of the D.C. Circuit Court CAIR ruling in December 2008 to revise CAIR, there are uncertainties in the applicability of and compliance outcomes of BART control approaches that will be approved for inclusion in CAVR SIPs. In addition, there are uncertainties whether additional emission reductions could be required to address regional haze impacts beyond BART. WPL is unable to predict the impact that CAVR might have on the operations of existing electric generating facilities until EPA final approval of state CAVR plans, which is currently expected in 2011.

Utility MACT Standard - In February 2009, the EPA filed a motion to dismiss its request for review of the D.C. Circuit Court’s decision vacating the Clean Air Mercury Rule. According to the motion to dismiss, the EPA intends to develop MACT standards for electric generating units pursuant to Section 112 of the CAA. When developing a MACT standard, the EPA looks at the current level of emissions control achieved by best-performing similar sources. These emissions control levels set a baseline, often referred to as the “MACT floor” for the new standard. In January 2010, the EPA issued an information collection request for coal- and oil-fired electric utility steam generating units over 25 MW in order to develop a proposed Utility MACT standard for the control of mercury and other federal hazardous air pollutants. The purpose of the proposed information collection request is to collect data necessary to identify affected categories of electric generation units that will be subject to a Utility MACT standard and to define the MACT floor. The EPA is currently negotiating a consent decree that could require the agency to propose Utility MACT standards for coal- and oil-fired electric generating units no later than March 2011 and promulgate final standards no later than November 2011. WPL is currently unable to predict the final outcome of Utility MACT standards to regulate mercury and other federal hazardous air pollutants from electric generating units, but expects that capital investments and/or modifications could be significant to comply with any such regulations.

Wisconsin State Mercury Rule - In December 2008, a state-only mercury emission control rule became effective, which requires electric utility companies in Wisconsin to reduce annual mercury emissions by 40% from a historic baseline beginning in 2010. As part of its environmental compliance plans, WPL has invested in emission control technologies to meet the 2010 compliance requirements. In addition, the Wisconsin State Mercury Rule requires large coal-fired electric generating units with greater than 150 MW of capacity to either achieve a 90% annual mercury emissions reduction standard or limit the annual concentration of mercury emissions to 0.008 pounds of mercury per gigawatt-hour beginning in 2015. There is also an alternative multi-pollutant option that extends the time for compliance with the annual mercury reduction requirement until 2021, but in addition requires the affected facilities to achieve NOx and SO2 reductions beyond those currently required by federal and state regulations. Other coal-fired electric generating units between 25 MW and 150 MW of capacity must install BACT by Jan. 1, 2015 to reduce mercury emissions. WPL is planning additional investments in emission controls to meet the post-2010 compliance requirements. Refer to “Strategic Overview - Environmental Compliance Plans - Emission Control Projects” for discussion of these proposed WPL emission controls. WPL continues to evaluate the impact of this state mercury rule and the federal Utility MACT rule discussed above to determine further mercury emission reductions that will be required.

Wisconsin RACT Rule - In 2004, the EPA designated 10 counties in Southeastern Wisconsin as non-attainment areas for the ozone NAAQS. This designation includes Sheboygan County, where WPL operates the Sheboygan Falls Energy Facility (SFEF) and Edgewater. In 2007, the Wisconsin DNR issued a RACT rule that requires NOx emission reductions at electric generating facilities as part of the federal ozone SIP submittal to address non-attainment areas in Wisconsin. Facility modifications are not necessary at SFEF to comply with this rule. As part of its environmental compliance plans, WPL completed investments for installation of NOx emission control technologies at Edgewater to meet the 2009 to 2012 compliance requirements. Refer to “Strategic Overview - Environmental Compliance Plans - Emission Control Projects” for discussion of proposed emission controls for further NOx emission reductions at Edgewater Unit 5 to meet 2013 compliance deadlines.

Ozone NAAQS Rule - In March 2008, the EPA announced reductions in the primary NAAQS for eight-hour ozone to a level of 0.075 parts per million (ppm) from the previous standard of 0.08 ppm. A court has challenged that this new standard is not stringent enough. In January 2010, the EPA issued a proposal to reduce the primary standard to a level within the range of 0.06 to 0.07 ppm and establish a new seasonal secondary standard. The final rule is expected to be issued by August 2010 and final designations of non-attainment areas are expected to be issued by August 2011. Depending on the level and location of non-attainment areas, WPL may be subject to additional NOx emissions reduction requirements to meet the new ozone standard. WPL is currently unable to predict the impact of any potential changes to these ozone standards on its financial condition and results of operations.

Fine Particle NAAQS Rule - The EPA lowered the 24-hour fine particle primary NAAQS (PM2.5 NAAQS) from 65 micrograms per cubic meter (ug/m3) to 35 ug/m3 in 2006. In October 2009, the EPA announced final designation of PM2.5 non-attainment areas. WPL does not have any generating facilities in these non-attainment areas. However, in February 2009, the D.C. Circuit Court of Appeals issued a decision for litigation regarding the EPA’s determination not to lower the annual PM2.5 NAAQS in 2006. In response to the litigation decision, the EPA must re-evaluate its justification for not tightening the annual standard related to adverse effects on health and visibility. If the annual PM2.5 standard becomes more stringent, it could require SO2 and NOx emission reductions in areas designated as non-attainment. WPL is currently unable to predict the potential impact of the 2006 PM2.5 NAAQS re-evaluation on its financial condition and results of operations.

NO2 NAAQS Rule - In January 2010, the EPA issued a final rule to strengthen the primary NAAQS for NOx as measured by NO2. The final rule establishes a new one-hour NO2 standard of 100 parts per billion (ppb) and associated ambient air monitoring requirements, while maintaining the current annual standard of 53 ppb. The EPA is expected to designate non-attainment areas for the new NO2 standard by January 2012. WPL is currently unable to predict the impact of any potential NO2 standard changes on its financial condition or results of operations.

SO2 NAAQS Rule - In December 2009, the EPA published a proposed rule that would establish a new one-hour NAAQS for SO2 and associated monitoring requirements. The proposed rule would revise the primary SO2 standard to a level of between 50 and 100 ppb measured over one hour. The EPA anticipates that a new one-hour standard in the proposed range would prevent SO2 concentrations from exceeding the current 24-hour and annual health-based standards. As a result, the EPA is proposing to revoke both of the current primary SO2 standards. Alternatively, the EPA is seeking comment on a one-hour standard of 150 ppb, which would supplement the existing standards. The EPA is under a court order to issue a final SO2 standard by June 2010 and is expected to designate non-attainment areas by June 2012. WPL is currently unable to predict the impact of any potential SO2 standard changes on its financial condition or results of operations.

Industrial Boiler and Process Heater MACT Rule - The EPA’s Industrial Boiler and Process Heater MACT rule became effective in 2004 and compliance with these new emission requirements for hazardous air pollutants was required by September 2007. This rule applies to fossil fuel electric generating units with less than 25 MW capacity as well as certain auxiliary boilers and process heaters operated at electric generating facilities. In June 2007, a court decision vacated this rule. The EPA will be revising the Industrial Boiler and Process Heater MACT rule by April 2010 in response to this court decision, and the implications to WPL are uncertain at this time. Until the EPA issues a revised Industrial Boiler and Process Heater MACT rule, the federal CAA generally requires affected facilities to submit to state permitting authorities an application for a case-by-case MACT determination for all potentially affected units under this rule. Case-by-case MACT determinations are effective compliance measures until revised final federal regulations can replace these interim requirements. WPL submitted case-by-case permit application information in 2009. The outcome of the case-by-case MACT determinations by the Wisconsin DNR is uncertain at this time. WPL is currently unable to predict the impact of any potential Industrial Boiler and Process Heater MACT standard changes on its financial condition or results of operations and continues to monitor related regulatory developments.

Air Permit Renewals - WPL is aware of certain public comments or petitions from citizen groups that have been submitted to the Wisconsin DNR or to the EPA regarding the renewal of air operating permits at certain of its facilities. WPL has since received renewal air permits for Edgewater and Columbia, which considered all public comments and contain changes to permit requirements that resulted from the Wisconsin DNR’s review process. In December 2008, the Sierra Club submitted a notice of intent to sue the EPA for failure to respond to its petition encouraging the EPA to challenge the air permit issued by the Wisconsin DNR for Columbia. In October 2009, the EPA responded to the Sierra Club petition and granted one of three issues from the Sierra Club petition, objecting to that portion of the permit issued by the Wisconsin DNR. The Wisconsin DNR has been working with EPA, and has been in contact with WPL, related to this matter. To date, no changes have been made to the previously issued permit for Columbia.

In October 2009, the Sierra Club petitioned the EPA to object to a proposed Title V air permit for Edgewater that the Wisconsin DNR had submitted to the EPA for review. The EPA had 60 days from the filing of the petition to respond. In October 2009, the Wisconsin DNR issued the Title V air permit renewal for Edgewater, responding to comments made by the Sierra Club, which were the foundation for the petition. In December 2009, the Sierra Club filed a notice of intent to sue the EPA over its failure to act on the petition. The EPA has not yet acted on the petition, and WPL cannot predict the outcome of the EPA’s response to the Sierra Club petition or the Sierra Club’s notice of intent to sue the EPA for failure to act on the petition.

Air Permitting Violation Claims - In October 2009, WPL, as an owner and the operator of Nelson Dewey and Columbia, received from the Sierra Club an NOI based on allegations that modifications were made at those facilities without complying with the PSD program requirements, Title V Operating Permit requirements of the CAA and state regulatory counterparts contained within the Wisconsin SIP designed to implement the CAA. In December 2009, WPL received from the Sierra Club a separate NOI, which contained similar allegations regarding Edgewater. The NOIs allege that various projects performed at Nelson Dewey, Columbia and Edgewater in years past were major modifications, as defined in the CAA, and that the owners violated the CAA when they undertook those projects without obtaining permits and installing the best available emission controls for SO2, NOx and PM. In the Edgewater NOI, additional allegations were made regarding violations of emission limits for visible emissions.

In December 2009, the EPA sent an NOV to WPL as an owner and the operator of Nelson Dewey, Columbia and Edgewater. The NOV alleges that the owners failed to comply with appropriate pre-construction review and permitting requirements and as a result violated the PSD program requirements, Title V Operating Permit requirements of the CAA and the SIP.

If pursued successfully by the EPA and/or the Sierra Club, these actions could result in civil penalties in amounts of up to $37,500 per day for each violation and/or injunctive relief to require installation of pollution control technology at Nelson Dewey, Columbia and Edgewater, which would increase WPL’s future capital and operating expenditures. WPL is currently reviewing the allegations and is unable to predict the impact of the allegations on its financial condition or results of operations, but believes that an adverse outcome could be significant. WPL and the other owners of Columbia and Edgewater are exploring settlement options with each of the EPA and the Sierra Club while simultaneously defending against these actions. WPL believes the projects at Nelson Dewey, Columbia and Edgewater were routine or not projected to increase emissions therefore did not violate the permitting requirements of the CAA.

Water Quality -

Section 316(b) of Federal Clean Water Act - The Federal Clean Water Act requires the EPA to regulate cooling water intake structures to assure that these structures reflect the “best technology available” for minimizing adverse environmental impacts to fish and other aquatic life. The second phase of this EPA rule became effective in 2004 and is generally referred to as Section 316(b). Section 316(b) applies to existing cooling water intake structures at large steam-electric generating facilities. In 2007, a court opinion invalidated aspects of the Section 316(b), which allowed for consideration of cost-effectiveness when determining the appropriate compliance measures. As a result, the EPA formally suspended Section 316(b) in 2007. In April 2009, the U.S. Supreme Court granted the EPA authority to use a cost-benefit analysis when setting technology-based requirements under Section 316(b). A revised Section 316(b) rule reflecting the U.S. Supreme Court’s decision is anticipated to be proposed by the EPA in 2010 and a final rule is expected in 2012. WPL has identified three generating facilities that may be impacted by the revised Section 316(b) rule. WPL is currently unable to predict the final requirements from Section 316(b), but expects that capital investments and/or modifications resulting from the rule could be significant.

Wisconsin State Thermal Rule - In January 2010, the Wisconsin Natural Resources Board adopted a revised thermal rule proposal for regulating the amount of heat that facilities can discharge into Wisconsin waters. The rule must now be approved by the EPA and is anticipated to be effective in the first half of 2010. Compliance with the thermal rule will be evaluated on a case-by-case basis as discharge permits for WPL’s generating facilities are renewed. WPL continues to evaluate the thermal rule regulatory requirements and the compliance options available to meet the heat limitations for its generating facility discharges into Wisconsin waters. WPL is unable to predict the final requirements of this rule until discharge permits for the impacted facilities are renewed; however, should capital investments and/or modifications be required, WPL believes these investments could be significant.

Hydroelectric Fish Passages and Fish Protective Devices - In 2002, FERC issued an order requiring the following actions regarding WPL’s Prairie due Sac hydroelectric generating facility: 1) develop a detailed engineering and biological evaluation of potential fish passages for the facility within 12 months; 2) install an agency-approved fish-protective device at the facility within 12 months; and 3) install an agency-approved fish passage at the facility within three years. The due dates for designing the potential fish passages and installing the fish-protective device were extended to June 30, 2010, and the due date for installing the fish passage was extended to Dec. 31, 2012. In December 2009, WPL completed the installation of an agency-approved fish protection device at its Prairie du Sac facility as required by FERC. WPL continues to work with the agencies to design and install the fish passage. WPL believes the required capital investments and/or modifications to comply with the FERC order for the fish passage at its Prairie du Sac facility could be significant.

Land and Solid Waste -

Manufactured Gas Plant (MGP) Sites - WPL has current or previous ownership interests in 14 MGP sites previously associated with the production of gas for which it may be liable for investigation, remediation and monitoring costs relating to the sites. WPL is working pursuant to the requirements of federal and state agencies to investigate, mitigate, prevent and remediate, where necessary, the environmental impacts to property, including natural resources, at and around the sites in order to protect public health and the environment. Refer to Note 12(e) of the “Notes to Consolidated Financial Statements” for estimates of the range of remaining costs to be incurred for the investigation, remediation and monitoring of WPL’s MGP sites.

Coal Combustion By-products (CCB) - WPL is monitoring potential regulatory changes that may affect the rules for operation and maintenance of active ash ponds and/or landfills, in the wake of an ash pond containment berm failure at a different utility. In 2009, WPL responded to information collection requests from the EPA for data on coal ash surface impoundments at four of its facilities. The EPA is evaluating the responses and has indicated its intent to issue proposed regulations for public comment in 2010 and final regulations in 2011. These proposed regulations may include additional requirements with significant impact for CCB management, beneficial use applications and disposal. WPL is currently unable to predict the impact of these information collection requests or potential regulations resulting from such requests.

Polychlorinated Biphenyls (PCBs) - WPL is monitoring possible new regulations for PCB that could require replacement of all electrical equipment containing PCB insulating fluid. WPL is currently unable to predict the outcome of this possible regulatory change, but believes that the required capital investment and/or modifications resulting from these potential regulations could be significant.

EPA GHG Rulemakings - Climate change continues to garner public attention along with support for policymakers to take action to mitigate global warming. There is considerable debate regarding the public policy response that the U.S. should adopt, involving both domestic actions and international efforts. Several members of Congress have proposed legislation to regulate GHG emissions, primarily targeting reductions of carbon dioxide (CO2) emissions. In addition, efforts are underway by the EPA to respond to a court ruling that could require rules to reduce GHG emissions, including assessment of whether or how the agency should regulate GHG emissions. Initiatives to address GHG emissions are also underway in Wisconsin. Given the highly uncertain outcome and timing of future regulations regarding the control of GHG emissions, WPL currently cannot predict the financial impact of any future climate change regulations on its operations but believes the expenditures to comply with any new emissions regulations could be significant. Refer to “Legislative Matters - Climate Change Legislative Developments” for federal and state legislative initiatives to address GHG emissions.

EPA Mandatory GHG Reporting Rule - In December 2009, the final EPA Mandatory GHG Reporting rule became effective. The final rule does not require control of GHG emissions, rather it requires that sources above certain threshold levels monitor and report emissions. The EPA anticipates that the data collected by this rule will improve the U.S. government’s ability to formulate a set of climate change policy options. The GHG emissions covered by the final EPA reporting rule include CO2, methane (CH4), nitrous oxide (N2O), sulfur hexafluoride, hydrofluorocarbons (HFCs), perfluorocarbons and other fluorinated gases. Emissions of GHG will be reported at the facility level in CO2-equivalent (CO2e) and include those facilities that emit 25,000 metric tons or more of CO2e annually. The final rule applies to electric utility and natural gas distribution operations at WPL. The annual reporting compliance requirement begins for the calendar year 2010, with the first GHG emissions reports due by March 31, 2011.

The primary GHG emitted from WPL’s operations is CO2 from the combustion of fossil fuels at its larger electric generating facilities. WPL is currently updating its emissions monitoring methodologies to capture all the GHG emissions data required to comply with the EPA’s mandatory GHG reporting rule.

GHG Endangerment and Cause or Contribute Finding - In April 2009, the EPA issued a “Proposed Endangerment and Cause or Contribute Findings for GHG under the CAA.” This proposal includes two distinct findings regarding GHG emissions under the CAA. First, the current and projected concentrations of GHG emissions in the atmosphere threaten the public health and welfare of current and future generations. This is referred to as the endangerment finding and includes the six key GHG emissions identified in the EPA’s proposed reporting rule. Second, the combined emissions of CO2, CH4, N2O, and HFCs from new motor vehicles and motor vehicle engines contribute to the atmospheric concentrations of these key GHG emissions and hence to the threat of climate change. This is referred to as the cause or contribute finding. The EPA’s proposed findings do not include any specific regulations that mandate reductions in GHG emissions. However, finalization of these findings is requisite to EPA’s future issuance of regulations to reduce GHG emissions from motor vehicles or other emissions sources, which could include electric utility operations. In December 2009, the EPA published the final rule for this finding with an effective date of January 2010. The final rule is currently being challenged by several groups in the D.C. Circuit Court.

The implications of the EPA’s findings are highly uncertain, including the nature or timing related to future issuance of regulations mandating reductions of GHG emissions. WPL is currently unable to predict the final outcome of the EPA’s findings, but expects that expenditures to comply with any regulations to reduce GHG emissions could be significant.

GHG Tailoring Rule - In October 2009, the EPA published the GHG Tailoring rule proposal to establish GHG permit applicability thresholds. This proposed rule defines when CAA permits under the PSD and Title V programs would be required for new and existing large industrial facilities. The proposed rule would create a new emissions threshold (25,000 tons per year CO2e) for GHG emissions. New and significantly modified facilities would be required to obtain PSD pre-construction permits that demonstrate use of BACT and energy efficiency measures to minimize GHG emissions. Existing facilities may also be required to obtain a revised Title V operating permit if their GHG emissions exceed the proposed threshold. A final GHG Tailoring rule is anticipated in the first half of 2010. WPL is currently unable to predict the final outcome of the EPA’s proposed permitting rule, but expects that expenditures to comply with any regulations to reduce GHG emissions could be significant.

Chicago Climate Exchange (CCX) - WPL continues to take voluntary measures to reduce its emissions including CO2 and other GHG as prudent steps to address potential climate change regulation. In May 2009, WPL committed to continued participation in Phase II of the CCX for the period from 2007 through 2010. CCX is a voluntary market-based emissions cap and trade program for reducing GHG emissions, including CO2.

Refer to Note 12(e) of the “Notes to Consolidated Financial Statements” and “Liquidity and Capital Resources - Cash Flows - Investing Activities - Construction and Acquisition Expenditures” for further discussion of environmental matters.

LEGISLATIVE MATTERS

Climate Change Legislative Developments -

Federal - The U.S. Congress is currently debating various forms of legislation to regulate GHG emissions, including legislation to create a cap and trade program (i.e., H.R. 2454 approved by the House in June 2009). WPL is not able to determine what, if any, GHG legislation will finally be enacted, or the impact of such legislation. If enacted, WPL believes that GHG legislation could have a material adverse impact on its financial condition and results of operations.

Midwestern Governors Association GHG Accord - The Midwest Governors Association began a process in 2007 to develop a series of policy recommendations and proposals to address various Climate Change GHG issues. Various recommendations have come from the process related to infrastructure siting and carbon sequestration studies. Other recommendations outlined a system to enable a regional market-based multi-sector cap and trade program for GHG reductions. The recommendations for a cap and trade system are still under discussion, and any final recommendations will be advisory only in the form of a model rule. Any adoption of any cap and trade or other GHG reduction proposals that are allowed under interstate commerce and other federal law will have to be adopted by member states subject to the approval of their legislatures and governors.

Wisconsin - In April 2007, Governor Doyle signed Executive Order 191, which created the Wisconsin Task Force on Global Warming (GWTF). In July 2008, the GWTF issued its final report containing policy recommendations for state-level actions to address climate change. The report contains short- and long-term goals and action items Wisconsin might undertake, and it was understood legislation would be introduced where needed to accomplish the recommendations. In 2009, Senate Bill 450 and Assembly Bill 649 were introduced proposing enactment of some of the GWTF recommendations. The most significant provisions of these bills include: 1) increasing the Wisconsin Renewable Portfolio Standard (RPS) to 20% by 2020 and 25% by 2025; 2) requiring a portion (6% by 2020 and 10% by 2025) of the RPS to be met with renewable sources located in Wisconsin; 3) implementing a statewide goal of 2% annual energy savings and expanding energy efficiency programs and spending to accomplish this goal; and 4) allowing the PSCW to mandate utilities to make power purchases at prices higher than avoided cost (Feed in Tariffs) from small distributed renewable generation owned by third parties. The bills do not propose a Wisconsin or regional cap and trade regime. WPL expects final action on these proposals by April 2010. WPL is currently unable to determine what impacts these initiatives will have on its future financial condition or results of operations.

Other Recent Legislative Developments -

American Recovery and Reinvestment Act of 2009 - In February 2009, the ARRA was enacted. The most significant provisions of the ARRA for WPL provides a one-year extension of the 50% bonus depreciation deduction for certain expenditures for property that is acquired or constructed in 2009, incentives for wind facilities placed in service by Dec. 31, 2012 and grants for qualifying investments that are expected to improve the electric grid and transportation infrastructure. Based on capital projects placed into service in 2009, WPL estimates its 2009 bonus tax depreciation deduction to be approximately $79 million. This 2009 bonus tax depreciation deduction significantly reduced the amount of cash taxes paid by WPL in 2009. Refer to “Other Matters - Other Future Considerations” for additional details of potential incentives for WPL’s proposed wind project.

Wisconsin Senate Bill 62 - In February 2009, SB 62 was enacted. The most significant provision of SB 62 for WPL requires combined reporting for corporate income taxation in Wisconsin beginning with tax returns filed for the calendar year 2009. This provision will require legal entities in which Alliant Energy owns a 50% or more interest to file as members of a unitary return in Wisconsin. Refer to Note 5 of the “Notes to Consolidated Financial Statements” and “Other Matters - Critical Accounting Policies and Estimates - Income Taxes” for additional discussion of SB 62 and its impact on WPL’s financial condition and results of operations during 2009.

Federal Healthcare Legislation (Senate Bill H.R. 3590 and House Bill H.R. 3962) - Both the House and the U.S. Senate approved different versions of proposed healthcare legislation recently. Both versions of healthcare legislation contain a provision that would eliminate the non-taxable status of the 28% subsidy provided to employers who continue prescription drug coverage for their retirees. If healthcare legislation that contains this provision is enacted, WPL expects to record deferred income tax expense of approximately $4 million in the period the legislation is enacted.

Federal Regulatory Reform Legislation - In December 2009, the House approved comprehensive regulatory reform legislation (H.R. 4173). The most significant provision of this legislation for WPL would create Commodities Futures Trading Commission regulations and mandatory clearing definitions, which may require WPL to post large amounts of cash collateral related to its derivative instruments. During consideration of this legislation, an amendment was approved that narrowed the definition of major swaps participant to focus on systemic risk, not counterparty credit risk exposures. As a result, WPL as well as other end-users of derivatives may not fall under the scope of this legislation. WPL is currently unable to determine the ultimate impact of this proposed legislation on its financial condition and results of operations.

RESULTS OF OPERATIONS

Overview - WPL’s earnings available for common stock decreased $29 million in 2009 and increased $5 million in 2008. The 2009 decrease was primarily due to lower electric sales resulting from cool summer weather and adverse economic conditions in 2009, higher depreciation expense from its Cedar Ridge wind project and the acquisition of the Neenah Energy Facility, and higher interest expense from the issuances of new debentures. The 2008 increase was primarily due to lower purchased electric capacity expenses and higher AFUDC related to the construction of WPL’s Cedar Ridge wind project. These items were partially offset by higher interest expense resulting from the issuance of new debentures and gains in 2007 from WPL’s performance-based gas commodity cost recovery program.

Electric Margins - Electric margins are defined as electric operating revenues less electric production fuel, energy purchases and purchased electric capacity expenses. Management believes that electric margins provide a more meaningful basis for evaluating utility operations than electric operating revenues since electric production fuel, energy purchases and purchased electric capacity expenses are generally passed through to customers, and therefore result in changes to electric operating revenues that are comparable to changes in electric production fuel, energy purchases and purchased electric capacity expenses. Electric margins and megawatt-hour (MWh) sales for WPL were as follows:

	Revenues and Costs (dollars in millions)					MWhs Sold (MWhs in thousands)
	2009	2008	(a)	2007	(b)	2009	2008	(a)	2007	(b)
Residential	$389.7	$389.5	—	$396.3	(2)%	3,419	3,446	(1)%	3,549	(3)%
Commercial	220.0	218.1	1%	219.0	—	2,257	2,270	(1)%	2,310	(2)%
Industrial	298.2	327.7	(9)%	329.9	(1)%	4,119	4,748	(13)%	4,942	(4)%

Retail subtotal	907.9	935.3	(3)%	945.2	(1)%	9,795	10,464	(6)%	10,801	(3)%
Sales for resale:
Wholesale	166.6	178.5	(7)%	158.5	13%	2,848	3,364	(15)%	3,141	7%
Bulk power and other	61.0	10.0	510%	14.5	(31)%	1,682	301	459%	969	(69)%
Other	24.8	29.2	(15)%	22.5	30%	71	74	(4)%	74	—

Total revenues/sales	1,160.3	1,153.0	1%	1,140.7	1%	14,396	14,203	1%	14,985	(5)%

Electric production fuel expense	160.6	174.6	(8)%	170.0	3%
Energy purchases expense	290.7	259.6	12%	247.5	5%
Purchased electric capacity expense	144.6	145.1	—	166.6	(13)%

Margins	$564.4	$573.7	(2)%	$556.6	3%

(a)	Reflects the % change from 2008 to 2009. (b) Reflects the % change from 2007 to 2008.

2009 vs. 2008 Summary - Electric margins decreased $9 million, or 2%, in 2009, primarily due to an estimated $12 million reduction in electric margins from changes in the net impacts of weather conditions and WPL’s weather hedging activities, $12 million of higher purchased electric capacity expenses related to the Kewaunee Nuclear Power Plant (Kewaunee) PPA and a decrease in weather-normalized sales volumes. These items were partially offset by $9 million of lower purchased electric capacity expenses related to the RockGen Energy Center (RockGen) PPA, which terminated in May 2009, a $5 million increase in electric margins from the impact of WPL’s annual adjustments to unbilled revenue estimates and a $3 million increase in electric margins from the impact of changes in the recovery of electric production fuel and energy purchases expense.

2008 vs. 2007 Summary - Electric margins increased $17 million, or 3%, in 2008, primarily due to $16 million of purchased electric capacity expenses in 2007 related to a contract that ended in December 2007, $8 million of lower purchased electric capacity expenses in 2008 from the Kewaunee PPA and a $4 million impact from changes in WPL’s annual adjustments to unbilled revenue estimates. These items were partially offset by an $11 million reduction in electric margins from the impact of changes in electric production fuel and energy purchases cost recoveries and lower industrial sales volumes due to the negative impact the slowing economy in 2008 had on WPL’s large industrial customer demand during such period.

Electric Production Fuel and Energy Purchases (Fuel-related) Cost Recoveries - WPL burns coal and other fossil fuels to produce electricity at its generating facilities. The cost of fossil fuels used during each period is included in electric production fuel expense. WPL also purchases electricity to meet the demand of its customers and charges these costs to energy purchases expense. WPL’s electric production fuel expense decreased $14 million, or 8%, in 2009 and increased $5 million, or 3%, in 2008. The 2009 decrease was primarily due to lower coal volumes burned at its generating facilities resulting from reduced generation needed to serve the lower sales volumes. WPL’s energy purchases expense increased $31 million, or 12%, in 2009 and increased $12 million, or 5%, in 2008. The 2009 increase was primarily due to higher energy purchased volumes and higher costs in 2009 related to derivative instruments used to mitigate pricing volatility for the electricity purchased to supply to its customers. The 2008 increase was primarily due to changes in commodity prices. The impact of the changes in energy purchases volumes were largely offset by the impact of changes in bulk power sales volumes discussed below.

WPL’s rate recovery mechanism for wholesale fuel-related costs provides for subsequent adjustments to its wholesale electric rates for changes in commodity costs, thereby mitigating impacts of changes to commodity costs on its electric margins.

WPL’s retail fuel-related costs incurred in 2009, 2008 and 2007 were all lower than the forecasted fuel-related costs used to set retail rates during such periods. WPL estimates the lower than forecasted retail fuel-related costs increased electric margins by approximately $8 million, $5 million and $16 million in 2009, 2008 and 2007, respectively.

Refer to “Other Matters - Market Risk Sensitive Instruments and Positions” for discussion of risks associated with increased electric production fuel and energy purchases expenses on WPL’s electric margins. Refer to “Rate Matters” and Note 1(h) of the “Notes to Consolidated Financial Statements” for additional information relating to recovery mechanisms for electric production fuel and energy purchases expenses including proposed changes to the retail rate recovery mechanism in Wisconsin for such expenses.

Impacts of Weather Conditions - Estimated increases (decreases) to WPL’s electric margins from the net impacts of weather and WPL’s weather hedging activities were as follows (in millions):

	2009	2008	2007
Weather impacts on demand compared to normal weather	$(11)	$(1)	$5
Gains (losses) from weather derivatives (a)	(1)	1	(3)

Net weather impact	$(12)	$—	$2

(a)	Recorded in “Other” revenues in the above table.

WPL’s electric sales demand is seasonal to some extent with the annual peak normally occurring in the summer months due to air conditioning usage by its residential and commercial customers. Cooling degree days (CDD) data is used to measure the variability of temperatures during summer months and is correlated with electric sales demand. Heating degree days (HDD) data is used to measure the variability of temperatures during winter months and is correlated with electric and gas sales demand. Refer to “Gas Margins - Impacts of Weather Conditions” for details regarding HDD in WPL’s service territory. CDD in WPL’s service territory were as follows:

	Actual
	2009	2008	2007	Normal (a)
CDD (a):
Madison, Wisconsin	368	538	781	642

(a)	CDD are calculated using a simple average of the high and low temperatures each day compared to a 65 degree base. Normal degree days are calculated using a rolling 20-year average of historical CDD.

WPL periodically utilizes weather derivatives based on CDD and HDD to reduce the potential volatility on its margins during the summer months of June through August and the winter months of November through March, respectively. WPL entered into weather derivatives based on CDD in Madison, Wisconsin for the periods June 1, 2008 to Aug. 31, 2008 and June 1, 2007 to Aug. 31, 2007. WPL did not enter into any weather derivatives for the June 1, 2009 to Aug. 31, 2009 time period. WPL entered into weather derivatives based on HDD in Madison, Wisconsin for the periods Nov. 1, 2008 to March 31, 2009 and Nov. 1, 2007 to March 31, 2008, and weather derivatives based on HDD in Chicago, Illinois for the periods Nov. 1, 2006 to March 31, 2007. As of Dec. 31, 2009, WPL did not enter into any weather derivatives for the Nov. 1, 2009 to March 31, 2010 time period.

Purchased Electric Capacity Expense - WPL enters into PPAs to help meet the electricity demand of its customers. Certain of these PPAs include minimum payments for WPL’s rights to electric generating capacity. Details of purchased electric capacity expense included in the electric margin table above were as follows (in millions):

	2009	2008	2007
Kewaunee PPA	$74	$62	$70
Riverside PPA	57	56	57
RockGen PPA - Expired May 2009	7	16	16
Minnesota Power PPA - Expired December 2007	—	—	16
Other	7	11	8

	$145	$145	$167

At Dec. 31, 2009, the future estimated purchased electric capacity expense related to the Kewaunee (expires in 2013) and Riverside (expires in 2013) PPAs were as follows (in millions):

	2010	2011	2012	2013	Total
Kewaunee PPA	$73	$51	$60	$63	$247
Riverside PPA	58	59	60	17	194

	$131	$110	$120	$80	$441

Unbilled Revenue Estimates - In the second quarter of each year, when weather impacts on electric sales volumes are historically minimal, WPL refines its estimates of unbilled electric revenues. Adjustments resulting from these refined estimates can increase (e.g. 2009) or decrease (e.g. 2007) electric margins reported in the second quarter. Estimated increases (decreases) in WPL’s electric margins from the annual adjustments to unbilled revenue estimates recorded in the second quarter of 2009, 2008 and 2007 were $5 million, $0 and ($4) million, respectively.

Sales Trends - Wholesale and retail sales volumes decreased in 2009 largely due to the impact of weather and economic conditions in 2009 on the electric sales demand of WPL’s wholesale and retail customers. The decrease in weather-normalized retail sales volumes was largely due to a 13% decrease in industrial sales caused by plant closures and shift reductions as a result of economic conditions in 2009. Wholesale and retail sales volumes in 2008 were impacted by WPL’s sale of its electric distribution properties in Illinois in February 2007. Prior to these asset sales, electric revenues and MWhs sold to retail customers in Illinois were included in residential, commercial and industrial sales in the electric margin table above. Upon completion of these asset sales, WPL entered into separate wholesale agreements to continue to provide electric service to its former retail customers in Illinois. Electric revenues and MWhs sold under these wholesale agreements are included in wholesale sales in the electric margin table above. The lower pricing for wholesale customers as compared to retail customers resulted in a decrease to electric margins following the sale of the electric distribution properties in Illinois.

Bulk power and other revenue changes were largely due to changes in revenues from sales in the wholesale energy market operated by the Midwest Independent Transmission System Operator and PJM Interconnection, LLC. These changes are impacted by several factors including the availability of WPL’s generating facilities and electricity demand within these wholesale energy markets. Changes in bulk power and other sales revenues were largely offset by changes in energy purchases expense and therefore did not have a significant impact on electric margins.

Refer to “Other Matters - Other Future Considerations” for discussion of electric sales projections influenced by economic conditions.

Gas Margins - Gas margins are defined as gas operating revenues less cost of gas sold. Management believes that gas margins provide a more meaningful basis for evaluating utility operations than gas operating revenues since cost of gas sold are generally passed through to customers, and therefore, result in changes to gas operating revenues that are comparable to changes in cost of gas sold. Gas margins and dekatherm (Dth) sales for WPL were as follows:

	Revenues and Costs (dollars in millions)					Dths Sold (Dths in thousands)
	2009	2008	(a)	2007	(b)	2009	2008	(a)	2007	(b)
Residential	$122.2	$165.7	(26)%	$145.2	14%	11,639	12,520	(7)%	11,596	8%
Commercial	73.9	103.2	(28)%	84.0	23%	9,274	9,362	(1)%	8,337	12%
Industrial	5.7	10.7	(47)%	8.2	30%	771	1,019	(24)%	883	15%

Retail subtotal	201.8	279.6	(28)%	237.4	18%	21,684	22,901	(5)%	20,816	10%
Interdepartmental	2.0	5.6	(64)%	14.8	(62)%	464	1,156	(60)%	2,264	(49)%
Transportation/other	12.7	14.8	(14)%	13.5	10%	23,656	24,477	(3)%	24,478	—

Total revenues/sales	216.5	300.0	(28)%	265.7	13%	45,804	48,534	(6)%	47,558	2%

Cost of gas sold	138.1	213.6	(35)%	175.0	22%

Margins	$78.4	$86.4	(9)%	$90.7	(5)%

(a)	Reflects the % change from 2008 to 2009. (b) Reflects the % change from 2007 to 2008.

2009 vs. 2008 Summary - Gas margins decreased $8 million, or 9%, in 2009, primarily due to the impact of the 2009 retail gas rate decrease effective in January 2009, which reduced gas revenues in 2009 by $4 million and an estimated $2 million reduction in gas margins from changes in the net impacts of weather conditions and WPL’s weather hedging activities.

2008 vs. 2007 Summary - Gas margins decreased $4 million, or 5% in 2008, primarily due to $5 million of gains in 2007 from WPL’s performance-based gas commodity cost recovery program (benefits were allocated between ratepayers and WPL) and a decrease in weather-normalized retail residential sales largely due to the negative impacts high natural gas prices and the slowing economy in 2008 had on customer demand during such period. These items were partially offset by an estimated $5 million increase in gas margins from changes in the net impacts of weather conditions and WPL’s weather hedging activities.

Natural Gas Cost Recoveries - In 2009 and 2008, WPL’s cost of gas sold decreased $76 million, or 35%, and increased $39 million, or 22%, respectively. The 2009 decrease was primarily due to a decrease in Dths sold to retail customers and a decrease in natural gas prices. The 2008 increase was primarily due to an increase in natural gas prices and an increase in Dths sold to retail customers. Due to WPL’s rate recovery mechanisms for natural gas costs, these changes in cost of gas sold resulted in comparable changes in gas revenues and, therefore, did not have a significant impact on gas margins. Refer to Note 1(h) of the “Notes to Consolidated Financial Statements” for additional information relating to natural gas cost recoveries.

Impacts of Weather Conditions - Estimated increases (decreases) to WPL’s gas margins from the net impacts of weather and WPL’s weather hedging activities were as follows (in millions):

	2009	2008	2007
Weather impacts on demand compared to normal weather	$1	$4	$(1)
Losses from weather derivatives (a)	(1)	(2)	(2)

Net weather impact	$—	$2	$(3)

(a)	Recorded in “Transportation/other” revenues in the above table.

WPL’s gas sales demand follows a seasonal pattern with an annual base load of gas and a large heating peak occurring during the winter season. HDD data is used to measure the variability of temperatures during winter months and is correlated with gas sales demand. HDD in WPL’s service territory were as follows:

	Actual
	2009	2008	2007	Normal (a)
HDD (a):
Madison, Wisconsin	7,356	7,714	6,935	7,095

(a)	HDD are calculated using a simple average of the high and low temperatures each day compared to a 65 degree base. Normal degree days are calculated using a rolling 20-year average of historical HDD.

WPL periodically utilizes weather derivatives based on HDD to reduce the potential volatility on its gas margins during the winter months of November through March.

Performance-based Gas Commodity Recovery Program - In 2007, 35% of all gains and losses from WPL’s gas performance incentive sharing mechanism were retained by WPL, with 65% refunded to or recovered from customers. Effective Nov. 1, 2007, WPL’s gas performance incentive sharing mechanism was terminated and replaced with a modified one-for-one pass through of gas costs. WPL’s performance-based gas commodity recovery program resulted in gains which increased gas margins by $5 million in 2007. Refer to Note 1(h) of the “Notes to Consolidated Financial Statements” for additional details of the gas commodity recovery program implemented in November 2007.

Refer to “Rate Matters” for discussion of WPL’s electric and gas rate filings including an anticipated rate filing in 2010.

Electric Transmission Service Expenses -

2008 vs. 2007 Summary - Electric transmission service expenses increased $12 million in 2008, largely due to increased transmission rates billed to WPL by ATC.

Other Operation and Maintenance Expenses -

2009 vs. 2008 Summary - Other operation and maintenance expenses increased $2 million in 2009, primarily due to $11 million of regulatory-related charges in 2009 related to the Nelson Dewey #3 project, $7 million of restructuring charges incurred in 2009 related to the elimination of certain corporate and operations positions and a $2 million loss contingency reserve recorded in 2009 related to the Alliant Energy Cash Balance Pension Plan lawsuit. These items were substantially offset by $4 million of regulatory-related charges in 2008 related to the Nelson Dewey #3 project, $3 million of lower incentive-related compensation expenses and the impact of cost saving initiatives implemented by WPL in 2009. Pension and other postretirement benefit costs, net of the portion allocated to capital projects, increased $15 million primarily due to the amortization of actuarial losses and lower expected return on plan assets caused by significant decreases in plan assets in 2008. These higher net pension costs were offset by a deferral of retail pension and benefits costs recorded in accordance with the stipulation agreement approved by the PSCW related to WPL’s 2009 retail rate case.

2008 vs. 2007 Summary - Other operation and maintenance expenses decreased $4 million in 2008, primarily due to $7 million of lower pension and other postretirement benefits expenses, $7 million of lower incentive-related compensation expenses and a $4 million regulatory-related charge in 2007. These items were partially offset by $5 million of higher employee health care costs, a $4 million regulatory-related charge in 2008, $3 million of lower regulatory liability amortizations and $1 million of higher bad debt expenses primarily due to economic conditions.

Refer to “Other Matters - Other Future Considerations” for discussion of anticipated material decreases in pension and other postretirement benefits expenses in 2010 resulting from increases in retirement plans’ assets during 2009 and anticipated increases in maintenance expenses in 2010 for WPL’s Bent Tree - Phase I wind project.

Depreciation and Amortization Expenses -

2009 vs. 2008 Summary - Depreciation and amortization expenses increased $14 million in 2009, primarily due to the impact of property additions related to WPL’s Cedar Ridge wind project that began commercial operation in late 2008, AMI placed into service in 2009 and the June 2009 acquisition of the Neenah Energy Facility.

2008 vs. 2007 Summary - Depreciation and amortization expenses decreased $8 million in 2008, primarily due to a $9 million decrease from the implementation of lower depreciation rates in 2008 as a result of a new depreciation study and lower amortization expenses from enterprise resource planning software that became fully amortized in 2007. These items were partially offset by additional depreciation expense from the impact of utility property additions including WPL’s Cedar Ridge wind project that began commercial operation in late 2008.

Refer to “Rate Matters” for discussion of the interplay between utility operating expenses and utility margins given their impact on WPL’s utility rate activities.

Interest Expense -

2009 vs. 2008 Summary - Interest expense increased $13 million in 2009, primarily due to interest expense from WPL’s issuances of 7.6% debentures in October 2008 and 5% debentures in July 2009. These items were partially offset by the impact of WPL’s 5.7% debentures retired in October 2008 and lower commercial paper outstanding balances and interest rates in 2009 compared to 2008.

2008 vs. 2007 Summary - Interest expense increased $13 million in 2008, primarily due to higher interest expense from WPL’s 6.375% debentures issued in August 2007 and 7.6% debentures issued in October 2008. These items were partially offset by lower interest expense as a result of WPL’s 7% debentures retired in June 2007 and 5.7% debentures retired in October 2008.

Refer to Note 8(b) of the “Notes to Consolidated Financial Statements” for details of WPL’s long-term debt issuances and retirements.

Equity Income from Unconsolidated Investments -

2009 vs. 2008 Summary - Equity income from unconsolidated investments increased $3 million in 2009, primarily due to $4 million of higher equity income from ATC.

2008 vs. 2007 Summary - Equity income from unconsolidated investments increased $6 million in 2008, primarily due to $5 million of higher equity income from ATC.

AFUDC -

2009 vs. 2008 Summary - AFUDC decreased $4 million in 2009, primarily due to AFUDC recognized in 2008 related to the construction of WPL’s Cedar Ridge wind project, partially offset by AFUDC recognized in 2009 related to the construction of WPL’s Bent Tree - Phase I wind project.

2008 vs. 2007 Summary - AFUDC increased $7 million in 2008, primarily due to AFUDC recognized in 2008 related to the construction of WPL’s Cedar Ridge wind project.

Income Taxes - The effective income tax rates were 33.9%, 36.6% and 34.3% in 2009, 2008 and 2007, respectively.

2009 vs. 2008 Summary - The decrease in the effective income tax rate for 2009 was primarily due to $4 million of production tax credits in 2009 from the Cedar Ridge wind project that began commercial operation in December 2008 and $2 million of income tax benefits recognized in 2009 related to the net impacts of the SB 62 enacted in February 2009 and a decision by management to allow WPL to do business in Iowa thus requiring WPL to file as part of the Iowa consolidated tax return.

2008 vs. 2007 Summary - The increase in the effective tax rate for 2008 was primarily due to a reserve recorded in 2008 for a tax-related regulatory asset and deferred tax rate changes as a result of estimated higher state income tax rates from apportionment changes anticipated in the future.

Refer to Note 5 of the “Notes to Consolidated Financial Statements” for additional information regarding changes in WPL’s effective income tax rates. Refer to “Other Matters - Other Future Considerations” for discussion of production tax credits for wind projects, which may impact future effective income tax rates.

LIQUIDITY AND CAPITAL RESOURCES

Overview - WPL believes it has, and expects to maintain, an adequate liquidity position to operate its business as a result of available capacity under its revolving credit facility and operating cash flows. Based on its liquidity position and capital structure, WPL believes it will be able to secure the additional capital required to implement its strategic plan and to meet its long-term contractual obligations. Access by WPL to capital markets to fund its future capital requirements is largely dependent on its credit quality and on developments in those capital markets.

Liquidity Position - At Dec. 31, 2009, WPL had $240 million of available capacity under its revolving credit facility. Refer to “Cash Flows - Financing Activities - Short-term Debt” for further discussion of the credit facility.

Capital Structure - WPL plans to maintain consolidated debt-to-total capitalization ratios that are consistent with investment-grade credit ratings in order to facilitate ongoing and reliable access to capital markets on reasonable terms and conditions. WPL’s capital structure at Dec. 31, 2009 was as follows (dollars in millions):

Common equity	$1,254.7	53.5%
Preferred stock	60.0	2.5%
Long-term debt (incl. current maturities)	1,031.6	44.0%

	$2,346.3	100.0%

In addition to capital structure, other important financial considerations used to determine the characteristics of future financings include financial coverage ratios, flexibility regarding WPL’s generation plans, state regulations and the levels of debt imputed by rating agencies. The most significant debt imputations include a portion of the Kewaunee and Riverside PPAs and postretirement benefits obligations. The PSCW explicitly factors certain imputed debt adjustments in establishing a regulatory capital structure as part of WPL’s retail rate cases, particularly those related to operating leases and PPAs.

WPL intends to manage its capital structure in such a way that it does not compromise its ability to raise the necessary funding required to enable it to continue to provide utility services reliably and at reasonable costs, while maintaining financial capital structure targets consistent with those approved by regulators. Key considerations include maintaining access to the financial markets on the terms, in the amounts and within the timeframes required to fund WPL’s strategic plan, retaining a prudent level of financial flexibility and maintaining its investment-grade credit ratings. The capital structure is only one of a number of components that needs to be actively managed in order to achieve these objectives. WPL currently expects to maintain a capital structure in which total debt would not exceed 40% to 45%, and preferred stock would not exceed 5% to 10%, of total capital. These targets may be adjusted depending on subsequent developments and on their potential impact on WPL’s investment-grade credit ratings.

Credit and Capital Market Developments - Financial markets were subjected to considerable strain over the past two years, resulting in adverse impacts on the availability and terms of credit for businesses. A number of initiatives have been taken by the U.S. Treasury Department and the Federal Reserve System intended to contain the contraction of credit in the economy and of liquidity in the various capital markets. These initiatives have resulted in a degree of stabilization, which has varied across different sectors of the capital markets. Financial market conditions continue to remain highly sensitive to the evolving economic outlook. Liquidity in the various markets has fluctuated unpredictably, as investment flows continue to alternate between the safety of shorter-dated U.S. Treasury obligations and the higher yields associated with investments in corporate and/or longer-dated instruments. Concerns regarding the U.S. dollar’s reserve currency role, and the willingness of overseas investors to continue to buy and hold U.S. Treasury obligations, have also impacted the capital markets. The uncertain profile and impact of prospective financial market re-regulation contributes to the unsettled tone of the various market sectors.

WPL is aware of the potential implications these credit and capital market developments might have on its ability to raise the external funding required for its operations and capital expenditure plans. WPL has already taken measures over the past several years to improve its financial strength including: securing a multi-year committed revolving credit facility to provide backstop liquidity to its commercial paper programs and a committed source of alternative liquidity in the event the commercial paper market becomes disrupted; extending its long-term debt maturity profile and avoiding undue concentrations of maturities over the next few years; and converting its pollution control revenue bonds from variable interest rates to fixed interest rates. As discussed below, WPL retains flexibility in undertaking its capital expenditure program, particularly with respect to capital expenditures to fund the investment program within its strategic plans.

Primary Sources and Uses of Cash - WPL’s most significant source of cash is electric and gas sales to its customers. Cash from these sales reimburses WPL for prudently incurred expenses to provide service to its customers and provides WPL a return on rate base assets required to provide such services. Operating cash flows are expected to cover the majority of WPL’s capital expenditures required to maintain its current infrastructure and dividends paid to Alliant Energy. Capital requirements needed to retire debt and fund capital expenditures related to new generating facilities and environmental compliance programs are expected to be financed primarily through external financings. Ongoing monitoring of credit and capital market conditions allows management to evaluate the availability of funding and the terms and conditions attached to such financing. In order to maintain debt-to-total capitalization ratios that are consistent with investment-grade ratings, WPL may periodically fund such capital requirements with additional debt and equity.

Cash Flows - Selected information from the Consolidated Statements of Cash Flows is as follows (in millions):

	2009	2008	2007
Cash and cash equivalents at Jan. 1	$4.5	$0.4	$1.6
Cash flows from (used for):
Operating activities	305.8	239.7	258.0
Investing activities	(493.4)	(376.0)	(207.0)
Financing activities	201.6	140.4	(52.2)

Net increase (decrease)	14.0	4.1	(1.2)

Cash and cash equivalents at Dec. 31	$18.5	$4.5	$0.4

Operating Activities -

2009 vs. 2008 - WPL’s cash flows from operating activities increased $66 million primarily due to $107 million of higher cash flows from changes in income tax payments and refunds, lower payments for gas stored underground partially due to lower natural gas prices, $28 million of higher cash flows from changes in the amount of collateral paid to and received from counterparties of derivative contracts during 2009 and 2008 and $16 million of refunds paid by WPL to retail electric customers in 2008 related to over-recovered fuel-related costs in 2007. These items were partially offset by $47 million of pension plan contributions in 2009, $23 million of refunds paid by WPL to its retail customers in 2009 for over-collected fuel-related costs in 2008 and the impact of lower electric sales due to weather and economic conditions in 2009.

2008 vs. 2007 - WPL’s cash flows from operating activities decreased $18 million primarily due to $22 million of collateral payments received from counterparties of derivative contracts in 2007, $16 million of refunds paid to retail electric customers in 2008 for over-recovered fuel-related costs in 2007 and other changes in working capital. These items were partially offset by $32 million of lower income tax payments.

Income Tax Payments and Refunds - Income tax payments and refunds resulted in higher cash flows from operations for WPL in 2009 compared to 2008. These changes in income tax payments and refunds were largely due to bonus tax depreciation deductions eligible to be taken by WPL for 2009 under the ARRA and the impact of a change in accounting method for repairs expenditures. Refer to “Legislative Matters” for additional discussion of the 2009 bonus tax depreciation deductions under the ARRA and Note 5 of the “Notes to Consolidated Financial Statements” for additional discussion of the change in tax method for repairs expenditures.

Cash Collateral - WPL has entered into various commodity contracts that contain provisions requiring the parties to provide cash collateral if their liability position under the contract exceeds certain limitations. Refer to Note 4(a) of the “Notes to Consolidated Financial Statements” for additional information on the cash collateral outstanding as of Dec. 31, 2009 and 2008. Refer to “Legislative Matters” for proposed legislation that may impact the amount of cash collateral required to be paid by WPL in the future.

Pension Plan Contributions - In 2006, the Pension Protection Act of 2006 was enacted. This legislation included changes to minimum funding level requirements of pension plans beginning in 2008. In 2008, the Worker, Retiree and Employer Recovery Act of 2008 was enacted. This legislation provides pension plan funding relief to retirement plan sponsors impacted by material losses to their retirement plan assets in 2008. WPL is currently in compliance with these two acts and expects to maintain compliance with these acts as a result of future expected pension plan contributions. Pension plan contributions for WPL include contributions to its qualified pension plan as well as an allocated portion of the contributions to pension plans sponsored by Corporate Services and were $47 million, $0 and $0 for 2009, 2008 and 2007, respectively. Estimates of pension plan contributions expected to be made in 2010, 2011 and 2012 are $0, $0 and $5 million, respectively, and are based on the funded status and assumed return on assets as of the Dec. 31, 2009 measurement date for WPL’s plan. Refer to Note 6(a) of the “Notes to Consolidated Financial Statements” for discussion of the current funded levels of WPL’s pension plan.

Investing Activities -

2009 vs. 2008 - WPL’s cash flows used for investing activities increased $117 million due to $145 million of higher construction and acquisition expenditures including expenditures in 2009 for the Bent Tree - Phase I wind project, the Neenah Energy Facility and AMI. This item was partially offset by changes in the collection of and advances for customer energy efficiency projects.

2008 vs. 2007 - WPL’s cash flows used for investing activities increased $169 million primarily due to $160 million of higher construction expenditures including expenditures for its Cedar Ridge wind project in 2008 and $24 million of net proceeds from the sale of its Illinois properties in 2007.

Construction and Acquisition Expenditures - Capital expenditures and financing plans are reviewed, approved and updated as part of WPL’s strategic planning and budgeting processes. In addition, significant capital expenditures and investments are subject to a cross-functional review prior to approval. Changes in WPL’s anticipated construction and acquisition expenditures may result from a number of reasons including economic conditions, regulatory requirements, ability to obtain adequate and timely rate relief, changing market conditions and new opportunities. WPL currently anticipates construction and acquisition expenditures during 2010 through 2012 as follows (in millions):

	2010	2011	2012
New wind generating facility - Bent Tree - Phase I	$290	$10	$—
Environmental	35	140	170
AMI	10	—	—
Other capital expenditures	190	220	245

	$525	$370	$415

Cost estimates represent WPL’s estimated portion of total escalated construction and acquisition expenditures in millions of dollars and exclude AFUDC, if applicable. WPL has not yet entered into contractual commitments relating to the majority of its anticipated future capital expenditures. As a result, it has discretion with regard to the level of capital expenditures eventually incurred and closely monitors and frequently updates such estimates based on numerous economic and other factors. WPL has capital purchase obligations under a master supply agreement executed in 2008 with Vestas for the purchase of wind turbine generator sets and related equipment to support its wind generation plans. Refer to “Certain Financial Commitments - Contractual Obligations” for long-term capital purchase obligations related to wind projects and “Strategic Overview” for further discussion of WPL’s generation plans and environmental compliance plans.

WPL expects to finance its 2010 through 2012 capital expenditure plans in a manner that allows it to adhere to the capital structure targets discussed in the “Capital Structure” section above. 2010 capital expenditures are expected to be funded with a combination of internally-generated cash, and short- and long-term debt. The precise characteristics of the financing for the 2011 and 2012 capital expenditures will be determined closer to the time that the financing is required. Flexibility will be required in implementing the long-term financing for capital expenditure plans to allow for scheduling variations in the required authorization and construction work, changing market conditions and any adjustments that might be required to ensure there are no material adverse impacts to WPL’s capital structure.

Proceeds from Asset Sales - Net proceeds from asset sales have been used for general corporate purposes. Proceeds from assets sales for 2009, 2008 and 2007 were $0, $3 million and $24 million, respectively. The 2007 proceeds related to WPL’s sale of its electric and gas utility assets in Illinois.

Financing Activities -

2009 vs. 2008 - WPL’s cash flows from financing activities increased $61 million primarily due to changes in the amount of long-term debt issued and retired during 2009 and 2008 discussed below.

2008 vs. 2007 - WPL’s cash flows from financing activities increased $193 million primarily due to $100 million of lower common stock dividends and a $100 million capital contribution from its parent, Alliant Energy, in 2008. These items were partially offset by changes in the amount of long-term debt issued and retired during 2008 and 2007.

State Regulatory Financing Authorization - In July 2009, WPL received authorization from the PSCW to issue long-term debt securities of no more than $350 million in 2010. WPL is also authorized by the PSCW to have no more than $250 million of short-term borrowings outstanding.

Shelf Registration - In the second quarter of 2009, WPL filed a shelf registration statement with the SEC. WPL’s shelf registration became effective in June 2009 and provided WPL flexibility to offer up to an aggregate of $700 million of preferred stock and unsecured debt securities from June 2009 through June 2012. As of Dec. 31, 2009, WPL had $450 million remaining available under its shelf registration.

Common Stock Dividends - Refer to Note 7(a) of the “Notes to Consolidated Financial Statements” for discussion of WPL’s dividend payment restrictions based on the terms of its outstanding preferred stock and applicable regulatory limitations.

Capital Contributions - Refer to Note 7(a) of the “Notes to Consolidated Financial Statements” for discussion of capital contributions made from Alliant Energy to WPL in 2009 and 2008.

Short-term Debt - In 2007, WPL extended the terms of its revolving credit facility to November 2012. This credit facility backstops commercial paper issuances used to finance short-term borrowing requirements, which fluctuate based on seasonal corporate needs, the timing of long-term financings and capital market conditions. At Dec. 31, 2009, WPL’s short-term borrowing arrangements included a revolving credit facility of $240 million. There are currently 14 lenders that participate in the credit facility, with aggregate commitments ranging from $8 million to $26 million. WPL anticipates that in March 2010, two lenders that participate in the credit facility will merge, resulting in the maximum exposure to a single lender increasing from

$26 million to $45 million. At Dec. 31, 2009, WPL had no commercial paper outstanding under its credit facility and had $240 million of available credit facility capacity. During 2009, WPL issued commercial paper to meet short-term financing requirements and did not borrow under its credit facility.

WPL’s credit facility agreement contains a covenant that requires WPL to maintain a debt-to-capital ratio of less than 58%. At Dec. 31, 2009, WPL’s actual debt-to-capital ratio was 47%. The debt component of the capital ratio includes long- and short-term debt (excluding non-recourse debt and hybrid securities to the extent such hybrid securities do not exceed 15% of consolidated capital of the borrower), capital lease obligations, letters of credit, guarantees of the foregoing and new synthetic leases. The equity component excludes accumulated other comprehensive income (loss).

WPL’s credit facility agreement contains negative pledge provisions, which generally prohibit placing liens on any of WPL’s property with certain exceptions. Exceptions include among others, securing obligations of up to 5% of the consolidated assets of the borrower, non-recourse project financing and purchase money liens.

The credit facility agreement contains provisions that require, during its term, any proceeds from asset sales, with certain exclusions, in excess of 20% of WPL’s consolidated assets to be used to reduce commitments under its facility. Exclusions include, among others, certain sale and lease-back transactions.

The credit facility agreement contains customary events of default. If an event of default under the credit facility agreement occurs and is continuing, the lenders may declare any outstanding obligations under the credit facility agreement immediately due and payable and could terminate such agreement. In addition, if any order for relief is entered under bankruptcy laws with respect to WPL, then any outstanding obligations under the credit facility agreement would be immediately due and payable. At Dec. 31, 2009, WPL did not have any direct borrowings outstanding under its credit facility agreement. A default by either Alliant Energy, IPL or Resources would not trigger a cross-default event for WPL.

A material adverse change representation is not required for borrowings under the credit facility agreement. At Dec. 31, 2009, WPL was in compliance with all covenants and other provisions of the credit facility agreement.

Refer to Note 8(a) of the “Notes to Consolidated Financial Statements” for additional information on short-term debt.

Long-term Debt - In 2009 and 2008, significant issuances of long-term debt were as follows (dollars in millions):

Year	Principal Amount	Type	Interest Rate	Due Date	Use of Proceeds
2009	$250.0	Debentures	5%	Jul-2019	Repay short-term debt and invest in short-term assets
2008	$250.0	Debentures	7.6%	Oct-2038	Invest in short-term assets, repay short-term debt, and repay at maturity its $60 million 5.7% debentures

In 2008, WPL retired its $60 million 5.7% debentures, which were due October 2008.

Refer to Note 8(b) of the “Notes to Consolidated Financial Statements” for additional information on long-term debt.

Creditworthiness -

Credit Ratings - Access to the capital markets and the costs of obtaining external financing are dependent on creditworthiness. WPL is committed to taking the necessary steps required to maintain investment-grade credit ratings. WPL’s current credit ratings and outlooks are as follows:

	Standard & Poor’s Ratings Services (S&P)	Moody’s Investors Service (Moody’s)
Corporate/issuer	A-	A2
Commercial paper	A-2	P-1
Senior unsecured long-term debt	A-	A2
Preferred stock	BBB	Baa1
Outlook	Stable	Stable

Credit ratings are not recommendations to buy or sell securities and are subject to change, and each rating should be evaluated independently of any other rating. WPL assumes no obligation to update its credit ratings.

Ratings Triggers - The long-term debt of WPL is not subject to any repayment requirements as a result of explicit credit rating downgrades or so-called “ratings triggers.” However, WPL is party to various agreements, including PPAs and commodity contracts that are dependent on maintaining investment-grade credit ratings. In the event of a downgrade below investment-grade level, WPL may need to provide credit support, such as letters of credit or cash collateral equal to the amount of the exposure, or may need to unwind the contract or pay the underlying obligation. In the event of a downgrade below investment-grade level, management believes WPL has sufficient liquidity to cover counterparty credit support or collateral requirements under these various agreements. Refer to Note 11(a) of the “Notes to Consolidated Financial Statements” for additional information on ratings triggers for commodity contracts accounted for as derivatives.

Off-Balance Sheet Arrangements -

Synthetic Leases - WPL utilizes off-balance sheet synthetic operating leases related to the financing of certain utility railcars. Synthetic leases provide favorable financing rates to WPL while allowing it to maintain operating control of its leased assets. Refer to Note 3(a) of the “Notes to Consolidated Financial Statements” for future minimum lease payments and residual value guarantees associated with these synthetic leases.

Special Purpose Entities - Refer to Note 18 of the “Notes to Consolidated Financial Statements” for information regarding variable interest entities.

Certain Financial Commitments -

Contractual Obligations - WPL’s consolidated long-term contractual obligations as of Dec. 31, 2009 were as follows (in millions):

	2010	2011	2012	2013	2014	Thereafter	Total
Operating expense purchase obligations (Note 12(b)):
Purchased power and fuel commitments (a)	$252	$121	$104	$106	$24	$34	$641
Other (b)	3	8	8	7	—	—	26
Long-term debt maturities (Note 8(b))	100	—	—	—	9	930	1,039
Interest - long-term debt obligations	63	59	59	59	59	1,083	1,382
Wind generation capital purchase obligations (Note 12(a))(c)	174	—	—	—	—	—	174
Operating leases (Note 3(a))	65	65	62	20	4	3	219
Capital lease - Sheboygan Falls Energy Facility (Note 3(b))	15	15	15	15	15	158	233
Capital leases - other	—	—	—	—	—	1	1

	$672	$268	$248	$207	$111	$2,209	$3,715

(a)	Purchased power and fuel commitments represent normal business contracts used to ensure adequate purchased power, coal and natural gas supplies and to minimize exposure to market price fluctuations. Alliant Energy, through its subsidiary Corporate Services, has entered into various coal commitments that have not yet been directly assigned to WPL. Such commitments are not included in WPL’s purchased power and fuel commitments.
(b)	Other operating expense purchase obligations represent individual commitments incurred during the normal course of business that exceeded $1 million at Dec. 31, 2009.
(c)	In 2008, Corporate Services, as agent for IPL and WPL, entered into a master supply agreement with Vestas for the purchase of 500 MW of wind turbine generator sets and related equipment to support IPL’s and WPL’s wind generation plans. WPL’s wind generation plans are described in more detail in “Strategic Overview - Generation Plans.”

At Dec. 31, 2009, WPL had $42.1 million of uncertain tax positions recorded as liabilities, which are not included in the above table. It is uncertain if, and when, such amounts may be settled with the respective taxing authorities. Related to these uncertain tax positions, WPL also recorded liabilities for potential interest of $2.1 million at Dec. 31, 2009, which are also not included in the above table.

Refer to Note 6(a) of the “Notes to Consolidated Financial Statements” for anticipated pension and other postretirement benefits funding amounts, which are not included in the above table. Refer to “Cash Flows - Investing Activities - Construction and Acquisition Expenditures” for additional information on WPL’s construction and acquisition programs. In addition, at Dec. 31, 2009, there were various other long-term liabilities and deferred credits included on the Consolidated Balance Sheet that, due to the nature of the liabilities, the timing of payments cannot be estimated and are therefore excluded from the above table.

OTHER MATTERS

Market Risk Sensitive Instruments and Positions - WPL’s primary market risk exposures are associated with commodity prices, investment prices and interest rates. WPL has risk management policies to monitor and assist in controlling these market risks and uses derivative instruments to manage some of the exposures. Refer to Notes 1(i) and 11 of the “Notes to Consolidated Financial Statements” for further discussion of WPL’s derivative instruments.

Commodity Price - WPL is exposed to the impact of market fluctuations in the price and transportation costs of commodities it procures and markets. WPL employs established policies and procedures to mitigate its risks associated with these market fluctuations including the use of various commodity derivatives and contracts of various durations for the forward sale and purchase of these commodities. Specifically, WPL has entered into several commodity derivative instruments to substantially hedge its open positions related to electric supply in 2010. However, WPL still has some exposure to commodity risk as a result of changes in its forecasted electric demand, expected availability of its generating units and the limitations of its Electric Risk Management Plan (ERMP) discussed below. WPL’s exposure to commodity price risks is also significantly mitigated by current rate making structures in place for recovery of its electric production fuel and purchased energy expenses (fuel-related costs) as well as its cost of natural gas purchased for resale. WPL’s gas and wholesale electric tariffs provide for subsequent adjustments to its rates for changes in prudently incurred commodity costs. WPL’s rate mechanisms, combined with commodity derivatives, significantly reduce commodity risk associated with its electric and gas margins.

WPL’s retail electric margins have the most exposure to the impact of changes in commodity prices due largely to the current retail recovery mechanism in place in Wisconsin for fuel-related costs. WPL’s retail electric rates approved by the PSCW are based on forecasts of forward-looking test year periods and include estimates of future fuel-related costs per MWh anticipated during the test period. During each electric retail rate proceeding for WPL that includes fuel-related costs, the PSCW sets fuel monitoring ranges based on the forecasted fuel-related costs used to determine base rates. If WPL’s actual fuel-related costs fall outside these fuel monitoring ranges during the test period, WPL and/or other parties can request, and the PSCW can authorize, an adjustment to future retail electric rates based on changes in fuel-related costs only. The PSCW on its own, or at the request of a party to the case, including WPL, can request that the PSCW set rates subject to refund pending a review of fuel-related costs. As part of this process, the PSCW may authorize an interim fuel-related rate increase or decrease until final rates are approved. However, if an interim rate increase is granted and the final rate increase is less than the interim rate increase, WPL must refund the excess collection to retail customers with interest at the current authorized return on common equity rate. As part of WPL’s 2010 retail rate case order effective Jan. 1, 2010, the PSCW approved annual forecasted fuel-related costs per MWh of $27.46 based on $378 million of variable fuel costs for WPL’s 2010 test period and left unchanged the annual fuel monitoring range of plus or minus 2%.

Based on this current retail recovery mechanism, WPL has exposure to its retail electric margins from increases in fuel-related costs above the forecasted fuel-related costs per MWh used to determine electric rates to the extent such increases are not recovered through prospective fuel only retail rate changes. WPL has additional commodity price risk resulting from the lag inherent in obtaining any approved retail rate relief for potential increases in fuel-related costs above the fuel monitoring ranges and the prospective nature of any retail rate relief, which precludes WPL from recovering previously under-recovered costs from ratepayers in the future. WPL is unable to determine the impact of changes in commodity prices on its future retail electric margins given the uncertainty of how future fuel-related costs will correlate with the retail electric rates in place and the outcome of the proposed changes to the current retail electric fuel-related cost recovery rules in Wisconsin. Refer to “Rate Matters” for additional details of the retail rate recovery mechanism in Wisconsin for electric fuel-related costs including potential changes to WPL’s electric fuel-related cost recovery mechanism.

In October 2008, the PSCW issued an order approving an ERMP for WPL that expires in December 2010. The ERMP determines hedging options for WPL’s electric operations and which costs of hedging transactions can be included in fuel costs for purposes of cost recovery. The ERMP was developed with the involvement of individuals representing key customer groups as well as PSCW staff, and as proposed, included a number of new elements that would expand WPL’s hedging options, including longer time horizons and greater protections for decisions made to take advantage of unusual market conditions. However, in approving the ERMP, the PSCW added a new limitation that WPL may not hedge more than a cumulative 75% of a future month’s expected open position (expected electric system demand less expected generation and firm purchases) although this limitation may be waived for the month immediately preceding the future month in order to assure reliable provision of service.

Investment Price - WPL is exposed to investment price risk as a result of its investments in debt and equity securities, largely related to securities held by its pension and other postretirement benefits plans. Refer to Note 6(a) of the “Notes to Consolidated Financial Statements” for details of the debt and equity securities held by WPL’s pension and other postretirement benefit plans.

Interest Rate - WPL is exposed to risk resulting from changes in interest rates as a result of its issuance of variable-rate short-term borrowings. WPL did not have any variable-rate short-term borrowings outstanding at Dec. 31, 2009.

In addition, WPL is exposed to changes in earnings resulting from changes in interest rates as a result of balances of cash and cash equivalents that are currently invested in money market funds with yields that may fluctuate daily. Assuming the impact of a hypothetical 100 basis point increase in interest rates on WPL’s money market fund investments at Dec. 31, 2009, WPL’s annual interest income would increase by approximately $0.2 million.

New Accounting Pronouncements - Refer to Note 1(p) of the “Notes to Consolidated Financial Statements” for discussion of new accounting pronouncements impacting WPL.

Critical Accounting Policies and Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the U.S. (GAAP) requires that management apply accounting policies and make estimates that affect results of operations and the amounts of assets and liabilities reported in the financial statements. Based on historical experience and various other factors, WPL believes the following accounting policies and estimates are critical to its business and the understanding of its financial results as they require critical assumptions and judgments by management. The results of these assumptions and judgments form the basis for making estimates regarding the results of operations and the amounts of assets and liabilities that are not readily apparent from other sources. Actual financial results may differ materially from these estimates. WPL’s management has discussed these critical accounting policies and estimates with the Audit Committee of its Board of Directors. Refer to Note 1 of the “Notes to Consolidated Financial Statements” for additional discussion of WPL’s accounting policies and the estimates used in the preparation of the consolidated financial statements.

Contingencies - WPL makes assumptions and judgments regarding the future outcome of contingent events and record loss contingency amounts for any contingent events that are both probable and reasonably estimable based upon current available information. The amounts recorded may differ from the actual income or expense that occurs when the uncertainty is resolved. The estimates that WPL makes in accounting for contingencies, and the gains and losses that it records upon the ultimate resolution of these uncertainties, could have a significant effect on the results of operations and the amount of assets and liabilities in its financial statements. Refer to Note 12 of the “Notes to Consolidated Financial Statements” for discussion of current contingencies that may have a material impact on WPL’s financial condition or results of operations.

Regulatory Assets and Liabilities - WPL is regulated by various federal and state regulatory agencies. As a result, it is subject to accounting guidance for regulated operations, which recognizes that the actions of a regulator can provide reasonable assurance of the existence of an asset or liability. Regulatory assets or liabilities arise as a result of a difference between GAAP and the accounting principles imposed by the regulatory agencies. Regulatory assets represent incurred costs that have been deferred as they are probable of recovery in future customer rates. Regulatory liabilities represent obligations to make refunds to customers and amounts collected in rates for which the related costs have not yet been incurred.

WPL recognizes regulatory assets and liabilities in accordance with the rulings of its federal and state regulators and future regulatory rulings may impact the carrying value and accounting treatment of its regulatory assets and liabilities. Management periodically assesses whether the regulatory assets are probable of future recovery and the regulatory liabilities are probable of future obligations by considering factors such as regulatory environment changes, rate orders issued by the applicable regulatory agencies and historical decisions by applicable regulatory agencies regarding similar regulatory assets and liabilities. The assumptions and judgments used by regulatory authorities have an impact on the recovery of costs, the rate of return on invested capital and the timing and amount of assets to be recovered by rates. A change in these assumptions may result in a material impact on WPL’s results of operations and the amount of assets and liabilities in its financial statements. Refer to Note 1(b) of the “Notes to Consolidated Financial Statements” for details of the nature and amounts of WPL’s regulatory assets and liabilities as of Dec. 31, 2009 and 2008.

Long-Lived Assets - The Consolidated Balance Sheets include long-lived assets, which are not yet being recovered from WPL’s customers or may cease to be recovered from WPL’s customers as a result of regulatory decisions in the future. As a result, WPL must determine whether it will be able to generate sufficient future cash flows from such assets to ensure recovery of the carrying value of the long-lived assets. WPL assesses the carrying amount and potential impairment of these assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered in determining if an impairment review is necessary include a significant underperformance of the assets relative to historical or projected future operating results, a significant change in the use of the acquired assets or business strategy related to such assets, and significant negative industry, regulatory or economic trends. When an impairment review is deemed necessary, a comparison is made between the expected undiscounted future cash flows and the carrying amount of the asset. If the carrying amount of the asset is the larger of the two balances, an impairment loss is recognized equal to the amount the carrying amount of the asset exceeds the fair value of the asset. The fair value is determined by the use of quoted market prices, appraisals, or the use of valuation techniques such as expected discounted future cash flows. WPL must make assumptions and judgments regarding these estimated future cash flows and other factors to determine the recoverability and fair value of its long-lived assets. Refer to Note 1(e) of the “Notes to Consolidated Financial Statements” for details of wind sites currently expected to be used by WPL to develop future wind projects.

Unbilled Revenues - Energy sales to individual customers are based on the reading of their meters, which occurs on a systematic basis throughout the month. At the end of each month, amounts of energy delivered to customers since the date of the last meter reading are estimated and the corresponding estimated unbilled revenue is recorded. The unbilled revenue estimate is based on daily system demand volumes, estimated customer usage by class, weather impacts, line losses and the most recent customer rates. Such process involves the use of various judgments and assumptions and significant changes in these judgments and assumptions could have a material impact on WPL’s results of operations. At Dec. 31, 2009 and 2008, WPL’s unbilled revenues were $87 million and $92 million, respectively. Refer to “Results of Operations - Electric Margins - Unbilled Revenue Estimates” for discussion of annual adjustments to unbilled electric revenue estimates in the second quarters of 2009, 2008 and 2007.

Pensions and Other Postretirement Benefits - WPL sponsors various defined benefit pension and other postretirement benefits plans that provide benefits to a significant portion of its employees. Accounting for these retirement plans requires the use of judgments and assumptions, which represent significant estimates. There are many judgments and assumptions involved in determining an entity’s pension and other postretirement liabilities and costs each period including employee demographics (including age, life expectancies and compensation levels), discount rates, assumed rate of returns and funding. Changes made to the plan provisions may also impact current and future benefits costs. Judgments and assumptions are supported by historical data and reasonable projections and are reviewed annually. As of Dec. 31, 2009 (WPL’s most recent measurement date), future assumptions included discount rates of 5.80% and 5.55% to calculate benefit obligations associated with WPL’s defined benefit pension and other postretirement benefits plans, respectively, and an 8.25% future annual expected rate of return on plan assets. In selecting an assumed discount rate, management reviews various corporate Aa bond indices. The 8.25% annual expected rate of return is based on projected long-term equity and bond returns, maturities and asset allocations.

Refer to Notes 1(j) and 6(a) of the “Notes to Consolidated Financial Statements” for additional discussion of the accounting for pension and other postretirement benefits. Refer to “Other Future Considerations - Retirement Plan Costs” for discussion of anticipated material decreases in pension and other postretirement benefits expenses in 2010 resulting from increases in retirement plans’ assets during 2009.

Income Taxes - WPL is subject to income taxes in various jurisdictions. Accounting for income taxes requires judgments and assumptions to determine an entity’s income tax assets, liabilities, benefits and expenses each period. These judgments and assumptions represent significant estimates and include projections of WPL’s future taxable income used to determine its ability to utilize loss and credit carryforwards prior to their expiration and the interpretation of tax laws regarding uncertain tax positions. Judgments and assumptions are supported by historical data and reasonable projections and are reviewed quarterly by management. Significant changes in these judgments and assumptions could have a material impact on WPL’s financial condition and results of operations.

Refer to Note 5 of the “Notes to Consolidated Financial Statements” for additional details regarding uncertain tax positions.

Other Future Considerations - In addition to items discussed earlier in MDA and in the “Notes to Consolidated Financial Statements,” the following items could impact WPL’s future financial condition or results of operations:

Retirement Plan Costs - WPL’s net periodic benefit costs related to its defined benefit pension and other postretirement benefits plans are currently expected to be lower in 2010 than 2009 by approximately $10 million. The decrease in expected net periodic benefit costs are primarily due to lower amortization of actuarial losses and higher expected returns on plan assets resulting from significant increases in retirement plan assets during 2009. Approximately 30% to 40% of net periodic benefit costs are allocated to capital projects each year. As a result, the decrease in net periodic benefit costs is not expected to result in a comparable decrease in other operation and maintenance expenses. In addition, the PSCW authorized WPL to defer $12 million of other operation and maintenance expenses incurred in 2009 related to the retail portion of net periodic benefit costs that exceeded levels used to determine retail rates in 2009. Refer to Note 6(a) of the “Notes to Consolidated Financial Statements” for additional details of WPL’s defined benefit pension and other postretirement benefits plans.

Electric Sales Projections - WPL is currently expecting modest decreases in weather-normalized retail electric sales in 2010 compared to 2009 largely due to economic conditions in its service territory. Electric sales from industrial customers in 2010 are expected to be impacted the most as a result of the full year impacts of plant closures at various industrial customers in WPL’s service territory in 2009. WPL is currently unable to estimate the impacts of economic conditions on its future electric sales demand and electric margins.

Government Incentives for Wind Projects - WPL’s corporate strategy includes building a wind project to produce electricity to meet customer demand and renewable portfolio standards. In addition to producing electricity, this wind project may also generate material incentives depending on when it begins commercial operation. The ARRA enacted in February 2009 provides incentives to owners of wind projects placed into service between Jan. 1, 2009 and Dec. 31, 2012. The incentives available to qualified wind projects under the ARRA include production tax credits for a 10-year period based on the electricity output generated by the wind project, an investment tax credit equal to 30% of the qualified cost basis of the wind project, or a government grant equal to 30% of the qualified cost basis of the wind project. The government grant incentive is only available for qualified wind projects that are placed into service in 2009 or 2010 and qualified wind projects that began construction in 2009 or 2010 and are placed into service by Dec. 31, 2012.

WPL’s generation plan has one wind project that currently qualifies, or is expected to qualify, for one of these incentives based on the provisions of the ARRA. This wind project is WPL’s Bent Tree - Phase I wind project (200 MW capacity) that is expected to be fully commercially operational in 2011. WPL continues to evaluate the three options to maximize the incentives for its wind project. Selection of the government grant option must be made prior to the application deadline on Sep. 30, 2011. Selection of the investment tax credit option must be made prior to the due date of the Federal tax return for the calendar year the wind project begins commercial operation. WPL currently plans to recognize production tax credits for its eligible wind project until an incentive option is selected for the project. The amount of production tax credits is dependent on the level of electricity output generated by the wind project, which is impacted by a variety of operating and economic parameters. Any incentives for WPL’s wind project are expected to be utilized in determining customers’ rates.

Maintenance Costs for Wind Projects - Wind projects require periodic maintenance to ensure reliability of operations. WPL has entered into agreements with outside vendors to provide this service for its Bent Tree - Phase I wind project. WPL currently estimates approximately $8 million of annual maintenance expenses for its Bent Tree - Phase I wind project after it begins commercial operation.

Incentive Compensation Plans - Alliant Energy’s total compensation package includes an incentive compensation program, which provides substantially all of Alliant Energy’s non-bargaining employees an opportunity to receive annual short-term incentive cash payments based on the achievement of specific annual operational and financial performance measures. The operational performance measures relate to diversity, safety and customer satisfaction, and the financial performance measures include utility earnings per share from continuing operations and cash flows from operations generated by IPL, WPL and Corporate Services. In addition, the total compensation program for certain key employees includes long-term incentive awards issued under an Equity Incentive Plan (EIP). Refer to Note 6(b) of the “Notes to Consolidated Financial Statements” for additional discussion of outstanding awards issued under the EIP and the proposed 2010 Omnibus Incentive Plan. WPL is currently unable to determine what impacts these incentive compensation plans will have on its future financial condition or results of operations.

MANAGEMENT’S ANNUAL REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Wisconsin Power and Light Company and subsidiaries (WPL) is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. WPL’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.

Because of the inherent limitations of internal control over financial reporting, misstatements may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

WPL’s management assessed the effectiveness of WPL’s internal control over financial reporting as of December 31, 2009 using the criteria set forth in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, WPL’s management concluded that, as of December 31, 2009, WPL’s internal control over financial reporting was effective.

William D. Harvey
Chairman and Chief Executive Officer

Patricia L. Kampling
Executive Vice President-Chief Financial Officer and Treasurer

Thomas L. Hanson
Vice President-Controller and Chief Accounting Officer

February 26, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareowners of Wisconsin Power and Light Company

Madison, Wisconsin

We have audited the accompanying consolidated balance sheets of Wisconsin Power and Light Company and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of income, common equity, comprehensive income, and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin

February 26, 2010

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2009	2008	2007
	(in millions)
Operating revenues:
Electric utility	$1,160.3	$1,153.0	$1,140.7
Gas utility	216.5	300.0	265.7
Other	9.3	12.8	10.4

	1,386.1	1,465.8	1,416.8

Operating expenses:
Electric production fuel and energy purchases	451.3	434.2	417.5
Purchased electric capacity	144.6	145.1	166.6
Electric transmission service	94.2	93.2	81.0
Cost of gas sold	138.1	213.6	175.0
Other operation and maintenance	234.3	232.3	236.2
Depreciation and amortization	115.4	101.7	109.9
Taxes other than income taxes	41.2	40.8	39.9

	1,219.1	1,260.9	1,226.1

Operating income	167.0	204.9	190.7

Interest expense and other:
Interest expense	74.8	62.2	49.6
Equity income from unconsolidated investments	(37.0)	(33.9)	(28.4)
Allowance for funds used during construction	(5.7)	(9.6)	(2.6)
Interest income and other	(0.4)	(0.6)	(0.7)

	31.7	18.1	17.9

Income before income taxes	135.3	186.8	172.8

Income taxes	45.8	68.4	59.3

Net income	89.5	118.4	113.5

Preferred dividend requirements	3.3	3.3	3.3

Earnings available for common stock	$86.2	$115.1	$110.2

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED BALANCE SHEETS

	December 31,
ASSETS	2009	2008
	(in millions)
Property, plant and equipment:
Electric plant in service	$2,726.5	$2,500.3
Gas plant in service	393.8	370.1
Other plant in service	219.8	198.1
Accumulated depreciation	(1,185.8)	(1,165.9)

Net plant	2,154.3	1,902.6
Leased Sheboygan Falls Energy Facility, less accumulated amortization of $28.2 and $22.1	95.5	101.7
Construction work in progress:
Bent Tree - Phase I wind project	165.5	—
Other	39.4	88.4
Other, less accumulated depreciation of $1.6 and $1.1	21.0	3.8

	2,475.7	2,096.5

Current assets:
Cash and cash equivalents	18.5	4.5
Accounts receivable:
Customer, less allowance for doubtful accounts of $1.6 and $1.8	80.8	83.4
Unbilled utility revenues	86.7	92.5
Other, less allowance for doubtful accounts of $0.4 and $-	45.7	75.9
Income tax refunds receivable	81.3	8.4
Production fuel, at weighted average cost	39.1	40.4
Materials and supplies, at weighted average cost	22.7	22.8
Gas stored underground, at weighted average cost	27.4	47.9
Regulatory assets	78.6	21.8
Prepaid gross receipts tax	38.5	37.8
Derivative assets	11.2	10.7
Other	30.3	25.6

	560.8	471.7

Investments:
Investment in American Transmission Company LLC	218.6	195.1
Other	22.7	22.2

	241.3	217.3

Other assets:
Regulatory assets	331.3	378.6
Deferred charges and other	72.3	101.4

	403.6	480.0

Total assets	$3,681.4	$3,265.5

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED BALANCE SHEETS (Continued)

	December 31,
CAPITALIZATION AND LIABILITIES	2009	2008
	(in millions, except per share and share amounts)
Capitalization:
Wisconsin Power and Light Company common equity:
Common stock - $5 par value - 18,000,000 shares authorized; 13,236,601 shares outstanding	$66.2	$66.2
Additional paid-in capital	768.9	668.9
Retained earnings	419.6	424.4

Total Wisconsin Power and Light Company common equity	1,254.7	1,159.5
Cumulative preferred stock	60.0	60.0
Long-term debt, net (excluding current portion)	931.6	782.9

	2,246.3	2,002.4

Current liabilities:
Current maturities of long-term debt	100.0	—
Commercial paper	—	43.7
Accounts payable	99.6	130.9
Accounts payable to associated companies	15.7	26.1
Accrued interest	24.1	17.9
Regulatory liabilities	32.5	50.9
Accrued taxes	6.1	2.4
Derivative liabilities	51.0	8.6
Other	33.4	24.0

	362.4	304.5

Other long-term liabilities and deferred credits:
Deferred income taxes	490.8	329.3
Regulatory liabilities	159.6	174.1
Capital lease obligations - Sheboygan Falls Energy Facility	110.4	113.4
Pension and other benefit obligations	121.7	185.1
Other	190.2	156.7

	1,072.7	958.6

Commitments and contingencies (Note 12)
Total capitalization and liabilities	$3,681.4	$3,265.5

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2009	2008	2007
	(in millions)
Cash flows from operating activities:
Net income	$89.5	$118.4	$113.5
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	115.4	101.7	109.9
Other amortizations	35.2	38.4	38.7
Deferred tax expense (benefit) and investment tax credits	157.7	36.1	(6.9)
Equity income from unconsolidated investments	(37.0)	(33.9)	(28.4)
Distributions from equity method investments	29.9	27.8	21.7
Other	8.5	(6.6)	(1.6)
Other changes in assets and liabilities:
Accounts receivable	31.3	(68.7)	19.6
Income tax refunds receivable	(72.9)	(5.8)	(0.7)
Prepaid pension costs	—	37.2	(24.2)
Regulatory assets	(54.2)	(192.3)	44.3
Accounts payable	(16.0)	27.2	2.6
Regulatory liabilities	(22.2)	2.3	3.7
Derivative liabilities	51.5	7.1	(38.8)
Deferred income taxes	2.5	22.4	15.1
Non-current taxes payable	36.2	(0.2)	0.1
Pension and other benefit obligations	(63.4)	112.3	0.4
Other	13.8	16.3	(11.0)

Net cash flows from operating activities	305.8	239.7	258.0

Cash flows used for investing activities:
Utility construction and acquisition expenditures:
Neenah Energy Facility and related assets	(92.4)	—	—
Other	(416.0)	(363.1)	(203.1)
Advances for customer energy efficiency projects	(28.1)	(34.5)	(44.9)
Collections of advances for customer energy efficiency projects	58.6	33.1	30.7
Proceeds from asset sales	0.1	2.6	23.6
Other	(15.6)	(14.1)	(13.3)

Net cash flows used for investing activities	(493.4)	(376.0)	(207.0)

Cash flows from (used for) financing activities:
Common stock dividends	(91.0)	(91.3)	(191.1)
Preferred stock dividends	(3.3)	(3.3)	(3.3)
Capital contribution from parent	100.0	100.0	—
Proceeds from issuance of long-term debt	250.0	250.0	300.0
Payments to retire long-term debt	—	(60.0)	(105.0)
Net change in short-term borrowings	(43.7)	(38.1)	(53.1)
Other	(10.4)	(16.9)	0.3

Net cash flows from (used for) financing activities	201.6	140.4	(52.2)

Net increase (decrease) in cash and cash equivalents	14.0	4.1	(1.2)

Cash and cash equivalents at beginning of period	4.5	0.4	1.6

Cash and cash equivalents at end of period	$18.5	$4.5	$0.4

Supplemental cash flows information:
Cash paid (refunded) during the period for:
Interest	$69.6	$57.6	$42.5

Income taxes, net of refunds	$(76.1)	$30.7	$62.5

Noncash investing and financing activities:
Capital lease obligations incurred	$0.7	$—	$—

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF COMMON EQUITY

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total WPL Common Equity
	(in millions)
2007:
Beginning balance (a)	$66.2	$568.6	$483.5	$(7.5)	$1,110.8
Earnings available for common stock			110.2		110.2
Common stock dividends			(191.1)		(191.1)
Adoption of accounting for uncertain tax positions (Note 5)			(0.8)		(0.8)
Other		0.2			0.2
Other comprehensive income, net of tax				7.5	7.5

Ending balance	66.2	568.8	401.8	—	1,036.8

2008:
Earnings available for common stock			115.1		115.1
Common stock dividends			(91.3)		(91.3)
Capital contribution from parent		100.0			100.0
Adoption of new measurement date for retirement plans, net of tax of ($1.2) (Note 6(a))			(1.2)		(1.2)
Other		0.1			0.1

Ending balance	66.2	668.9	424.4	—	1,159.5

2009:
Earnings available for common stock			86.2		86.2
Common stock dividends			(91.0)		(91.0)
Capital contribution from parent		100.0			100.0

Ending balance	$66.2	$768.9	$419.6	$—	$1,254.7

(a)	Accumulated other comprehensive loss at Jan. 1, 2007 consisted entirely of retirement benefits compensation-related adjustments.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2009	2008	2007
	(in millions)
Earnings available for common stock	$86.2	$115.1	$110.2
Other comprehensive income, net of tax:
Pension and other postretirement benefits amortizations and reclassification to regulatory assets, net of tax of $-, $- and $5.7	—	—	7.5

Total other comprehensive income	—	—	7.5

Comprehensive income	$86.2	$115.1	$117.7

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) General -

Description of Business - The consolidated financial statements include the accounts of Wisconsin Power and Light Company (WPL) and its primary consolidated subsidiary, WPL Transco LLC. WPL is a direct subsidiary of Alliant Energy Corporation (Alliant Energy) and is engaged principally in the generation and distribution of electric energy, the distribution and transportation of natural gas, and various other energy-related services. WPL’s service territories are located in south and central Wisconsin.

Basis of Presentation - The consolidated financial statements reflect investments in controlled subsidiaries on a consolidated basis and WPL’s proportionate share of jointly owned utility facilities. Unconsolidated investments, which WPL does not control, but does have the ability to exercise significant influence over operating and financial policies, are accounted for under the equity method of accounting. Investments that do not meet the criteria for consolidation or the equity method of accounting are accounted for under the cost method. WPL did not reflect any variable interest entities on a consolidated basis in the consolidated financial statements. Refer to Notes 9(a) and 18 for further discussion of equity method investments and variable interest entities, respectively.

All significant intercompany balances and transactions have been eliminated from the consolidated financial statements. The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (U.S.) (GAAP), which give recognition to the rate making and accounting practices of the Federal Energy Regulatory Commission (FERC) and state commissions having regulatory jurisdiction. Certain prior period amounts have been reclassified on a basis consistent with the current period financial statement presentation.

Use of Estimates - The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect: a) the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements; and b) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(b) Regulatory Assets and Liabilities - WPL is subject to regulation by FERC and the Public Service Commission of Wisconsin (PSCW). As a result, WPL is subject to GAAP provisions for regulated operations, which provide that rate-regulated public utilities record certain costs and credits allowed in the rate making process in different periods than for non-regulated entities. These are deferred as regulatory assets or accrued as regulatory liabilities and are generally recognized in the Consolidated Statements of Income at the time they are reflected in rates.

Regulatory Assets - At Dec. 31, regulatory assets were comprised of the following items (in millions):

	2009	2008
Pension and other postretirement benefits (Note 6(a))	$222.3	$266.8
Derivatives (Note 11(a))	65.1	13.0
Asset retirement obligations (Note 17)	14.7	13.4
Proposed base-load projects	12.7	35.6
Benefits costs	12.0	—
Tax-related (Notes 1(c) and 5)	11.8	10.6
Proposed clean air compliance projects	10.3	8.2
Debt redemption costs (Note 1(o))	7.7	8.2
Environmental-related (Note 12(e))	6.5	8.1
Midwest Independent Transmission System Operator (MISO)-related costs	5.0	10.0
Other	41.8	26.5

	$409.9	$400.4

A portion of the regulatory assets in the above table are not earning a return. These regulatory assets are expected to be recovered from customers in future rates, however the carrying costs of these assets are borne by WPL. At Dec. 31, 2009, WPL had $25 million of regulatory assets representing past expenditures that were not earning a return. WPL’s regulatory assets that were not earning a return consisted primarily of debt redemption costs, the wholesale portion of costs for proposed base-load and clean air compliance projects and the retail portion of under collected natural gas costs. All other regulatory assets reported in the above table either earn a return or the cash has not yet been expended, in which case the assets are offset by liabilities that also do not incur a carrying cost.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Pension and other postretirement benefits - The PSCW has authorized WPL to record the retail portion of its previously unrecognized net actuarial gains and losses, prior service costs and credits, and transition assets and obligations as regulatory assets in lieu of accumulated other comprehensive loss on the Consolidated Balance Sheets. WPL also recognizes the wholesale portion of its previously unrecognized net actuarial gains and losses, prior service costs and credits and transition assets and obligations as regulatory assets on the Consolidated Balance Sheets because the costs are expected to be recovered in rates in future periods under the formula rate structure implemented in 2007. These regulatory assets will be increased or decreased as the net actuarial gains or losses, prior service costs or credits, and transition assets or obligations are subsequently amortized and recognized as a component of net periodic benefit costs.

Derivatives - WPL generally records unrealized losses from its derivative instruments with offsets to regulatory assets based on its fuel and natural gas cost recovery mechanisms, which allow prudently incurred costs from derivative instruments to be recovered from customers in the future when any losses are realized.

Asset retirement obligations - WPL believes it is probable that any differences between expenses accrued for legal asset retirement obligations related to its regulated operations and expenses recovered currently in rates will be recoverable in future rates, and is deferring the difference as a regulatory asset.

Proposed base-load project - In December 2008, the PSCW issued an order denying WPL’s application to construct a 300 megawatt (MW) coal-fired electric generating facility in Cassville, Wisconsin referred to as Nelson Dewey #3. Costs included in the above table reflect the remaining retail and wholesale portions of costs related to this project.

Retail portion - In December 2008, WPL received approval from the PSCW to recover $4 million from its retail customers during calendar year 2009 for a portion of the costs incurred through December 2007. In December 2009, WPL received approval from the PSCW to recover an additional $11 million of project costs from its retail customers over a five-year period ending December 2014. In December 2009, the PSCW also denied WPL recovery of the remaining project costs, which represent all project costs incurred by WPL after June 2008 and one-half of the pre-construction project costs incurred by WPL prior to July 2008. As a result of this PSCW order, WPL recorded a pre-tax regulatory-related charge of $11 million in “Other operation and maintenance” in the Consolidated Statement of Income in 2009.

Wholesale portion - In April 2009, WPL executed an agreement with its wholesale customers to recover $4 million of the wholesale portion of the capitalized expenditures for the Nelson Dewey #3 project that were incurred by WPL through December 2008. The agreement allows WPL to recover the $4 million of capitalized expenditures from its wholesale customers over a 12-month period ending May 2010. As a result of this agreement, WPL recorded a pre-tax regulatory-related charge of $4 million in “Other operation and maintenance” in the Consolidated Statement of Income in 2008.

Benefits costs - In December 2008, WPL received approval from the PSCW to defer the retail portion of pension and other benefit costs charged to other operation and maintenance expenses during 2009 in excess of $4 million. WPL’s retail portion of pension and other benefit costs expensed during 2009 were $16 million resulting in the recognition of a regulatory asset of $12 million for the deferred portion of these costs. In December 2009, WPL received approval from the PSCW to recover the deferred costs over a five-year period ending December 2014.

Proposed Clean Air Compliance Program (CACP) projects - CACP projects require material expenditures for activities related to determining the feasibility of environmental compliance projects under consideration. These expenditures commonly called preliminary survey and investigation charges are generally recorded as regulatory assets on the Consolidated Balance Sheets in accordance with FERC regulations. The retail portion of these amounts is expensed immediately unless otherwise authorized by the PSCW. However, since these amounts are material for WPL’s CACP projects, WPL requested and received deferral accounting approval to record the retail portion of these costs as regulatory assets on the Consolidated Balance Sheets.

The wholesale portion of amounts deferred and recorded as preliminary survey and investigation charges do not include any accrual of carrying costs or allowance for funds used during construction (AFUDC). WPL’s retail portion of deferred preliminary survey and investigation charges (commonly referred to as pre-certification expenditures) and construction expenditures incurred prior to project approval that are recorded in regulatory assets include accrual of carrying costs as prescribed in the approved deferral order. Upon regulatory approval of the project, the wholesale portion of deferred

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

preliminary survey and investigation charges as well as all pre-construction expenditures are transferred to construction work in progress (CWIP) and begin to accrue AFUDC. The retail portion of deferred preliminary survey and investigation charges or pre-certification expenditures remain as regulatory assets until they are approved for inclusion in revenue requirements and amortized to expense. In December 2009, WPL received approval from the PSCW to recover $4 million from its retail customers over a three-year period ending December 2012 for a portion of the pre-certification expenditures incurred through December 2008.

WPL anticipates that all remaining costs for proposed clean air compliance projects are probable of recovery from future rates charged to customers. The recovery period for these remaining costs will generally be determined by regulators in future rate proceedings.

Debt redemption costs - For debt retired early with no subsequent re-issuance, WPL defers any unamortized debt issuance costs and discounts as regulatory assets. These regulatory assets are amortized over the remaining original life of the debt retired early. Losses resulting from the refinancing of debt are deferred as regulatory assets and amortized over the life of the new debt issued.

Environmental-related - Under the current rate making treatment approved by the PSCW, WPL’s manufactured gas plant (MGP) expenditures are deferred and collected from retail gas customers over a five-year period after new rates are implemented. Regulatory assets have been recorded by WPL, which reflect the probable future rate recovery of MGP expenditures.

MISO-related costs - In August 2007, the PSCW issued an order requiring WPL to discontinue, effective Dec. 31, 2007, the deferral of the retail portion of certain costs incurred by WPL to participate in the MISO market. WPL incurred $10 million of deferred retail costs prior to 2008 to participate in the MISO market that were recognized in regulatory assets on the Consolidated Balance Sheets. In December 2008, WPL received approval from the PSCW to recover the $10 million of deferred retail costs over a two-year period ending December 2010. MISO costs incurred after Dec. 31, 2007 are subject to recovery through WPL’s retail electric fuel-related cost recovery mechanism.

Other - WPL assesses whether its regulatory assets are probable of future recovery by considering factors such as applicable regulations, recent orders by the applicable regulatory agencies, historical treatment of similar costs by the applicable regulatory agencies and regulatory environment changes. Based on these assessments, WPL believes the regulatory assets recognized as of Dec. 31, 2009 in the above table are probable of future recovery. However, no assurance can be made that WPL will recover all of these regulatory assets in future rates. If future recovery of a regulatory asset ceases to be probable, the regulatory asset will be charged to expense in the period in which future recovery ceases to be probable.

Regulatory Liabilities - At Dec. 31, regulatory liabilities were comprised of the following items (in millions):

	2009	2008
Cost of removal obligations	$143.0	$150.6
Tax-related (Notes 1(c) and 5)	12.2	12.0
Derivatives (Note 11(a))	12.2	8.9
Emission allowances (Note 15)	6.2	7.3
Commodity cost recovery (Notes 1(h) and 2)	4.2	38.2
Other	14.3	8.0

	$192.1	$225.0

Regulatory liabilities related to cost of removal obligations, to the extent expensed through depreciation rates, reduce rate base. A significant portion of the remaining regulatory liabilities are not used to reduce rate base in the revenue requirement calculations utilized in WPL’s rate proceedings.

Cost of removal obligations - WPL collects in rates future removal costs for many assets that do not have an associated legal asset retirement obligation. WPL records a regulatory liability for the estimated amounts it has collected in rates for these future removal costs less amounts spent on removal activities.

Derivatives - WPL generally records unrealized gains from its derivative instruments with offsets to regulatory liabilities based on its fuel and natural gas cost recovery mechanisms, which require gains from derivative instruments to be refunded to customers in the future when any gains are realized.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Emission allowances - WPL has entered into various transactions for the purchase and sale or non-monetary exchange of sulfur dioxide (SO2) and nitrogen oxide (NOx) emission allowances. The emission allowances acquired in these transactions were recorded as intangible assets. The value received from these transactions was recorded as regulatory liabilities given the emission allowances relinquished had a zero-cost basis. The amortization of these intangible assets and regulatory liabilities are equal and offsetting and based on the amount of the emission allowances acquired that were utilized each reporting period.

Commodity cost recovery - WPL’s wholesale electric rates and retail gas rates provide for subsequent adjustments to rates for changes in prudently incurred commodity costs used to serve customers. The cumulative under/over collection of these commodity costs are recorded as regulatory assets/liabilities until they are automatically reflected in future billings to customers. Refer to Note 2 for discussion of certain rate refund reserves recorded as regulatory liabilities on the Consolidated Balance Sheets related to the commodity cost recovery mechanism used to determine WPL’s retail electric rates.

(c) Income Taxes - WPL follows the liability method of accounting for deferred income taxes, which requires the establishment of deferred income tax assets and liabilities, as appropriate, for temporary differences between the tax basis of assets and liabilities and the amounts reported in the consolidated financial statements. Deferred income taxes are recorded using currently enacted tax rates. The PSCW has allowed rate recovery of deferred taxes on all temporary differences since August 1991.

WPL recognizes positions taken, or expected to be taken, in income tax returns that are more-likely-than-not to be realized, assuming that the position will be examined by tax authorities with full knowledge of all relevant information. If it is more-likely-than-not that a tax position, or some portion thereof, will not be sustained, the related tax benefits are not recognized in the consolidated financial statements. For the majority of uncertain tax positions, the ultimate deductibility is highly certain, but there is uncertainty about the timing of such deductibility. Uncertain tax positions may result in an increase in income taxes payable, a reduction of income tax refunds receivable or changes in deferred taxes. Also, when uncertainty about the deductibility of an amount is limited to the timing of such deductibility, the increase in taxes payable (or reduction in tax refunds receivable) is accompanied by a decrease in deferred tax liabilities. WPL recognizes current taxes payable related to uncertain tax positions in “Accrued taxes” and non-current taxes payable related to uncertain tax positions in “Other long-term liabilities and deferred credits” on the Consolidated Balance Sheets. WPL recognizes net interest and penalties related to uncertain tax positions in “Income taxes” in the Consolidated Statements of Income. Refer to Note 5 for further discussion of uncertain tax positions.

WPL defers investment tax credits and amortizes the credits to income over the average lives of the related property. Other tax credits for WPL reduce income tax expense in the year claimed.

WPL has elected the alternative transition method to calculate its beginning pool of excess tax benefits available to absorb any tax deficiencies associated with recognition of share-based payment awards.

(d) Cash and Cash Equivalents - Cash and cash equivalents include short-term liquid investments that have original maturities of less than 90 days.

(e) Utility Property, Plant and Equipment -

General - Plant in service is recorded at the original cost of construction, which includes material, labor, contractor services, AFUDC and allocable overheads, such as supervision, engineering, benefits, certain taxes and transportation. Repairs, replacements and renewals of items of property determined to be less than a unit of property or that do not increase the property’s life or functionality are charged to maintenance expense. Ordinary retirements of plant in service and salvage value are netted and charged to accumulated depreciation upon removal from plant in service accounts and no gain or loss is recognized. Removal costs incurred are charged to a regulatory liability.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Electric plant in service - Electric plant in service by functional category at Dec. 31 was as follows (in millions):

	2009	2008
Distribution	$1,529.0	$1,402.2
Generation	1,138.9	1,043.7
Other	58.6	54.4

	$2,726.5	$2,500.3

Wind Generation Projects -

Bent Tree Wind Project - In March 2009, WPL acquired approximately 400 MW of wind site capacity in Freeborn County, Minnesota, referred to as the Bent Tree wind project. The initial 200 MW of the wind project is expected to begin construction in 2010. Future development of the balance of the wind project will depend on numerous factors such as renewable portfolio standards, availability of wind turbines and transmission capabilities.

In 2009, WPL received approval from the Minnesota Public Utilities Commission and PSCW to construct the initial 200 MW of the wind project. The capitalized costs related to this 200 MW wind project were transferred from “Other property, plant and equipment” to “Construction work in progress - Bent Tree - Phase I wind project” on the Consolidated Balance Sheets in 2009 upon receiving regulatory approval for the project. As of Dec. 31, 2009, WPL incurred costs of $162 million and recognized $3 million of AFUDC related to the 200 MW wind project. The $162 million of incurred costs includes payments to Vestas-American Wind Technology, Inc. (Vestas) for 200 MW of wind turbine generator sets and related equipment and site acquisition costs.

As of Dec. 31, 2009, WPL’s capitalized costs related to the remaining approximately 200 MW of wind site capacity for the Bent Tree wind project were $14 million and were recorded in “Other property, plant and equipment” on the Consolidated Balance Sheet.

Green Lake and Fond du Lac Counties Wind Site - In March 2009, WPL purchased development rights to an approximately 100 MW wind site in Green Lake and Fond du Lac Counties in Wisconsin. As of Dec. 31, 2009, WPL’s capitalized costs related to this wind project were $5 million and were recorded in “Other property, plant and equipment” on the Consolidated Balance Sheet.

Acquisition of the Neenah Energy Facility - In June 2009, WPL acquired a 300 MW, simple-cycle, dual-fueled (natural gas/diesel) electric generating facility and related inventories (diesel fuel and materials and supplies) located in Neenah, Wisconsin from Alliant Energy Resources, LLC (Resources) for $92 million. The purchase price was allocated to property, plant and equipment ($90 million), production fuel ($1 million) and materials and supplies ($1 million) based on the net book value of the assets acquired. The Neenah Energy Facility is being depreciated using a group method of depreciation over a 30-year period.

Rock River and Blackhawk Generating Units - In 2009, WPL ceased operations and retired four of its gas-fired electric generating units known as Rock River Units 1 and 2, and Blackhawk Units 3 and 4 to reduce operating costs. These retirements were recorded as reductions of $58 million to “Electric plant in service” and “Accumulated depreciation” on the Consolidated Balance Sheets in 2009.

Depreciation - WPL uses a combination of remaining life and straight-line depreciation methods as approved by the PSCW. The composite or group method of depreciation is used, in which a single depreciation rate is applied to the gross investment in a particular class of property. This method pools similar assets and then depreciates each group as a whole. Periodic depreciation studies are performed to determine the appropriate group lives, net salvage and group deprecation rates. These depreciation studies are subject to review and approval by the PSCW. Depreciation expense is included within the recoverable cost of service component of rates charged to customers. The average rates of depreciation for electric and gas properties, consistent with current rate making practices, were as follows:

	2009	2008 (a)	2007
Electric	3.2%	3.2%	3.5%
Gas	2.8%	3.1%	3.6%

(a)	Effective July 1, 2008, WPL implemented updated depreciation rates as a result of a new depreciation study. These updated depreciation rates increased WPL’s earnings available for common stock in 2008 as compared to 2007 by approximately $5.3 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

AFUDC - AFUDC represents costs to finance construction additions including a return on equity component and cost of debt component as required by regulatory accounting. The concurrent credit for the amount of AFUDC capitalized is recorded as “Allowance for funds used during construction” in the Consolidated Statements of Income. The amount of AFUDC generated by equity and debt components was as follows (in millions):

	2009	2008	2007
Equity	$4.0	$6.4	$1.5
Debt	1.7	3.2	1.1

	$5.7	$9.6	$2.6

The increase in WPL’s AFUDC in 2008 compared to 2009 and 2007 was primarily due to AFUDC recognized in 2008 for WPL’s Cedar Ridge wind project. WPL’s Cedar Ridge wind project was placed in service in the fourth quarter of 2008.

AFUDC for WPL’s retail and wholesale jurisdiction construction projects is calculated in accordance with PSCW and FERC guidelines, respectively. The AFUDC recovery rates, computed in accordance with the prescribed regulatory formula, were as follows:

	2009	2008	2007
PSCW formula - retail jurisdiction (a)	9.0%	9.0%	9.0%
FERC formula - wholesale jurisdiction	6.7%	6.8%	5.5%

(a)	Consistent with the PSCW’s most recent retail rate case order issued in December 2009, WPL will earn a current return on 50% of the estimated CWIP related to its Bent Tree - Phase I wind project for 2010 and accrue AFUDC on the remaining 50% beginning Jan. 1, 2010. In addition, the PSCW’s order changed WPL’s AFUDC recovery rate to 8.76% from 9.0% effective Jan. 1, 2010.

(f) Other Property, Plant and Equipment - Other property, plant and equipment is recorded at the original cost of construction, which includes material, labor and contractor services. Repairs, replacements and renewals of items of property determined to be less than a unit of property or that do not increase the property’s life or functionality are charged to maintenance expense. The majority of other property is depreciated using the straight-line method over periods ranging from 5 to 15 years. Upon retirement or sale of other property, plant and equipment, the original cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in the Consolidated Statements of Income.

(g) Operating Revenues -

General - Revenues are primarily from electricity and natural gas sales and are recognized on an accrual basis as services are rendered or commodities are delivered to customers. WPL recognizes unbilled revenues based on estimated amounts of electricity and natural gas delivered but not yet billed to customers at the end of each reporting period.

WPL participates in bid/offer-based wholesale energy and ancillary services markets operated by MISO. The markets require that all market participants, including WPL, submit hourly day-ahead and/or real-time bids and offers for energy and ancillary services at locations across the MISO region. The day-ahead and real-time transactions are grouped together, resulting in a net supply to or net purchase from MISO of megawatt-hours (MWhs) for each hour of each day. The net supply to MISO is recorded in “Electric utility operating revenues” and the net purchase from MISO is recorded in “Electric production fuel and energy purchases” in the Consolidated Statements of Income.

Taxes Collected from Customers - WPL serves as a collection agent for sales or various other taxes and records revenues on a net basis. Operating revenues do not include the collection of the aforementioned taxes.

(h) Utility Cost Recovery Mechanisms -

Electric Production Fuel and Energy Purchases - WPL burns coal and other fossil fuels to produce electricity at its generating facilities to meet the demand of its customers and charges the cost of fossil fuels used during each period to electric production fuel expense. WPL also purchases electricity to meet the demand of its customers and charges these costs to energy purchases expense.

The tariffs for WPL’s wholesale electric customers provide for subsequent adjustments to its electric rates for changes in electric production fuel and purchased energy expenses. Changes in the under/over collection of these expenses are also recognized in electric production fuel and energy purchases expense. The cumulative effects of the under/over collection of these costs are recorded on the Consolidated Balance Sheets as current regulatory assets or current regulatory liabilities until they are reflected in future billings to customers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

WPL’s retail electric rates approved by the PSCW are based on forecasts of forward-looking test periods and include estimates of future electric production fuel and purchased energy expenses (fuel-related costs) anticipated during the test period. During each electric retail rate proceeding, the PSCW sets fuel monitoring ranges based on the forecasted fuel-related costs used to determine retail base rates. If WPL’s actual fuel-related costs fall outside these fuel monitoring ranges during the test period, WPL and/or other parties can request, and the PSCW can authorize, an adjustment to future retail electric rates based on changes in fuel-related costs only. The PSCW may authorize an interim retail rate increase. However, if the final retail rate increase is less than the interim retail rate increase, WPL must refund the excess collection to retail customers with interest at the current authorized return on common equity rate.

Purchased Electric Capacity - WPL enters into purchased power agreements (PPAs) to help meet the electricity demand of its customers. Certain of these PPAs include minimum payments for WPL’s rights to electric generating capacity, which are charged to purchased electric capacity expense. Purchased electric capacity expenses are recovered from WPL’s retail electric customers through changes in base rates determined during periodic rate proceedings. Purchased electric capacity expenses are recovered from WPL’s wholesale electric customers through annual changes in base rates determined by a formula rate structure.

Electric Transmission Service - WPL incurs costs for the transmission of electricity to its customers and charges these costs to electric transmission service expense. Electric transmission service expenses are recovered from WPL’s retail electric customers through changes in base rates determined during periodic rate proceedings. Electric transmission service expenses are recovered from WPL’s wholesale electric customers through annual changes in base rates determined by a formula rate structure.

Cost of Gas Sold - WPL incurs costs for the purchase, transportation and storage of natural gas to serve its gas customers and charges these costs to cost of gas sold. The tariffs for WPL’s retail gas customers provide for subsequent adjustments to its rates for changes in the cost of gas sold. Changes in the under/over collection of these costs are also recognized in cost of gas sold. The cumulative effects of the under/over collection of these costs are recorded on the Consolidated Balance Sheets as current regulatory assets or current regulatory liabilities until they are reflected in future billings to customers.

In 2007, WPL had a gas performance incentive that included a sharing mechanism whereby 35% of gains or losses relative to current commodity prices and benchmarks were retained by WPL, with 65% refunded to or recovered from customers. Effective Nov. 1, 2007, this gas performance incentive sharing mechanism was terminated. WPL’s gas performance incentive sharing mechanism resulted in gains of $5 million recorded as “Gas utility operating revenues” in the Consolidated Statement of Income in 2007.

Refer to Notes 1(b) and 2 for additional information regarding these utility cost recovery mechanisms.

(i) Financial Instruments - WPL periodically uses financial instruments to hedge exposures to fluctuations in certain commodity prices, volatility in a portion of electricity and natural gas sales volumes due to weather, transmission congestion costs and currency exchange rates. The fair value of those financial instruments that are determined to be derivatives are recorded as assets or liabilities on the Consolidated Balance Sheets. Derivative instruments representing unrealized gain positions are reported as derivative assets, and derivative instruments representing unrealized loss positions are reported as derivative liabilities at the end of each reporting period. WPL also has certain commodity purchase and sales contracts that have been designated, and qualify for, the normal purchase and sale exception and based on this designation, these contracts are accounted for on the accrual basis of accounting. WPL does not offset fair value amounts recognized for the right to reclaim cash collateral (receivable) or the obligation to return cash collateral (payable) against fair value amounts recognized for derivative instruments executed with the same counterparty under the same master netting arrangement. Refer to Note 1(b) for discussion of the recognition of regulatory assets and regulatory liabilities related to the unrealized losses and unrealized gains on WPL’s derivative instruments. Refer to Notes 11 and 12(f) for further discussion of derivatives and related credit risk, respectively.

(j) Pension and Other Postretirement Benefits Plans - For the defined benefit pension and other postretirement benefits plans sponsored by Alliant Energy Corporate Services, Inc. (Corporate Services), Alliant Energy allocates costs to WPL based on labor costs of plan participants.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(k) Asset Valuations - Long-lived assets to be held and used, excluding regulatory assets, are reviewed for possible impairment whenever events or changes in circumstances indicate the carrying value of the assets may not be recoverable. Impairment is indicated if the carrying value of an asset exceeds its undiscounted future cash flows. An impairment charge is recognized equal to the amount the carrying value exceeds the asset’s fair value. Refer to Note 1(b) for discussion of long-lived assets classified as regulatory assets.

If events or circumstances indicate the carrying value of investments accounted for under the equity method of accounting may not be recoverable, potential impairment is assessed by comparing the fair value of these investments to their carrying values as well as assessing if a decline in fair value is temporary. If an impairment is indicated, a charge is recognized equal to the amount the carrying value exceeds the investment’s fair value. Refer to Note 9(a) for additional discussion of investments accounted for under the equity method of accounting.

(l) Operating Leases - WPL has certain PPAs that provide it exclusive rights to all or a substantial portion of the output from the specific generating facility over the contract term and therefore are accounted for as operating leases. Costs associated with these PPAs are included in “Electric production fuel and energy purchases” and “Purchased electric capacity” in the Consolidated Statements of Income based on monthly payments for these PPAs. Monthly capacity payments related to one of these PPAs is higher during the peak demand period from May 1 through Sep. 30 and lower in all other periods during each calendar year. These seasonal differences in capacity charges are consistent with expected market pricing and the expected usage of energy from the facility.

(m) Emission Allowances - Emission allowances are granted by the U.S. Environmental Protection Agency (EPA) at zero cost and permit the holder of the allowances to emit certain gaseous by-products of fossil fuel combustion, including SO2 and NOx. Unused emission allowances may be bought and sold or carried forward to be utilized in future years. Purchased emission allowances are recorded as intangible assets at their original cost and evaluated for impairment as long-lived assets to be held and used. Emission allowances allocated to or acquired by WPL are held primarily for consumption. Amortization of emission allowances is based upon a weighted average cost for each category of vintage year utilized during the reporting period and is recorded in “Electric production fuel and energy purchases” in the Consolidated Statements of Income. Cash inflows and outflows related to sales and purchases of emission allowances are recorded as investing activities in the Consolidated Statements of Cash Flows. Refer to Note 15 for additional discussion of emission allowances and Note 1(b) for information regarding regulatory liabilities related to emission allowances.

(n) Asset Retirement Obligations - The fair value of any retirement costs associated with an asset for which WPL has a legal obligation is recorded as a liability with an equivalent amount added to the asset cost when an asset is placed in service or when sufficient information becomes available to determine a reasonable estimate of the fair value of future retirement costs. The fair value of asset retirement obligations is generally determined using discounted cash flow analyses. The liability is accreted to its present value each period and the capitalized cost is depreciated over the useful life of the related asset. For WPL, accretion and depreciation expense related to its regulated operations is recorded to regulatory assets on the Consolidated Balance Sheets. Upon settlement of the liability, an entity settles the obligation for its recorded amount or incurs a gain or loss. For WPL, any gain or loss related to its regulated operations is recorded to regulatory liabilities or regulatory assets on the Consolidated Balance Sheets. Refer to Note 17 for additional discussion of asset retirement obligations.

(o) Debt Issuance and Retirement Costs - WPL defers and amortizes debt issuance costs and debt premiums or discounts over the expected lives of the debt issues, considering maturity dates and, if applicable, redemption rights held by others. Refer to Note 8(b) for details on long-term debt and Note 1(b) for information on regulatory assets related to debt retired early or refinanced.

(p) New Accounting Pronouncements -

Fair Value Measurements

In February 2008, the Financial Accounting Standards Board (FASB) issued authoritative guidance requiring fair value measurements and disclosures for all nonrecurring fair value measurements of nonfinancial assets and liabilities. WPL adopted this guidance on Jan. 1, 2009 with no material impact on its financial condition and results of operations.

In April 2009, the FASB issued authoritative guidance for determining fair values when there is no active market or where the price inputs being used represent distressed sales. WPL adopted this clarifying guidance on June 30, 2009 with no material impact on its financial condition and results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In August 2009, the FASB issued authoritative guidance clarifying that the quoted price for an identical liability, when traded as an asset in an active market, is also a Level 1 measurement for that liability when no adjustment to the quoted price is required. In the absence of a Level 1 measurement, an entity must use one or more of the following valuation techniques to estimate fair value, which can be classified into two categories: 1) a valuation technique that uses a quoted price; and 2) another valuation technique based on the amount an entity would pay to transfer the identical liability or based on the amount an entity would receive to enter into an identical liability. WPL adopted this guidance on Oct. 1, 2009 with no material impact on its financial condition and results of operations.

Refer to Note 10 for disclosures about fair value measurements.

Redeemable Equity Instruments

In August 2009, the FASB issued authoritative guidance requiring preferred securities that are redeemable for cash or other assets to be classified outside of permanent equity if they are redeemable (1) at a fixed or determinable price on a fixed or determinable date, (2) at the option of the holder, or (3) upon the occurrence of an event that is not solely within the control of the issuer. WPL adopted this guidance in August 2009 with no material impact on its financial condition and results of operations. Refer to Note 7(b) for disclosures about redeemable equity instruments.

Variable Interest Entities (VIEs)

In June 2009, the FASB issued authoritative guidance changing the approach to determine a VIE’s primary beneficiary and requiring ongoing assessments of whether an enterprise is the primary beneficiary of a VIE. This guidance also requires additional disclosures about a company’s involvement with VIEs and any significant changes in risk exposure due to that involvement. WPL adopted this guidance on Jan. 1, 2010. Prior to the adoption of this guidance, special purpose entities were excluded from the scope of the accounting guidance for VIEs. Under this new guidance, the scope exception for special purpose entities has been eliminated. Refer to Note 18 for disclosures about VIEs.

Transfers of Financial Assets

In June 2009, the FASB issued authoritative guidance requiring additional disclosures about transfers of financial assets, including securitization transactions, and where companies have continuing exposure to the risks related to transferred financial assets. This guidance also eliminates the concept of a “qualifying special-purpose entity” and changes the requirements for derecognizing financial assets. WPL adopted this guidance on Jan. 1, 2010.

Subsequent Events

In May 2009, the FASB issued authoritative guidance establishing general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. In particular, this guidance sets forth: 1) the period after the balance sheet date during which management should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; 2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and 3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. WPL adopted this guidance on June 30, 2009 with no material impact on its financial condition and results of operations.

Other-Than-Temporary Impairments

In April 2009, the FASB issued authoritative guidance intending to bring greater consistency to the timing of impairment recognition and provide greater clarity to investors about the credit and noncredit components of impaired debt securities that are not expected to be sold. This guidance requires additional disclosures regarding expected cash flows, credit losses and an aging of securities with unrealized losses. WPL adopted this guidance on June 30, 2009 with no material impact on its financial condition and results of operations.

Equity Method Investments

In November 2008, the FASB issued authoritative guidance intended to address questions that have arisen regarding the application of equity method accounting guidance because of the significant changes to the guidance on business combinations and subsidiary equity transactions and the increased use of fair value measurements as a result of this guidance. WPL adopted this guidance prospectively for transactions occurring on or after Jan. 1, 2009 with no material impact on its financial condition or results of operations in 2009. Because the provisions of this guidance are only applied prospectively to transactions after adoption, the impact to WPL cannot be determined until any such transactions occur. Refer to Note 9(a) for disclosures about equity method investments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Business Combinations

In December 2007, the FASB issued authoritative guidance establishing principles and requirements for how the acquiring entity in a business combination: recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. In April 2009, the FASB issued revised authoritative guidance requiring an acquirer to recognize at fair value an asset acquired or liability assumed in a business combination that arises from a contingency if the acquisition-date fair value of that asset or liability can be determined during the measurement period. If the acquisition-date fair value cannot be determined then the acquirer follows the recognition criteria for contingencies to determine whether the contingency should be recognized as of the acquisition date or after it. WPL adopted this guidance prospectively for business combinations occurring on or after Jan. 1, 2009 with no material impact on its financial condition or results of operations in 2009.

Noncontrolling Interests

In December 2007, the FASB issued authoritative guidance amending accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This guidance also clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This guidance also changes the way the consolidated income statement is presented, establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation, requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated and requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s owners and the interests of the noncontrolling owners of a subsidiary. WPL adopted this guidance on Jan. 1, 2009 with retrospective application of the presentation and disclosure requirements. Adoption of this guidance had no material impact on its financial condition and results of operations.

(2) UTILITY RATE CASES

Retail Rate Case (2010 Test Year) - In December 2009, WPL received an order from the PSCW authorizing an annual retail electric rate increase of $59 million, or approximately 6%, and an annual retail natural gas increase of $6 million, or approximately 2%, effective January 2010. Refer to Note 1(b) for discussion of the PSCW’s decision in the December 2009 order regarding recovery of previously incurred costs for the cancelled Nelson Dewey #3 base-load project.

Fuel-related Retail Rate Cases - Retail fuel-related costs incurred by WPL in 2008 and 2007 were lower than retail fuel-related costs used to determine rates during such periods resulting in refunds owed to its retail electric customers. In 2009, WPL received approval from the PSCW to refund $23 million to its retail electric customers in 2009 related to the 2008 fuel-related retail rate case and the remaining $2 million of refunds to retail electric customers in 2009 related to fuel-related costs in the 2007 retail rate case. WPL completed these refunds in 2009.

In August 2009, WPL notified the PSCW that its actual retail fuel-related costs incurred during the month of July 2009 were below the monthly monitoring range of plus or minus 8% and projected annual retail fuel-related costs for 2009 could fall outside the annual monitoring range of plus or minus 2%. In September 2009, the PSCW issued an order that set WPL’s retail electric fuel rates currently in effect subject to refund beginning Sep. 1, 2009. In January 2010, WPL filed a retail electric fuel refund report indicating retail fuel over collections of $4 million for the period from Sep. 1, 2009 through Dec. 31, 2009. As of Dec. 31, 2009, WPL reserved $4 million, including interest, for refunds anticipated to be paid to its retail electric customers.

Refer to Note 1(h) for further discussion of WPL’s fuel cost recovery and Note 1(b) for discussion of various other rate matters.

(3) LEASES

(a) Operating Leases - WPL has entered into various agreements related to property, plant and equipment rights that are accounted for as operating leases. WPL’s most significant operating leases relate to certain PPAs. These PPAs contain fixed rental payments related to capacity and contingent rental payments related to the energy portion (actual MWh) of the respective agreements. Rental expenses associated with WPL’s operating leases were as follows (in millions):

	2009	2008	2007
Operating lease rental expenses (excluding contingent rentals)	$68	$77	$96
Contingent rentals related to certain PPAs	7	7	19
Other contingent rentals	—	—	1

	$75	$84	$116

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At Dec. 31, 2009, WPL’s future minimum operating lease payments, excluding contingent rentals, were as follows (in millions):

	2010	2011	2012	2013	2014	Thereafter	Total
Riverside Energy Center (Riverside) PPA	$58	$59	$60	$17	$—	$—	$194
Synthetic leases (a)	5	1	1	1	4	2	14
Other	2	5	1	2	—	1	11

	$65	$65	$62	$20	$4	$3	$219

(a)	The synthetic leases relate to the financing of certain utility railcars. The entities that lease these assets to WPL are not required to be consolidated and are not included on the Consolidated Balance Sheets. WPL has guaranteed the residual value of the related assets, which total $7 million in the aggregate. The guarantees extend through the maturity of each respective underlying lease with remaining terms up to six years. Residual value guarantee amounts have been included in the future minimum operating lease payments.

(b) Capital Lease - In 2005, WPL entered into a 20-year agreement with Resources’ Non-regulated Generation business to lease the Sheboygan Falls Energy Facility (SFEF), with an option for two lease renewal periods thereafter. The lease became effective in 2005 when SFEF began commercial operation. WPL is responsible for the operation of SFEF and has exclusive rights to its output. In 2005, the PSCW approved this affiliated lease agreement with initial monthly payments of approximately $1.3 million. The lease payments were based on a 50% debt to capital ratio, a return on equity of 10.9%, a cost of debt based on the cost of senior notes issued by Resources’ Non-regulated Generation business in 2005 and certain costs incurred to construct the facility. In accordance with its order approving the lease agreement, the PSCW will review the capital structure, return on equity and cost of debt every five years from the date of the order. The capital lease asset is amortized using the straight-line method over the 20-year lease term. Since the inception of the lease in 2005, WPL’s retail and wholesale rates have included recovery of the monthly SFEF lease payments. In 2009, 2008 and 2007, SFEF lease expenses were $18.5 million, $18.8 million and $19.0 million ($12.3 million, $12.6 million and $12.8 million included in “Interest expense” and $6.2 million, $6.2 million and $6.2 million included in “Depreciation and amortization” in the Consolidated Statements of Income), respectively. At Dec. 31, 2009, WPL’s estimated future minimum capital lease payments for SFEF were as follows (in millions):

2010	2011	2012	2013	2014	Thereafter	Total	Less: amount representing interest	Present value of net minimum capital lease payments
$15	$15	$15	$15	$15	$158	$233	$120	$113

(4) RECEIVABLES

(a) Cash Collateral - As of Dec. 31, 2009 and 2008, WPL had entered into numerous agreements to purchase electricity and natural gas to serve its customers. Exposure under certain of these agreements exceeded contractual limits, requiring WPL to provide cash collateral to certain counterparties. At Dec. 31, 2009 and 2008, cash collateral of $2 million and $15 million, respectively, was recorded in “Accounts receivable—other” on the Consolidated Balance Sheets.

(b) Advances for Customer Energy Efficiency Projects - WPL offers energy efficiency programs to certain of its customers. The energy efficiency programs provide low-cost financing to help customers identify, purchase and install energy efficiency improvement projects. The customers repay WPL with monthly payments over a term up to five years. The advances for and collections of customer energy efficiency projects are recorded as investing activities in the Consolidated Statements of Cash Flows. The current portion and non-current portion of outstanding advances for customer energy efficiency projects are recorded in “Accounts receivable—other” and “Deferred charges and other,” respectively, on the Consolidated Balance Sheets. At Dec. 31, 2009 and 2008, WPL’s outstanding advances for customer energy efficiency projects were as follows (in millions):

	2009	2008
Current portion	$29.0	$36.4
Non-current portion	54.0	77.1

	$83.0	$113.5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(5) INCOME TAXES

Income Tax Expense (Benefit) - The components of “Income taxes” in the Consolidated Statements of Income were as follows (in millions):

	2009	2008	2007
Current tax expense (benefit):
Federal	$(137.7)	$22.4	$55.8
State	(14.3)	10.5	10.2
Deferred tax expense (benefit):
Federal	153.6	34.2	(4.0)
State	9.3	3.3	(1.3)
Production tax credit	(3.9)	(0.3)	—
Investment tax credits	(1.3)	(1.4)	(1.5)
Provision recorded as a change in uncertain tax positions	39.7	0.1	—
Provision recorded as a change in accrued interest	0.4	(0.4)	0.1

	$45.8	$68.4	$59.3

Income Tax Rates - The overall effective income tax rates shown in the following table were computed by dividing total income tax expense by income before income taxes.

	2009	2008	2007
Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefits	4.4	4.6	4.8
Adjustment of prior period taxes	0.7	0.2	(0.1)
Amortization of excess deferred taxes	(0.2)	(0.7)	(1.0)
Amortization of investment tax credits	(1.0)	(0.7)	(0.8)
State filing changes	(1.8)	—	—
Production tax credits	(2.9)	(0.2)	—
Other items, net	(0.3)	(1.6)	(3.6)

Overall effective income tax rate	33.9%	36.6%	34.3%

State filing changes - In February 2009, the Wisconsin Senate Bill 62 (SB 62) was enacted. The most significant provision of SB 62 for WPL requires combined reporting for corporate income taxation in Wisconsin beginning with tax returns filed for the calendar year 2009. This provision requires all legal entities in which Alliant Energy owns a 50% or more interest to file as members of a unitary return in Wisconsin. As a result of this provision in SB 62 and in order to take advantage of efficiencies that may be available as a result of WPL and Interstate Power and Light Company (IPL) sharing resources and facilities, WPL plans to file as a member of Iowa consolidated tax returns beginning with calendar year 2009. Changes in state apportioned income tax rates resulting from Wisconsin combined reporting requirements and WPL’s plans to be included in Iowa consolidated tax returns required WPL to adjust the carrying value of its deferred income tax assets and liabilities in 2009. WPL recognized net income tax benefits in 2009 of $2.4 million related to these impacts.

Deferred Tax Assets and Liabilities - Consistent with rate making treatment, deferred taxes are offset in the table below for temporary differences which have related regulatory assets and liabilities. The deferred income tax (assets) and liabilities included on the Consolidated Balance Sheets at Dec. 31 arise from the following temporary differences (in millions):

	2009			2008
	Deferred Tax Assets	Deferred Tax Liabilities	Net	Deferred Tax Assets	Deferred Tax Liabilities	Net
Property	$—	$389.0	$389.0	$—	$232.5	$232.5
Investment in American Transmission Co. LLC (ATC)	—	71.5	71.5	—	52.2	52.2
Pension and other postretirement benefits obligations	—	31.4	31.4	—	33.5	33.5
Prepaid gross receipts tax	—	15.3	15.3	—	15.1	15.1
Regulatory asset - base-load project	—	5.1	5.1	—	11.0	11.0
Regulatory asset/(liability) - commodity cost recovery	—	1.6	1.6	(18.1)	—	(18.1)
Investment tax credits	(8.2)	—	(8.2)	(9.0)	—	(9.0)
Net operating losses carryforward - state	(9.2)	—	(9.2)	—	—	—
Federal credit carryforward	(11.2)	—	(11.2)	—	—	—
Customer advances	(14.6)	—	(14.6)	(13.6)	—	(13.6)
Net operating losses carryforward - federal	(15.4)	—	(15.4)	—	—	—
Other	(13.0)	23.8	10.8	(8.2)	13.0	4.8

	$(71.6)	$537.7	$466.1	$(48.9)	$357.3	$308.4

			2009			2008
Other current assets			$(24.7)			$(20.9)
Deferred income taxes			490.8			329.3

Total deferred tax (assets) and liabilities			$466.1			$308.4

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property - The increases in deferred tax liabilities during 2009 were primarily due to additional temporary differences resulting from bonus tax depreciation deductions eligible for assets placed in service in 2009 under the American Recovery and Reinvestment Act of 2009 and a recent change in method of accounting for tax purposes related to repair expenditures. The change in tax method of accounting for repairs expenditures allows a current tax deduction for certain repair expenditures that are capitalized for book purposes and was included in the federal and state income tax returns for calendar year 2008 filed in the second half of 2009.

Income Tax Refunds Receivable - In 2009, “Income tax refunds receivable” on the Consolidated Balance Sheets increased $73 million primarily due to tax deductions for repair expenditures discussed above and current deductions from bonus tax depreciation in 2009.

Uncertain Tax Positions - WPL adopted new authoritative guidance related to accounting for uncertainty in income taxes on Jan. 1, 2007. WPL’s cumulative effect of the adoption was an increase in its net liability for uncertain tax positions and a reduction to its Jan. 1, 2007 balance of retained earnings of $0.8 million.

A reconciliation of the beginning and ending amounts of uncertain tax positions, excluding interest, for WPL for 2009, 2008 and 2007 is as follows (in millions):

	2009	2008	2007
Balance, Jan. 1	$2.5	$2.4	$2.4
Additions based on tax positions related to the current year	2.5	0.4	0.1
Reductions based on tax positions related to the current year	—	—	—
Additions for tax positions of prior years (a)	37.3	2.5	—
Reductions for tax positions of prior years	(0.2)	(0.3)	(0.1)
Settlements with taxing authorities	—	(2.5)	—
Lapse of statute of limitations	—	—	—

Balance, Dec. 31	$42.1	$2.5	$2.4

(a)	The additions of tax positions of prior years were primarily related to positions taken by WPL on its federal and state tax returns related to the capitalization and dispositions of property.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Dec. 31, 2009	Dec. 31, 2008	Dec. 31, 2007
Tax positions favorably impacting future effective tax rates	$1.4	$1.7	$1.5
Interest accrued	2.1	0.3	0.5
Penalties accrued	—	—	—

Open tax years - Tax years that remain subject to examination by major jurisdictions are as follows:

Major Jurisdiction	Open Years
Consolidated Federal income tax returns	2005-2008
Wisconsin income tax returns	2005-2008

Reasonably possible changes to uncertain tax positions in 2010 - In 2010, statutes of limitations will expire for WPL’s tax returns in multiple state jurisdictions. The impact of the statutes of limitations expiring is not anticipated to be material. In addition, it is anticipated that Alliant Energy will finalize its U.S. federal income tax audit for calendars years 2005 through 2008 in 2010 except for the audit of the repairs expenditure change in method of tax accounting. The federal income tax return for calendar year 2009 is part of the Compliance Assurance Program of the Internal Revenue Service (IRS) and as a result, the audit of such return is anticipated to be completed by the end of 2010. Based on the anticipated timing of completing these audits, WPL recognized $5 million in “Accrued taxes” on the Consolidated Balance Sheets for the expected resolution of a portion of its uncertain tax positions in 2010 primarily related to the capitalization and dispositions of property.

Other Income Tax Matters - Alliant Energy files a consolidated federal income tax return, which includes the aggregate taxable income or loss of Alliant Energy and its subsidiaries. In addition, a combined return including Alliant Energy and all of its subsidiaries will be filed in Wisconsin beginning with the tax return for calendar year 2009. Under the terms of a tax sharing agreement signed in 2009 between Alliant Energy and its subsidiaries, the subsidiaries now calculate state income tax using consolidated apportionment rates applied to separate company taxable income. Prior to 2009, WPL calculated income tax provisions using the separate return methodology. Separate return amounts prior to 2009 were adjusted for state apportionment benefits, net of federal tax with any difference between the separate return methodology and the actual consolidated return allocated as prescribed in the prior tax allocation agreement. In 2009, 2008 and 2007, WPL’s foreign sources of income were not material.

(6) BENEFIT PLANS

(a) Pension and Other Postretirement Benefits Plans - WPL provides retirement benefits to substantially all of its employees through various non-contributory defined benefit pension plans and a defined contribution plan (401(k) savings plan). Benefits of the non-contributory defined benefit pension plans are based on the plan participant’s years of service, age and compensation. Benefits of the defined contribution plan are based on the plan participant’s years of service, age, compensation and contributions. WPL also provides certain defined benefit postretirement health care and life benefits to eligible retirees. In general, the health care plans are contributory with participants’ contributions adjusted regularly and the life insurance plans are non-contributory.

Assumptions - The assumptions for WPL’s qualified defined benefit pension and other postretirement benefits plans at the measurement dates of Dec. 31, 2009, Dec. 31, 2008 and Sep. 30, 2007 were as follows (Not Applicable (N/A)):

	Qualified Defined Benefit Pension Plan			Other Postretirement Benefits Plans
	2009	2008	2007	2009	2008	2007
Discount rate for benefit obligations	5.8%	6.15%	6.2%	5.55%	6.15%	6.2%
Discount rate for net periodic cost	6.15%	6.2%	5.85%	6.15%	6.2%	5.85%
Expected rate of return on plan assets	8.25%	8.5%	8.5%	8.25%	8.5%	8.5%
Rate of compensation increase	3.5%	3.5%	3.5%	3.5%	3.5%	3.5%
Medical cost trend on covered charges:
Initial trend rate	N/A	N/A	N/A	7.5%	8%	8%
Ultimate trend rate	N/A	N/A	N/A	5%	5%	5%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Expected rate of return on plan assets - The expected rate of return on plan assets is determined by analysis of projected asset class returns based on the target asset class allocations. WPL uses a portfolio return simulator and also reviews historical returns, survey information and capital market information to support the expected rate of return on plan assets assumption. Refer to “Investment Policy and Strategy for Plan Assets” below for additional information related to WPL’s investment policy and strategy and mix of assets for the pension and other postretirement benefits plans.

Medical cost trend on covered charges - The assumed medical trend rates are critical assumptions in determining the service and interest cost and accumulated postretirement benefit obligation related to other postretirement benefits costs. A 1% change in the medical trend rates for 2009, holding all other assumptions constant, would have the following effects (in millions):

	1% Increase	1% Decrease
Effect on total of service and interest cost components	$0.5	$(0.5)
Effect on postretirement benefit obligation	4.5	(4.7)

Measurement dates - In September 2006, the FASB issued authoritative guidance requiring an employer to measure benefit plan assets and obligations as of the end of its fiscal year. WPL adopted this guidance in 2008 and changed its measurement date from Sep. 30 to Dec. 31, which resulted in reductions to its Jan. 1, 2008 balance of retained earnings of $1.2 million.

Net Periodic Benefit Costs - The components of WPL’s net periodic benefit costs for its qualified defined benefit pension and other postretirement benefits plans were as follows (in millions):

	Qualified Defined Benefit Pension Plan			Other Postretirement Benefits Plans
	2009	2008	2007	2009	2008	2007
Service cost	$4.9	$5.3	$5.6	$3.4	$3.3	$3.3
Interest cost	15.5	15.0	13.7	5.5	5.5	5.2
Expected return on plan assets (a)	(14.1)	(21.4)	(19.2)	(1.1)	(1.9)	(1.8)
Amortization of (b):
Prior service cost (credit)	0.5	0.8	0.8	(0.9)	(1.0)	(1.0)
Actuarial loss	10.4	1.0	2.9	1.3	1.0	1.1
Curtailment loss (c)	0.7	—	—	—	—	—
Special termination benefits costs (d)	0.9	—	—	—	—	—

	$18.8	$0.7	$3.8	$8.2	$6.9	$6.8

(a)	The expected return on plan assets is based on the expected rate of return on plan assets and the fair value approach to the market-related value of plan assets.
(b)	Unrecognized net actuarial losses in excess of 10% of the projected benefit obligation and unrecognized prior service costs (credits) are amortized over the average future service lives of the participants for each plan.
(c)	In 2007, members of the International Brotherhood of Electrical Workers Local 965 ratified a four-year collective bargaining agreement reached with WPL, resulting in changes to WPL’s qualified pension plan (Plan). One of these changes provided Plan participants a one-time option to cease participating in the Plan and begin participating in the Alliant Energy 401(k) Savings Plan with increased levels of contribution by Alliant Energy. The election of this option did not impact a participant’s eligibility for benefits previously vested under the Plan. In 2009, certain of these employees elected to cease participating in the Plan, resulting in WPL recognizing a one-time curtailment loss related to the Plan of $0.7 million in 2009.
(d)	In 2009, WPL recognized special termination benefits costs of $0.9 million related to the qualified defined benefit pension plan that is sponsored by WPL as a result of the elimination of certain operations positions in 2009.

In the above table, the qualified defined benefit pension plan costs represent only those respective costs for bargaining unit employees of WPL covered under the plan that is sponsored by WPL. The other postretirement benefits costs represent costs for all WPL employees. Corporate Services provides services to WPL, and as a result, WPL is allocated pension and other postretirement benefits costs associated with Corporate Services. The following table includes pension benefits costs (credits) for WPL’s non-bargaining employees who are participants in other Alliant Energy plans, and the allocated pension and other postretirement benefits costs associated with Corporate Services for WPL as follows (Not Applicable (N/A); in millions):

	Pension Benefits Costs (Credits)			Other Postretirement Benefits Costs
	2009	2008	2007	2009	2008	2007
Non-bargaining WPL employees participating in other plans	$3.4	$(2.9)	$(0.8)	N/A	N/A	N/A
Allocated Corporate Services costs	1.1	0.7	2.8	$1.2	$1.0	$0.8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Alliant Energy sponsors several non-qualified defined benefit pension plans that cover certain current and former key employees. In 2009, 2008 and 2007, the pension expense allocated to WPL for these plans was $2.1 million, $2.0 million and $2.7 million, respectively. Included for 2007 was the settlement loss of $0.8 million related to payments made to a retired executive.

The estimated amortization from “Regulatory assets” on the Consolidated Balance Sheet into net periodic benefit cost in 2010 is as follows (in millions):

	Qualified Defined Benefit Pension Plan	Other Postretirement Benefits Plans
Actuarial loss	$8.5	$2.0
Prior service cost (credit)	0.5	(0.9)

	$9.0	$1.1

In addition to the estimated amortizations from “Regulatory assets” in the above table, $4 million of amortizations are expected in 2010 from “Regulatory assets” associated with Corporate Services employees participating in Alliant Energy sponsored plans allocated to WPL.

WPL’s net periodic benefit costs are primarily included in “Other operation and maintenance” in the Consolidated Statements of Income.

Benefit Plan Assets and Obligations - The benefit plan assets and obligations associated with WPL’s non-bargaining employees who are participants in other Alliant Energy plans are not reported in the following tables. A reconciliation of the funded status of WPL’s qualified defined benefit pension and other postretirement benefits plans to the amounts recognized on the Consolidated Balance Sheets at Dec. 31 was as follows (in millions):

	Qualified Defined Benefit Pension Plan		Other Postretirement Benefits Plans
	2009	2008	2009	2008
Change in projected benefit obligation:
Net projected benefit obligation at measurement date	$252.9	$238.6	$89.3	$87.7
Effect of change from Sep. 30 to Dec. 31 measurement date	—	2.8	—	0.4
Service cost	4.9	5.3	3.4	3.3
Interest cost	15.5	15.0	5.5	5.5
Plan participants’ contributions	—	—	2.9	3.0
Actuarial (gain) loss	7.5	0.7	7.9	(0.1)
Gross benefits paid	(10.1)	(9.5)	(10.4)	(11.0)
Federal subsidy on other postretirement benefits paid	—	—	0.5	0.5
Special termination benefits	0.9	—	—	—

Net projected benefit obligation at Dec. 31	271.6	252.9	99.1	89.3

Change in plan assets:
Fair value of plan assets at measurement date	164.6	253.3	14.6	20.9
Effect of change from Sep. 30 to Dec. 31 measurement date	—	3.0	—	0.1
Actual return on plan assets	39.7	(82.2)	3.2	(5.9)
Employer contributions	42.4	—	8.5	7.5
Plan participants’ contributions	—	—	2.9	3.0
Gross benefits paid	(10.1)	(9.5)	(10.4)	(11.0)

Fair value of plan assets at Dec. 31	236.6	164.6	18.8	14.6

Under funded status at Dec. 31	$(35.0)	$(88.3)	$(80.3)	$(74.7)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Qualified Defined Benefit Pension Plan		Other Postretirement Benefits Plans
	2009	2008	2009	2008
Amounts recognized on the Consolidated Balance Sheets consist of:
Other current liabilities	$—	$—	$(3.5)	$(4.5)
Pension and other benefit obligations	(35.0)	(88.3)	(76.8)	(70.2)

Net amount recognized at Dec. 31	$(35.0)	$(88.3)	$(80.3)	$(74.7)

Amounts recognized in Regulatory Assets (a):
Net actuarial loss	$112.5	$140.9	$28.6	$23.7
Prior service cost (credit)	3.4	4.7	(1.7)	(2.6)

	$115.9	$145.6	$26.9	$21.1

(a)	Refer to Note 1(b) for amounts recognized in “Regulatory assets” on the Consolidated Balance Sheets.

In addition to the amounts recognized in “Regulatory assets” in the above table, $79 million and $100 million of “Regulatory assets” were recognized for amounts associated with Corporate Services employees participating in Alliant Energy sponsored benefit plans that were allocated to WPL at Dec. 31, 2009 and 2008, respectively.

Included in the following table are WPL’s accumulated benefit obligations, amounts applicable to qualified defined benefit pension and other postretirement benefits plans with accumulated benefit obligations in excess of plan assets, as well as the qualified defined benefit pension plan with projected benefit obligations in excess of plan assets as of the Dec. 31 measurement date (Not Applicable (N/A); in millions):

	Qualified Defined Benefit Pension Plan		Other Postretirement Benefits Plans
	2009	2008	2009	2008
Accumulated benefit obligations	$253.2	$230.1	$99.1	$89.3
Plans with accumulated benefit obligations in excess of plan assets:
Accumulated benefit obligations	253.2	230.1	99.1	89.3
Fair value of plan assets	236.6	164.6	18.8	14.6
Plans with projected benefit obligations in excess of plan assets:
Projected benefit obligations	271.6	252.9	N/A	N/A
Fair value of plan assets	236.6	164.6	N/A	N/A

Estimated Future Employer Contributions and Benefit Payments - WPL estimates that funding for the qualified defined benefit pension plan for its bargaining unit employees and other postretirement benefits plans during 2010 will be $0 and $9 million, respectively.

The expected benefit payments and Medicare subsidies, which reflect expected future service, as appropriate, are as follows (in millions):

	2010	2011	2012	2013	2014	2015 - 2019
Pension benefits	$10.5	$11.0	$11.8	$12.7	$13.9	$89.6
Other postretirement benefits	7.3	7.4	7.4	7.5	8.0	46.3
Medicare subsidies	(0.5)	(0.6)	(0.6)	(0.7)	(0.8)	(4.8)

	$17.3	$17.8	$18.6	$19.5	$21.1	$131.1

Investment Policy and Strategy for Plan Assets - WPL’s investment strategy and its policies employed with respect to assets of defined benefit pension and other postretirement benefits plans are to combine both preservation of principal and prudent and reasonable risk-taking to protect the integrity of plan assets, in order to meet the obligations to plan participants while achieving the optimal return possible over the long-term to minimize benefit costs. It is recognized that risk and volatility are present to some degree with all types of investments; however, high levels of risk are minimized at the total fund level. This is accomplished through diversification by asset class including both U.S. and international equity exposure,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the number of individual investments, and sector and industry limits when applicable. WPL believes that any risk associated with the various plan assets is minimized by this diversification. WPL also uses an overlay management service to help maintain target allocations, liquidity needs and intended exposures to the plan assets. The overlay manager is authorized to use derivative financial instruments to facilitate this service.

For assets of defined benefit pension plans, the mix among asset classes is controlled by long-term asset allocation targets. The assets are viewed as long-term with moderate liquidity needs. Historical performance results and future expectations suggest that equity securities will provide higher total investment returns than debt securities over a long-term investment horizon. Consistent with the goals of maximizing returns and minimizing risks over the long-term, the defined benefit pension plans have a long-term investment posture more heavily weighted towards equity holdings. The current target range allocations for defined benefit pension plan assets are 60-80% equity securities and 20-40% fixed income securities. Equity holdings include investments in large-cap (26-52% target range), small-cap (0-10% target range) and international securities (12-30% target range). Fixed income holdings include corporate bonds, government and government agency obligations and fixed income funds. The asset allocation mix is monitored regularly and appropriate action is taken as needed to rebalance the assets within the prescribed range. Prohibited investment vehicles include, but may not be limited to, direct ownership of real estate, options and futures (unless specifically approved as is the case of the overlay manager), margin trading, oil and gas limited partnerships, commodities, short selling and securities of the managers’ firms or affiliate firms.

Other postretirement benefits plans assets are comprised of specific assets within certain defined benefit pension plans (401(h) assets) as well as assets held in Voluntary Employees’ Beneficiary Association (VEBA) trusts. The investment policy and strategy of the 401(h) assets mirrors those of the defined benefit pension plans, which is discussed above. The assets in the VEBA trusts are viewed as long-term. A mix of both equity and debt securities are utilized to maximize returns and minimize risk over the long-term. Equity holdings within the VEBA trusts include investments in large-cap, mid-cap and small-cap securities. Fixed income holdings within the VEBA trusts include corporate bonds, government and agency obligations and fixed income funds. There are no specific target allocations for the VEBA trusts as a whole. Separate investment guidelines have been established for the VEBA trusts, which are actively managed. At Dec. 31, 2009, the other postretirement benefits plan assets consisted of 52% equity securities and 22% fixed income securities.

Securities Lending Program - WPL has a securities lending program with the trustee that allows the trustee to lend certain securities from WPL’s qualified defined benefit pension and other postretirement benefits plans to selected entities against receipt of collateral (in the form of cash, government securities or letters of credit) as provided for and determined in accordance with its securities loan agreement. Initial collateral levels are no less than 102% and 105% of the market value of the borrowed securities for collateral denominated in U.S. and foreign currency, respectively. At Dec. 31, 2009, the fair value of the invested collateral and the amount due to borrowers for the securities lending program was as follows (in millions):

	Defined Benefit Pension Plans	Other Postretirement Benefits Plans
Fair value of invested collateral	$7.6	$0.2
Amount due to borrowers	10.0	0.3

Fair Value Measurements - The following tables report a framework for measuring fair value. The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value. The three levels of the fair value hierarchy are as follows:

Level 1 - Pricing inputs are unadjusted quoted prices available in active markets for identical assets or liabilities as of the reporting date. WPL’s investments in registered investment companies and common and preferred stocks are valued at the closing price reported in the active market in which the individual securities are traded. Level 1 plan assets also include interest-bearing cash, which is held in money market accounts managed by an affiliate of the trustee.

Level 2 - Pricing inputs are quoted prices for similar asset or liabilities in active markets, quoted prices for identical or similar assets or liabilities in inactive markets, inputs other than quoted prices that are observable for the asset or liability and inputs that are derived principally from or corroborated by observable market data by correlation or other means. WPL’s investments in corporate bonds and government and agency obligations are valued at the closing price reported in the active market for similar assets in which the individual securities are traded or based on yields currently available on comparable securities of issuers with similar credit ratings. WPL’s investments in common/collective trusts are valued at the net asset value of shares held by the plans, which is based on the fair market value of the underlying investments in equity and fixed income securities of the common/collective trusts. Level 2 plan assets also consist of asset backed securities, certificates of deposit, commercial paper and repurchase agreements within its securities lending invested collateral.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Level 3 - Pricing inputs are unobservable inputs for assets or liabilities for which little or no market data exist and require significant management judgment or estimation. WPL’s Level 3 plan assets include certain asset backed securities and corporate bonds within its securities lending invested collateral.

The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets (Level 1) and the lowest priority to unobservable data (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. The lowest level input that is significant to a fair value measurement in its entirety determines the applicable level in the fair value hierarchy. Assessing the significance of a particular input to the fair value measurement in its entirety requires judgment, considering factors specific to the asset or liability.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while WPL believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

At Dec. 31, 2009, the fair values of WPL’s qualified defined benefit pension plan assets by asset category and fair value hierarchy level were as follows (in millions):

	Fair Value Measurements at Dec. 31, 2009	Level 1	Level 2	Level 3
Cash and equivalents	$11.0	$11.0	$—	$—
Equity securities:
U.S. large cap core	31.8	31.8	—	—
U.S. large cap value	26.6	—	26.6	—
U.S. large cap growth	26.4	—	26.4	—
U.S. small cap value	7.1	—	7.1	—
U.S. small cap growth	4.2	4.2	—	—
International - developed markets	39.9	20.8	19.1	—
International - emerging markets	12.0	12.0	—	—
Fixed income securities:
Corporate bonds	18.9	—	18.9	—
Government and agency obligations	21.6	—	21.6	—
Fixed income funds	40.0	0.5	39.5	—
Securities lending invested collateral	7.6	2.0	4.6	1.0

	247.1	$82.3	$163.8	$1.0

Accrued investment income	0.5
Due to brokers, net (a)	(1.0)
Due to borrowers for securities lending program	(10.0)

Total pension plan assets	$236.6

(a)	This category represents pending trades with brokers.

Additional information for WPL’s qualified defined benefit pension plan assets fair value measurements using significant unobservable inputs (Level 3 inputs) for 2009 is as follows (in millions):

Securities Lending Invested Collateral
Beginning balance, Jan. 1, 2009	$2.2
Actual return on plan assets:
Relating to assets still held at the reporting date	(0.1)
Relating to assets sold during the period	0.1
Purchases, sales and settlements, net	(1.3)
Transfers in and/or out of Level 3	0.1

Ending balance, Dec. 31, 2009	$1.0

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At Dec. 31, 2009, the fair value of WPL’s other postretirement benefits plans assets by asset category and fair value hierarchy level were as follows (in millions):

	Fair Value Measurements at Dec. 31, 2009	Level 1	Level 2	Level 3
Cash and equivalents	$5.0	$5.0	$—	$—
Equity securities:
U.S. large cap core	1.1	1.1	—	—
U.S. large cap value	0.9	—	0.9	—
U.S. large cap growth	0.9	—	0.9	—
U.S. small cap core	4.7	4.7	—	—
U.S. small cap value	0.2	—	0.2	—
U.S. small cap growth	0.1	0.1	—	—
International - developed markets	1.4	0.7	0.7	—
International - emerging markets	0.4	0.4	—	—
Fixed income securities:
Corporate bonds	1.3	—	1.3	—
Government and agency obligations	1.1	—	1.1	—
Fixed income funds	1.8	0.4	1.4	—
Securities lending invested collateral	0.2	0.1	0.1	—

	19.1	$12.5	$6.6	$—

Due to borrowers for securities lending program	(0.3)

Total other postretirement plan assets	$18.8

Additional information for WPL’s other postretirement benefits plans assets fair value measurements using significant unobservable inputs (Level 3 inputs) for 2009 is as follows (in millions):

Securities Lending Invested Collateral
Beginning balance, Jan. 1, 2009	$0.1
Purchases, sales and settlements, net	(0.1)

Ending balance, Dec. 31, 2009	$—

For the various defined benefit pension and other postretirement benefits plans, Alliant Energy’s common stock represented less than 1% of total plan assets at Dec. 31, 2009 and 2008.

Cash Balance Pension Plan - Alliant Energy’s defined benefit pension plans include a cash balance plan that provides benefits for substantially all of its non-bargaining unit employees. Effective August 2008, Alliant Energy amended the cash balance plan by discontinuing additional contributions into employees’ cash balance plan accounts. Also effective August 2008, Alliant Energy increased its level of contributions to its 401(k) Savings Plan, which offset the impact of discontinuing additional contributions into the employees’ cash balance plan accounts. These amendments are designed to provide employees portability and self-directed flexibility of their retirement benefits. These changes did not have a significant impact on WPL’s results of operations. Refer to Note 12(c) for discussion of a class action lawsuit filed against the Alliant Energy Cash Balance Pension Plan in 2008 and the IRS review of the tax qualified status of the Plan.

In 2009, Alliant Energy amended the cash balance plan by changing the participants’ future interest credit formula to use the annual change in consumer price index as the interest credit. This amendment is designed to provide participants an interest crediting rate that will always be 3% more than the annual change in the cost of living.

401(k) Savings Plans - A significant number of WPL employees participate in a defined contribution retirement plan (401(k) Savings Plan). In 2009, 2008 and 2007, WPL’s contributions to the 401(k) plan, which are partially based on the participants’ level of contribution, were $4.3 million, $3.7 million and $2.5 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(b) Equity Incentive Plans - Alliant Energy’s 2002 Equity Incentive Plan (EIP) permits the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units to key employees. At Dec. 31, 2009, non-qualified stock options, restricted stock and performance shares were outstanding under the EIP and a predecessor plan under which new awards can no longer be granted.

In February 2010, Alliant Energy’s Board of Directors adopted the Alliant Energy 2010 Omnibus Incentive Plan (OIP), which permits the grant of incentive stock options, non-qualified stock options, restricted stock, restricted stock units, performance shares, performance units and other stock-based awards to key employees. The OIP would authorize issuance of 4,500,000 shares, would terminate the EIP and is subject to shareowner approval. If shareowners do not approve the OIP, the EIP will remain effective.

A summary of share-based compensation expense related to grants under the EIP that was allocated to WPL and the related income tax benefits recognized was as follows (in millions):

	2009	2008	2007
Share-based compensation expense	$1.1	$1.2	$3.6
Income tax benefits	0.4	0.5	1.4

Share-based compensation expense is recognized on a straight-line basis over the requisite service periods.

(7) COMMON EQUITY AND PREFERRED STOCK

(a) Common Equity

Dividend Restrictions - WPL has common stock dividend restrictions based on the terms of its outstanding preferred stock and applicable regulatory limitations. At Dec. 31, 2009, WPL was in compliance with all such dividend restrictions.

WPL is restricted from paying common stock dividends to its parent company, Alliant Energy, if for any past or current dividend period, dividends on its preferred stock have not been paid, or declared and set apart for payment. WPL has paid all dividends on its respective preferred stock through 2009.

WPL’s most significant regulatory limitation on distributions to its parent company is included in an order issued by the PSCW in December 2009 that prohibits WPL from paying annual common stock dividends in excess of $112 million if WPL’s common stock equity ratio is or will fall below 51.01%. WPL’s dividends are also restricted to the extent that such dividend would reduce WPL’s common stock equity ratio to less than 25%. As of Dec. 31, 2009, WPL’s amount of retained earnings that were free of restrictions was $118 million.

Restricted Net Assets - WPL does not have regulatory authority to lend or advance any amounts to its parent company. As of Dec. 31, 2009 and 2008, the amount of WPL’s net assets that were not available to be transferred to its parent company in the form of loans, advances or cash dividends without the consent of WPL’s regulatory authorities was $1.1 billion and $1.0 billion, respectively.

Capital Transactions - In 2009, 2008 and 2007, WPL paid common stock dividends of $91 million, $91 million and $191 million, respectively, to its parent. In 2007, WPL’s common stock dividends to Alliant Energy included a $100 million dividend to realign WPL’s capital structure. In 2009, 2008 and 2007, WPL received capital contributions of $100 million, $100 million and $0, respectively, from its parent.

(b) Preferred Stock - Information related to the carrying value of WPL’s cumulative preferred stock (none are mandatorily redeemable) at Dec. 31 was as follows (dollars in millions):

Liquidation Preference/ Stated Value	Authorized Shares		Shares Outstanding	Series	Redemption	2009	2008
$100	(a	)	99,970	4.50%	Any time	$10.0	$10.0
$100	(a	)	74,912	4.80%	Any time	7.5	7.5
$100	(a	)	64,979	4.96%	Any time	6.5	6.5
$100	(a	)	29,957	4.40%	Any time	3.0	3.0
$100	(a	)	29,947	4.76%	Any time	3.0	3.0
$100	(a	)	150,000	6.20%	Any time	15.0	15.0
$25	(a	)	599,460	6.50%	Any time	15.0	15.0

						$60.0	$60.0

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(a)	WPL has 3,750,000 authorized shares in total.

The articles of incorporation of WPL contain a provision that grants the holders of its preferred stock voting rights to elect a majority of WPL’s Board of Directors if preferred dividends equal to the annual dividend requirements are in arrears. The exercise of such voting rights would provide the holders of WPL’s preferred stock control of the decision on redemption of WPL’s preferred stock and could force WPL to exercise its call option. Therefore, the contingent control right and the embedded call option cause WPL’s preferred stock to be presented outside of total equity on the Consolidated Balance Sheet in a manner consistent with temporary equity.

Refer to Note 10 for information on the fair value of WPL’s cumulative preferred stock.

(8) DEBT

(a) Short-Term Debt - WPL maintains committed bank lines of credit to provide short-term borrowing flexibility and backstop liquidity for commercial paper outstanding. At Dec. 31, 2009, WPL’s short-term borrowing arrangements included a $240 million revolving credit facility, which expires in November 2012. Information regarding commercial paper issued under this facility was as follows (Not Applicable (N/A); dollars in millions):

	2009	2008
At Dec. 31:
Commercial paper outstanding	$—	$43.7
Weighted average interest rates - commercial paper	N/A	1.4%

For the year ended:
Maximum amount of total short-term debt outstanding (based on daily outstanding balances)	$103.1	$138.0
Average amount of total short-term debt outstanding (based on daily outstanding balances)	$26.4	$63.7
Weighted average interest rates - total short-term debt	0.5%	3.0%

(b) Long-Term Debt - WPL’s long-term debt, net as of Dec. 31 was as follows (dollars in millions):

	2009	2008
Debentures:
7.625%, due 2010	$100.0	$100.0
5%, due 2019 (a)	250.0	—
6.25%, due 2034	100.0	100.0
6.375%, due 2037	300.0	300.0
7.6%, due 2038	250.0	250.0

	1,000.0	750.0
Pollution Control Revenue Bonds:
5%, due 2014 and 2015	24.5	24.5
5.375%, due 2015	14.6	14.6

	39.1	39.1

Subtotal	1,039.1	789.1
Current maturities	(100.0)	—
Unamortized debt (discount) and premium, net	(7.5)	(6.2)

Long-term debt, net	$931.6	$782.9

(a)	In July 2009, WPL issued $250 million of 5% debentures due 2019 and used the proceeds initially to repay short-term debt and invest in short-term assets, and thereafter to fund capital expenditures and for general working capital purposes.

Five-Year Schedule of Debt Maturities - At Dec. 31, 2009, WPL’s debt maturities for 2010 to 2014 were $100 million, $0, $0, $0 and $9 million, respectively. At Dec. 31, 2009, there were no significant sinking fund requirements related to the long-term debt on the Consolidated Balance Sheet.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Indentures - WPL maintains an indenture related to its debentures due 2010 through 2038.

Optional Redemption Provisions - WPL has certain issuances of long-term debt that contain optional redemption provisions which, if elected by the issuer at its sole discretion, could require material redemption premium payments by the issuer. The redemption premium payments under these optional redemption provisions are variable and dependent on applicable U.S. Treasury rates at the time of redemption. At Dec. 31, 2009, the debt issuances that contained these optional redemption provisions included WPL’s debentures due 2019 through 2038.

Unamortized Debt Issuance Costs - WPL’s unamortized debt issuance costs recorded in “Deferred charges and other” on the Consolidated Balance Sheets at Dec. 31, 2009 and 2008 were $8.5 million and $7.1 million, respectively.

Carrying Amount and Fair Value of Long-term Debt - Refer to Note 10 for information on the carrying amount and fair value of WPL’s long-term debt outstanding at Dec. 31, 2009 and 2008.

(9) INVESTMENTS

(a) Unconsolidated Equity Investments - WPL’s unconsolidated investments accounted for under the equity method of accounting are as follows (dollars in millions):

	Ownership Interest at Dec. 31, 2009	Carrying Value at Dec. 31,		Equity Income
		2009	2008	2009	2008	2007
ATC (a)	16%	$219	$195	$(36)	$(32)	$(27)
Wisconsin River Power Company	50%	8	9	(1)	(2)	(1)

		$227	$204	$(37)	$(34)	$(28)

(a) WPL has the ability to exercise significant influence over ATC’s financial and operating policies through its participation on ATC’s Board of Directors.

Summary financial information from the financial statements of these investments is as follows (in millions):

	2009	2008	2007
Operating revenues	$529	$474	$416
Operating income	294	260	213
Net income	215	192	157
As of Dec. 31:
Current assets	54	53
Non-current assets	2,786	2,499
Current liabilities	286	253
Non-current liabilities	1,340	1,233

(b) Cash Surrender Value of Life Insurance Policies - WPL has various life insurance policies that cover certain current and former employees and directors. At Dec. 31, 2009 and 2008, the cash surrender value of these investments was $14.0 million and $13.4 million, respectively.

(10) FAIR VALUE MEASUREMENTS

Fair Value of Financial Instruments - The carrying amounts of WPL’s current assets and current liabilities approximate fair value because of the short maturity of such financial instruments. Carrying amounts and the related estimated fair values of other financial instruments at Dec. 31, 2009 and 2008 are as follows (in millions):

	Carrying Amount	Fair Value
Dec. 31, 2009
Assets:
Derivative assets (Note 11(a))	$15.3	$15.3
Capitalization and liabilities:
Long-term debt (including current maturities) (Note 8(b))	1,031.6	1,125.9
Cumulative preferred stock (Note 7(b))	60.0	50.6
Derivative liabilities (Note 11(a))	66.3	66.3

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Carrying Amount	Fair Value
Dec. 31, 2008
Assets:
Derivative assets (Note 11(a))	$19.6	$19.6
Capitalization and liabilities:
Long-term debt (including current maturities) (Note 8(b))	782.9	861.7
Cumulative preferred stock (Note 7(b))	60.0	49.8
Derivative liabilities (Note 11(a))	14.8	14.8

Valuation Techniques -

Derivative assets and liabilities - Derivative assets and liabilities include swap contracts, option contracts and physical forward purchase and sale contracts for electricity and natural gas, financial transmission rights (FTRs) and embedded foreign currency derivatives. WPL’s swap, option and physical forward commodity contracts are non-exchange-based derivative instruments valued using indicative price quotations available through a pricing vendor that provides daily exchange forward price settlements, from broker or dealer quotations or from on-line exchanges. The indicative price quotations reflect the average of the bid-ask mid-point prices and are obtained from sources believed to provide the most liquid market for the commodity. WPL corroborates a portion of these indicative price quotations using quoted prices for similar assets or liabilities in active markets and categorizes derivative instruments based on such indicative price quotations as Level 2. WPL’s commodity contracts that are valued using indicative price quotations based on significant assumptions such as seasonal or monthly shaping and indicative price quotations that cannot be readily corroborated are categorized as Level 3. WPL’s swap, option and physical forward commodity contracts are predominately at liquid trading points. WPL’s FTRs are measured at fair value each reporting period using monthly or annual auction shadow prices from relevant auctions. The embedded foreign currency derivatives related to Euro-denominated payment terms included in the wind turbine supply contract with Vestas are measured at fair value each reporting period using an extrapolation of forward currency rates. Refer to Note 11(a) for additional details of WPL’s derivative assets and liabilities.

Long-term debt (including current maturities) - The fair value was based upon quoted market prices each year-end. Refer to Note 8(b) for additional details of WPL’s long-term debt.

Cumulative preferred stock - The fair value of WPL’s 4.50% cumulative preferred stock was based on the closing market prices quoted by the NYSE Amex LLC each reporting period. The fair value of WPL’s remaining preferred stock was calculated based on the market yield of similar securities. Refer to Note 7(b) for additional details of WPL’s cumulative preferred stock.

Valuation Hierarchy - Fair value measurement accounting establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The three levels of the fair value hierarchy and examples of each are as follows:

Level 1 - Pricing inputs are quoted prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2 - Pricing inputs are quoted prices for similar asset or liabilities in active markets or quoted prices for identical or similar assets or liabilities in markets that are not active as of the reporting date. Level 2 assets and liabilities include WPL’s non-exchange traded commodity contracts valued using indicative price quotations that are corroborated with quoted prices for similar assets or liabilities in active markets.

Level 3 - Pricing inputs are unobservable inputs for assets or liabilities for which little or no market data exist and require significant management judgment or estimation. Level 3 assets and liabilities include WPL’s FTRs, natural gas option contracts, embedded foreign currency derivatives and certain commodity contracts that are valued using indicative price quotations based on significant assumptions such as seasonal or monthly shaping.

The fair value hierarchy gives the highest priority to quoted prices in active markets (Level 1) and the lowest priority to unobservable data (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. The lowest level input that is significant to a fair value measurement in its entirety determines the applicable level in the fair value hierarchy. Assessing the significance of a particular input to the fair value measurement in its entirety requires judgment, considering factors specific to the asset or liability.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Recurring Fair Value Measurements - WPL’s recurring items subject to fair value measurements disclosure requirements at Dec. 31, 2009 and 2008 were as follows (in millions):

	Fair Value Measurements	Level 1	Level 2	Level 3
Dec. 31, 2009
Derivative assets	$15.3	$—	$11.5	$3.8
Derivative liabilities	66.3	—	62.2	4.1

Dec. 31, 2008
Derivative assets	19.6	—	1.0	18.6
Derivative liabilities	14.8	—	10.6	4.2

Additional information for WPL’s recurring fair value measurements using significant unobservable inputs (Level 3 inputs) for 2009 and 2008 is as follows (in millions):

	Derivative Assets and Liabilities, net
	2009	2008
Beginning balance, Jan. 1	$14.4	$12.7
Total gains or (losses) (realized/unrealized) included in changes in net assets (a)	(0.7)	20.6
Purchases, sales, issuances and settlements, net	(14.0)	(18.9)

Ending balance, Dec. 31	($0.3)	$14.4

The amount of total gains or (losses) for the period included in changes in net assets attributable to the change in unrealized gains or (losses) relating to assets and liabilities held at Dec. 31 (a)	($0.7)	$14.4

(a)	Recorded in “Regulatory assets” and “Regulatory liabilities” on the Consolidated Balance Sheets.

(11) DERIVATIVE INSTRUMENTS

(a) Accounting for Derivative Instruments -

Purpose - WPL periodically uses derivative instruments for risk management purposes to mitigate exposures to fluctuations in interest rates, certain commodity prices, transmission congestion costs and currency exchange rates. WPL’s current derivative instruments have not been designated as hedging instruments. WPL’s derivative instruments include electric physical forward purchase contracts and swap contracts to mitigate pricing volatility for the electricity purchased to supply to its customers, electric physical forward sale contracts to offset long positions created by reductions in electricity demand forecasts, natural gas swap contracts to mitigate pricing volatility for the fuel used to supply to the natural gas-fired electric generating facilities it operates, natural gas options to mitigate price increases during periods of high demand or lack of supply, FTRs acquired to manage transmission congestion costs, natural gas swap contracts to mitigate pricing volatility for natural gas supplied to its retail customers and embedded foreign currency derivatives related to Euro-denominated payment terms included in the wind turbine supply contract with Vestas.

Notional Amounts - As of Dec. 31, 2009, WPL had notional amounts related to outstanding swap contracts, options, physical forward contracts and FTRs that were accounted for as derivative instruments as follows (units in thousands):

	2010	2011	2012	2013	Total
Commodity:
Electricity (MWhs)	3,126	1,820	73	204	5,223
FTRs (MWs)	5	—	—	—	5
Natural gas (dekatherms)	18,623	9,210	6,798	—	34,631

The notional amounts in the above table were computed by aggregating the absolute value of purchase and sale positions within commodities for each year.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Financial Statement Presentation - WPL records derivative instruments at fair value on the balance sheet as assets or liabilities. At Dec. 31, 2009 and 2008, the fair values of current derivative assets were included in “Derivative assets,” non-current derivative assets were included in “Deferred charges and other,” current derivative liabilities were included in “Derivative liabilities” and non-current derivative liabilities were included in “Other long-term liabilities and deferred credits” on the Consolidated Balance Sheets as follows (in millions):

	2009	2008
Current derivative assets
Commodity contracts	$11.2	$10.7

Non-current derivative assets
Commodity contracts	$4.1	$1.0
Foreign exchange contracts	—	7.9

	$4.1	$8.9

Current derivative liabilities
Commodity contracts	$49.5	$7.8
Foreign exchange contracts	1.5	0.8

	$51.0	$8.6

Non-current derivative liabilities
Commodity contracts	$15.3	$4.6
Foreign exchange contracts	—	1.6

	$15.3	$6.2

WPL generally records gains and losses from its derivative instruments with offsets to regulatory assets or liabilities, based on its fuel and natural gas cost recovery mechanisms, as well as other specific regulatory authorizations. Gains and losses from derivative instruments not designated as hedging instruments were recorded in 2009 as follows (in millions):

	Location of Gain (Loss) in Balance Sheet	Gain (Loss)
Commodity contracts	Regulatory assets	($68.1)
	Regulatory liabilities	12.7
Foreign exchange contracts	Regulatory liabilities	(0.4)

Losses from commodity contracts in 2009 were primarily due to impacts of significant decreases in electricity and natural gas prices.

Credit Risk-related Contingent Features - WPL has entered into various agreements that contain credit risk-related contingent features including requirements for it to maintain certain credit ratings from each of the major credit rating agencies and limitations on its liability positions under the various agreements. In the event of a downgrade in its credit ratings or if its liability positions exceed certain contractual limits, WPL may need to provide credit support in the form of letters of credit or cash collateral up to the amount of its exposure under the contracts, or may need to unwind the contracts and pay the underlying liability positions.

Certain of these agreements with credit risk-related contingency features are accounted for as derivative instruments. The aggregate fair value of all derivatives with credit risk-related contingent features that were in a net liability position on Dec. 31, 2009 was $66.3 million. At Dec. 31, 2009, WPL had investment-grade credit ratings. However, WPL exceeded its liability position with one counterparty requiring it to post cash collateral. If the most restrictive credit risk-related contingent features for derivative agreements in a net liability position were triggered on Dec. 31, 2009, WPL would be required to post an additional $64.8 million of credit support to its counterparties. Refer to Note 4(a) for additional details of total cash collateral posted by WPL at Dec. 31, 2009 and 2008.

(b) Weather Derivatives - WPL periodically uses non-exchange traded swap agreements based on cooling degree days (CDD) and heating degree days (HDD) measured in its service territory to reduce the impact of weather volatility on its electric and natural gas sales volumes. These weather derivatives are accounted for using the intrinsic value method. Any premiums paid related to these weather derivative agreements are expensed over each respective contract period. WPL’s ratepayers do not pay any of the premiums nor do they share in the gains or losses realized from these weather derivatives.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Summer weather derivatives - WPL periodically utilizes weather derivatives based on CDD to reduce the impact of weather volatility on its electric margins for June 1 through Aug. 31 each year. Weather derivatives are based on CDD measured in Madison, Wisconsin. The actual CDD measured during these periods resulted in settlements with the counterparties under the agreements, which included receipts of $2.0 million and payments of $2.0 million in 2008 and 2007, respectively. WPL did not enter into CDD swap agreements in 2009.

Winter weather derivatives - WPL periodically utilizes weather derivatives based on HDD to reduce the impact of weather volatility on WPL’s electric and gas margins for Jan. 1 through March 31 and Nov. 1 through Dec. 31 each calendar year. Weather derivatives are based on HDD measured in Madison, Wisconsin. The actual HDD measured during these periods resulted in settlements with the counterparties under the agreements, which included payments of $3.4 million, $3.6 million and $0.1 million in the first half of 2009, 2008 and 2007, respectively. As of Dec. 31, 2009, WPL did not enter into HDD swap agreements for Nov. 1 through Dec. 31, 2009 and Jan. 1 through March 31, 2010.

The counterparties to certain of these contracts were required to provide cash collateral to WPL. As of Dec. 31, 2008, the outstanding cash collateral received by WPL of $1.4 million was recorded in “Accounts payable” on the Consolidated Balance Sheet. All remaining cash collateral related to weather derivatives was returned to the counterparty in 2009.

Summary information relating to the summer and winter weather derivatives was as follows (in millions):

	2009	2008	2007
Gains (losses):
Electric utility operating revenues	($0.8)	$0.6	($3.0)
Gas utility operating revenues	(1.2)	(2.2)	(1.9)
Settlements paid to counterparties, net	(3.4)	(1.6)	(2.1)
Premiums expensed	—	—	0.5
Premiums paid to counterparties	—	—	0.5

(12) COMMITMENTS AND CONTINGENCIES

(a) Capital Purchase Obligations - WPL has entered into capital purchase obligations that contain minimum future commitments related to certain capital expenditures for its proposed wind projects. The obligations are primarily related to capital purchase obligations under a master supply agreement executed in 2008 with Vestas for the purchase of 500 MW of wind turbine generator sets and related equipment to support IPL’s and WPL’s wind generation plans. At Dec. 31, 2009, WPL’s minimum future commitments related to these capital expenditures were $174 million for 2010.

(b) Operating Expense Purchase Obligations - WPL has entered into various commodity supply, transportation and storage contracts to meet its obligations to deliver electricity and natural gas to its customers. WPL also enters into other operating expense purchase obligations with various vendors for other goods and services. At Dec. 31, 2009, WPL’s minimum commitments related to these operating expense purchase obligations were as follows (in millions):

	2010	2011	2012	2013	2014	Thereafter	Total
Purchased power (a):
Kewaunee Nuclear Power Plant	$83	$62	$73	$79	$—	$—	$297
Other	68	17	2	—	—	—	87

	151	79	75	79	—	—	384
Natural gas	90	35	22	20	17	34	218
Coal (b)	11	7	7	7	7	—	39
Other (c)	3	8	8	7	—	—	26

	$255	$129	$112	$113	$24	$34	$667

(a)	Includes payments required by PPAs for capacity rights and minimum quantities of MWh required to be purchased. Refer to Note 19 for additional information on purchased power transactions.

(b)	WPL enters into coal transportation contracts that are directly assigned to its specific generating stations, the amounts of which are included in the table. In addition, Corporate Services entered into system-wide coal contracts on behalf of WPL and IPL of $103 million, $95 million and $7 million for 2010 to 2012, respectively, to allow flexibility for the changing needs of the quantity of coal consumed by each. Coal contract quantities are allocated to specific WPL or IPL generating stations at or before the time of delivery based on various factors including projected heat input requirements, combustion compatibility and efficiency. These system-wide coal contracts have not been directly assigned to WPL and IPL since the specific needs of each utility are not yet known and therefore are excluded from the table.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(c)	Includes individual commitments incurred during the normal course of business that exceeded $1 million at Dec. 31, 2009.

WPL enters into certain contracts that are considered leases and are therefore not included here, but are included in Note 3.

(c) Legal Proceedings -

Air Permitting Violation Claims - In October 2009, WPL, as an owner and the operator of the Nelson Dewey Generating Station (Nelson Dewey) and the Columbia Energy Center (Columbia), received from the Sierra Club a notice of intent to file a civil lawsuit (NOI) based on allegations that modifications were made at those facilities without complying with the Prevention of Significant Deterioration (PSD) program requirements, Title V Operating Permit requirements of the Clean Air Act (CAA) and state regulatory counterparts contained within the Wisconsin State Implementation Plans (SIP) designed to implement the CAA. In December 2009, WPL received from the Sierra Club a separate NOI, which contained similar allegations regarding the Edgewater Generating Station (Edgewater). The NOIs allege that various projects performed at Nelson Dewey, Columbia and Edgewater in years past were major modifications, as defined in the CAA, and that the owners violated the CAA when they undertook those projects without obtaining permits and installing the best available emission controls for SO2, NOx and particulate matter. In the Edgewater NOI, additional allegations were made regarding violations of emission limits for visible emissions.

In December 2009, the EPA sent a Notice of Violation (NOV) to WPL as an owner and the operator of Nelson Dewey, Columbia and Edgewater. The NOV alleges that the owners failed to comply with appropriate pre-construction review and permitting requirements and as a result violated the PSD program requirements, Title V Operating Permit requirements of the CAA and the SIP.

If pursued successfully by the EPA and/or the Sierra Club, these actions could result in civil penalties in amounts of up to $37,500 per day for each violation and/or injunctive relief to require installation of pollution control technology at Nelson Dewey, Columbia and Edgewater, which would increase WPL’s future capital and operating expenditures. WPL is currently reviewing the allegations and is unable to predict the impact of the allegations on its financial conditions or results of operations, but believes that an adverse outcome could be significant. WPL and the other owners of Columbia and Edgewater are exploring settlement options with each of the EPA and the Sierra Club while simultaneously defending against these actions. WPL believes the projects at Nelson Dewey, Columbia and Edgewater were routine or not projected to increase emissions therefore did not violate the permitting requirements of the CAA. WPL does not currently believe any losses from these allegations are both probable and reasonably estimable and therefore has not recognized any related loss contingency amounts as of Dec. 31, 2009.

Alliant Energy Cash Balance Pension Plan (Plan) - In February 2008, a class action lawsuit was filed against the Plan. The complaint alleges that certain Plan participants who received distributions prior to their normal retirement age did not receive the full benefit to which they were entitled in violation of the Employee Retirement Income Security Act of 1974 because the Plan applied an improper interest crediting rate to project the cash balance account to their normal retirement age. These Plan participants are limited to individuals who received a lump sum distribution and/or received any form of distribution calculated under the Plan’s prior formula after that benefit was determined to be more valuable than their benefit calculated under the Plan’s cash balance formula. The court has certified two subclasses of plaintiffs that in aggregate include all persons vested or partially vested in the Plan who received these distributions of the cash balance formula benefit from Jan. 1, 1998 through Aug. 17, 2006 including: 1) persons who received distributions from Jan. 1, 1998 through Feb. 28, 2002; and 2) persons who received distributions from Feb. 29, 2002 through Aug. 17, 2006. Alliant Energy is contesting the case and the parties are proceeding with discovery. In September 2009, the plaintiffs submitted reports by their expert witnesses that quantified the alleged underpayments owed to plaintiffs between $24 million and $54 million, including interest. Alliant Energy disputes these amounts. Trial is scheduled for June 2010. Alliant Energy is currently unable to predict the final outcome of the class action lawsuit or the ultimate impact on WPL’s financial condition or results of operations but believes an adverse outcome could have a material effect on WPL’s retirement plan funding and expense.

During 2009, the interest crediting rate used to project the cash balance account to participant’s normal retirement age was also being considered by the IRS as part of its review of Alliant Energy’s request for a favorable determination letter with respect to the tax-qualified status of the Plan. In December 2009, Alliant Energy reached a tentative agreement with the IRS, which is expected to result in Alliant Energy obtaining a favorable determination letter for the Plan. The agreement with the IRS will require an amendment to the Plan, which is expected to result in future payments to certain Plan participants.

As of Dec. 31, 2009, WPL recognized a loss contingency of $2 million related to the class action lawsuit and the anticipated Plan amendment resulting from the tentative agreement reached with the IRS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other - WPL is involved in other legal and administrative proceedings before various courts and agencies with respect to matters arising in the ordinary course of business. Although unable to predict the outcome of these matters, WPL believes that appropriate reserves have been established and final disposition of these actions will not have a material adverse effect on its financial condition or results of operations.

(d) Guarantees - Refer to Note 3(a) for discussion of WPL’s residual value guarantees of its synthetic leases.

(e) Environmental Matters - WPL is subject to environmental regulations as a result of its current and past operations. These regulations are designed to protect public health and the environment and have resulted in compliance, remediation, containment and monitoring obligations which are recorded as environmental liabilities. At Dec. 31, current environmental liabilities were included in “Other current liabilities” and non-current environmental liabilities were included in “Other long-term liabilities and deferred credits” on the Consolidated Balance Sheets as follows (in millions):

	2009	2008
Current environmental liabilities	$0.5	$0.7
Non-current environmental liabilities	4.0	5.2

	$4.5	$5.9

MGP Sites - WPL has current or previous ownership interests in 14 sites previously associated with the production of gas for which it may be liable for investigation, remediation and monitoring costs relating to the sites. WPL has received letters from state environmental agencies requiring no further action at eight sites. WPL is working pursuant to the requirements of various federal and state agencies to investigate, mitigate, prevent and remediate, where necessary, the environmental impacts to property, including natural resources, at and around the sites in order to protect public health and the environment.

WPL records environmental liabilities related to these MGP sites based upon periodic studies. Such amounts are based on the best current estimate of the remaining amount to be incurred for investigation, remediation and monitoring costs for those sites where the investigation process has been or is substantially completed, and the minimum of the estimated cost range for those sites where the investigation is in its earlier stages. There are inherent uncertainties associated with the estimated remaining costs for MGP projects primarily due to unknown site conditions and potential changes in regulatory agency requirements. It is possible that future cost estimates will be greater than current estimates as the investigation process proceeds and as additional facts become known. The amounts recognized as liabilities are reduced for expenditures incurred and are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their fair value. Management currently estimates the range of remaining costs to be incurred for the investigation, remediation and monitoring of WPL’s sites to be $5 million to $6 million. At Dec. 31, 2009, WPL had recorded $5 million in current and non-current environmental liabilities for its remaining costs to be incurred for these MGP sites.

Refer to Note 1(b) for discussion of regulatory assets recorded by WPL, which reflect the probable future rate recovery of MGP expenditures. Considering the current rate treatment, and assuming no material change therein, WPL believes that the clean-up costs incurred for these MGP sites will not have a material adverse effect on its financial condition or results of operations. Settlement has been reached with all of WPL’s insurance carriers regarding reimbursement for its MGP-related costs and such amounts have been accounted for as directed by the applicable regulatory jurisdiction.

Other Environmental Contingencies - In addition to the environmental liabilities discussed above, WPL also monitors various environmental regulations that may have a significant impact on its future operations. Given uncertainties regarding the outcome, timing and compliance plans for these environmental regulations, WPL is currently not able to determine the complete financial impact of these regulations but does believe that future capital investments and/or modifications to its electric generating facilities to comply with these regulations could be significant. Specific current, proposed or potential environmental regulations that may require significant future expenditures by WPL include, among others: Clean Air Interstate Rule (CAIR), Clean Air Visibility Rule (CAVR), Utility Maximum Available Control Technology (MACT) Rule, Wisconsin State Mercury Rule, Wisconsin Reasonably Available Control Technology (RACT) Rule, Ozone National Ambient Air Quality Standard (NAAQS) Rule, Fine Particle NAAQS Rule, Nitrogen Dioxide (NO2) NAAQS Rule, SO2 NAAQS Rule, Industrial Boiler and Process Heater MACT Rule, Federal Clean Water Act including Section 316(b), Wisconsin State Thermal Rule, Coal Combustion By-products (CCB) and various legislation and EPA regulations to monitor and regulate the emission of greenhouse gases (GHG) including the EPA Mandatory GHG Reporting Rule, GHG Endangerment and Cause or Contribute Finding and GHG Tailoring Rule. The following provides a brief description of these environmental regulations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Air Quality -

CAIR is an emissions trading program that requires SO2 and NOx emissions reductions at WPL’s electric generating units with greater than 25 MW capacity through installation of emission controls or purchases of allowances. The requirements of this rule remain subject to further review by the federal courts and the EPA.

CAVR addresses regional haze at national parks and wilderness areas and is expected to require reductions in visibility-impairing emissions, including particulate matter, SO2, and NOx, from certain electric generating units by installing emission controls including those determined to be Best Available Retrofit Technology. The requirements of this rule remain subject to further review by the federal courts and the EPA.

Utility MACT Standard is expected to require standards for the control of mercury and other federal hazardous air pollutants for coal- and oil-fired electric utility steam generating units over 25 MW.

Wisconsin State Mercury Rule requires WPL’s existing coal-fired electric generating facilities to reduce annual mercury emissions by 40% from a historic baseline beginning in 2010, and to either achieve a 90% annual mercury emissions reduction standard or limit the annual concentration of mercury emissions to 0.008 pounds of mercury per gigawatt-hour beginning in 2015.

Wisconsin RACT Rule requires NOx emissions reductions at WPL’s Edgewater generating facility since it is located in Sheboygan County, which is currently designated as a non-attainment area for the existing eight-hour ozone standard.

Ozone NAAQS Rule is expected to require NOx emissions reductions from electric generating units located in areas designated as non-attainment with a more stringent eight-hour ozone standard adopted in 2008 and is under review by the EPA to be further strengthened in 2010. The EPA’s final designations identifying non-attainment areas for the revised ozone standard are expected to be issued in 2011.

Fine Particle NAAQS Rule may require SO2 and NOx emission reductions in areas designated as non-attainment. The EPA lowered the 24-hour standard and left the annual standard unchanged. In response to a February 2009 court decision, the EPA is reviewing whether the annual fine particulate matter (PM2.5) standard should also be lowered.

NO2 NAAQS Rule requires a new one-hour NO2 standard of 100 parts per billion (ppb) and associated ambient air monitoring requirements, while maintaining the current annual standard of 53 ppb. The EPA’s final designations identifying non-attainment areas for the revised NO2 standard are expected to be issued in 2012.

SO2 NAAQS Rule is expected to establish a new one-hour SO2 standard and associated monitoring requirements. The proposed rule would revise the primary SO2 standard to a one-hour level of between 50 and 100 ppb. The EPA is under a court order to issue a final SO2 standard by June 2010.

Industrial Boiler and Process Heater MACT Rule may require reductions of emissions of hazardous air pollutants at smaller electric generating units less than 25 MW, auxiliary boilers and process heaters located at electric generating facilities. The requirements of this rule remain subject to further review by the federal courts, the EPA and state environmental agencies.

Water Quality -

Section 316(b) of the Federal Clean Water Act is expected to require modifications to cooling water intake structures at three of WPL’s electric generating facilities to assure that these structures reflect the “best technology available” for minimizing adverse environmental impacts to fish and other aquatic life. The requirements of this rule remain subject to further review by the federal courts and the EPA.

Wisconsin State Thermal Rule is expected to require modifications to certain of WPL’s electric generating facilities to limit the amount of heat those facilities can discharge into Wisconsin waters. The requirements of this state adopted rule remain subject to further review and approval by the EPA.

Land and Solid Waste -

CCB could impose additional requirements for CCB management, beneficial use applications and disposal.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

GHG Emissions -

Proposed GHG Emission Legislation and EPA Regulations - Public awareness of climate change may result in policymakers taking action to mitigate global warming. Several members of Congress have proposed legislation to regulate GHG emissions, primarily targeting reductions of carbon dioxide (CO2) emissions. State and regional initiatives to address GHG emissions are also underway in Wisconsin. WPL continues to take voluntary measures to reduce its GHG emissions, including CO2, as prudent steps to address potential climate change regulations.

EPA Mandatory GHG Reporting Rule requires that sources above certain threshold levels monitor and report GHG emissions. The annual reporting compliance requirement begins for the calendar year 2010 with the first GHG emissions reports due by March 2011.

GHG Endangerment and Cause or Contribute Finding is an EPA rule establishing that current and projected concentrations of GHG emissions in the atmosphere threaten the public health and welfare. The finalization of these findings is requisite to EPA’s future issuance of regulations to reduce GHG emissions from motor vehicles or other emissions sources, which could include electric utility operations.

GHG Tailoring Rule is an EPA rule proposal to establish CAA permit applicability thresholds for construction and operation of facilities emitting GHG. The proposal would also require new and significantly modified facilities to demonstrate use of the Best Available Control Technologies and energy efficiency measures to minimize GHG emissions.

(f) Credit Risk - WPL is subject to credit risk related to the ability of counterparties to meet their contractual payment obligations or the potential non-performance of counterparties to deliver contracted commodities, other goods or services at the contracted price.

WPL provides regulated electricity and natural gas services to residential, commercial, industrial and wholesale customers in Wisconsin. The geographic concentration of its customers did not contribute significantly to its overall exposure to credit risk. In addition, as a result of its diverse customer base, WPL did not have any significant concentration of credit risk for receivables arising from the sale of electricity and natural gas services.

WPL is typically a net buyer of commodities (primarily electricity, coal and natural gas) required to provide regulated electricity and natural gas services to its customers. As a result, WPL is also subject to credit risk related to its counterparties’ failures to deliver commodities at the contracted price.

WPL maintains credit policies to minimize its credit risk. These credit policies include evaluation of the financial condition of counterparties, use of credit risk-related contingent provisions in certain commodity agreements that require credit support from counterparties that exceed certain exposure limits, diversification of counterparties to minimize concentrations of credit risk and the use of standardized agreements that facilitate the netting of cash flows associated with a single counterparty. Based on these credit policies, it is unlikely that a material adverse effect on WPL’s financial condition or results of operations would occur as a result of counterparty non-performance. However, there is no assurance that such policies will protect WPL against all losses from non-performance by counterparties.

(g) Contingent Purchase Agreement for Edgewater Generating Station Unit 5 (Edgewater Unit 5) - In 2009, WPL and Wisconsin Electric Power Company (WEPCO) entered into a contingent agreement for WPL to purchase WEPCO’s 25% ownership interest in Edgewater Unit 5. The agreement will become binding if WEPCO is unable to reach an agreement with a third party to sell its interest. The transaction is subject to customary closing conditions, including the receipt of applicable regulatory approvals. If the purchase is completed, WPL would own 100% of Edgewater Unit 5.

(13) JOINTLY-OWNED ELECTRIC UTILITY PLANT

Under joint ownership agreements with other utilities, WPL has undivided ownership interests in jointly-owned electric generating facilities. Each of the respective owners is responsible for the financing of its portion of the construction costs. Kilowatt-hour generation and operating expenses are primarily divided between the joint owners on the same basis as ownership. WPL’s shares of expenses from jointly-owned electric generating facilities are included in the corresponding operating expenses (e.g. electric production fuel, other operation and maintenance, etc.) on the Consolidated Statements of Income. Refer to Note 1(b) for further discussion of cost of removal obligations. Information relative to WPL’s ownership interest in these jointly-owned electric generating facilities at Dec. 31, 2009 was as follows (dollars in millions):

	In-service Dates	Fuel Type	Ownership Interest %	Plant in Service	Accumulated Provision for Depreciation	Construction Work in Progress	Cost of Removal Obligations Included in Regulatory Liabilities
Edgewater Unit 5 (a)	1985	Coal	75.0	$256.6	$144.5	$0.2	$11.7
Columbia	1975-1978	Coal	46.2	238.8	144.2	2.8	9.3
Edgewater Unit 4	1969	Coal	68.2	84.4	43.3	0.6	2.6

				$579.8	$332.0	$3.6	$23.6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(a)	Refer to Note 12(g) for discussion of WPL’s contingent agreement to purchase the remaining 25% ownership interest in Edgewater Unit 5 from WEPCO.

(14) SEGMENTS OF BUSINESS

WPL is a utility serving customers in Wisconsin and includes three segments: a) electric operations; b) gas operations; and c) other, which includes various other energy-related products and services and the unallocated portions of the utility business. Various line items in the following tables are not allocated to the electric and gas segments for management reporting purposes and therefore are included in “Total.” Intersegment revenues were not material to WPL’s operations and there was no single customer whose revenues were 10% or more of WPL’s consolidated revenues. Certain financial information relating to WPL’s business segments was as follows (in millions):

	Electric	Gas	Other	Total
2009
Operating revenues	$1,160.3	$216.5	$9.3	$1,386.1
Depreciation and amortization	103.2	12.2	—	115.4
Operating income (loss)	145.4	24.6	(3.0)	167.0
Interest expense, net of AFUDC				69.1
Equity income from unconsolidated investments	(37.0)	—	—	(37.0)
Interest income and other				(0.4)
Income taxes				45.8
Net income				89.5
Preferred dividends				3.3
Earnings available for common stock				86.2
Total assets	2,891.0	341.7	448.7	3,681.4
Investments in equity method subsidiaries	227.1	—	—	227.1
Construction and acquisition expenditures	480.5	27.7	0.2	508.4

2008
Operating revenues	1,153.0	300.0	12.8	1,465.8
Depreciation and amortization	89.3	12.4	—	101.7
Operating income	167.1	35.6	2.2	204.9
Interest expense, net of AFUDC				52.6
Equity income from unconsolidated investments	(33.9)	—	—	(33.9)
Interest income and other				(0.6)
Income taxes				68.4
Net income				118.4
Preferred dividends				3.3
Earnings available for common stock				115.1
Total assets	2,492.5	367.1	405.9	3,265.5
Investments in equity method subsidiaries	203.6	—	—	203.6
Construction and acquisition expenditures	336.3	25.3	1.5	363.1

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Electric	Gas	Other	Total
2007
Operating revenues	$1,140.7	$265.7	$10.4	$1,416.8
Depreciation and amortization	95.7	14.2	—	109.9
Operating income (loss)	157.7	37.9	(4.9)	190.7
Interest expense, net of AFUDC				47.0
Equity income from unconsolidated investments	(28.4)	—	—	(28.4)
Interest income and other				(0.7)
Income taxes				59.3
Net income				113.5
Preferred dividends				3.3
Earnings available for common stock				110.2
Total assets	2,215.5	341.1	232.0	2,788.6
Investments in equity method subsidiaries	182.0	—	—	182.0
Construction and acquisition expenditures	179.8	23.1	0.2	203.1

(15) OTHER INTANGIBLE ASSETS

Emission Allowances - The gross carrying amount and accumulated amortization of emission allowances were recorded as intangible assets in “Deferred charges and other” on the Consolidated Balance Sheets at Dec. 31 as follows (in millions):

	2009	2008
Gross carrying amount	$9.0	$7.2
Accumulated amortization	4.9	—

Amortization expense for emission allowances is recorded in “Electric production fuel and energy purchases” in the Consolidated Statements of Income. In 2009, 2008 and 2007, amortization expense for emission allowances was $4.9 million, $0 and $0. At Dec. 31, 2009, estimated amortization expense for 2010 to 2014 for emission allowances was $3.6 million, $0.4 million, $0.1 million, $0 and $0.

(16) SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED)

	2009				2008
	March 31	June 30	Sep. 30	Dec. 31	March 31	June 30	Sep. 30	Dec. 31
	(in millions)
Operating revenues	$411.3	$300.4	$326.6	$347.8	$420.8	$328.0	$353.9	$363.1
Operating income	52.1	25.7	41.5	47.7	54.4	36.3	69.6	44.6
Net income	31.3	11.6	21.0	25.6	31.1	20.4	42.6	24.3
Earnings available for common stock	30.5	10.7	20.2	24.8	30.3	19.5	41.8	23.5

(17) ASSET RETIREMENT OBLIGATIONS (AROs)

WPL’s AROs relate to legal obligations for the removal, closure or dismantlement of several assets including, but not limited to, active ash landfills, water intake facilities, above ground and under ground storage tanks, groundwater wells, distribution equipment, easement improvements, leasehold improvements and certain hydro facilities. WPL’s AROs also include legal obligations for the management and final disposition of asbestos, lead-based paint and polychlorinated biphenyls (PCB) and closure of coal yards and ash ponds. WPL’s AROs are recorded in “Other long-term liabilities and deferred credits” on the Consolidated Balance Sheets. Refer to Note 1(b) for information regarding regulatory assets related to AROs. A reconciliation of the changes in AROs associated with long-lived assets is as follows (in millions):

	2009	2008
Balance at Jan. 1	$17.9	$11.9
Liabilities incurred (a)	—	4.6
Accretion expense	1.1	0.7
Revisions in estimated cash flows (b)	2.7	1.1
Liabilities settled	(0.3)	(0.4)

Balance at Dec. 31	$21.4	$17.9

(a)	In 2008, WPL recorded AROs of $4.6 million related to its Cedar Ridge wind project.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(b)	In 2009, WPL recorded revisions in estimated cash flows of $2.7 million based on revised remediation timing and cost information for its Columbia landfill ARO.

(18) VARIABLE INTEREST ENTITIES (VIEs)

An entity is considered a VIE if its equity investors do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties or its equity investors lack any one of the following three characteristics: (1) control of the entity through voting rights; (2) the obligation to absorb expected losses of the entity; or (3) the right to receive expected benefits of the entity. The primary beneficiary of a VIE is required to consolidate the financial statements of the VIE.

After making an ongoing exhaustive effort, WPL concluded it was unable to obtain the information necessary from the counterparty (subsidiary of Calpine Corporation) for the Riverside PPA for WPL to determine whether the counterparty is a VIE and if WPL is the primary beneficiary. This PPA is currently accounted for as an operating lease. The counterparty for the Riverside PPA sells a portion of its generating capacity to WPL and can sell its energy output to WPL. WPL’s maximum exposure to loss from this PPA is undeterminable due to the inability to obtain the necessary information to complete such evaluation. In 2009, 2008 and 2007, Alliant Energy’s (primarily WPL’s) costs, excluding fuel costs, related to the Riverside PPA were $63 million, $63 million and $64 million, respectively.

(19) RELATED PARTIES

System Coordination and Operating Agreement - WPL and IPL are parties to a system coordination and operating agreement. The agreement, which has been approved by FERC, provides a contractual basis for coordinated planning, construction, operation and maintenance of the interconnected electric generation systems of WPL and IPL. Prior to June 1, 2008, the agreement allowed the interconnected system to be operated as a single entity with off-system sales and purchases made to market excess system capability or to meet system capability deficiencies. Such sales and purchases were allocated among WPL and IPL based on procedures included in the agreement. Under the agreement prior to June 1, 2008, WPL and IPL were fully reimbursed for any generation expense incurred to support the sale to an affiliate or to a non-affiliate. Any margins on sales to non-affiliates were distributed to WPL and IPL in proportion to each utility’s share of electric production at the time of the sale. The procedures were approved by FERC and all state regulatory bodies having jurisdiction over these sales. Effective June 1, 2008, a change was made to designate WPL and IPL as two separate entities transacting with MISO. This change eliminated the need for internal allocations based on procedures in the agreement and resulted in separate statements from MISO of sales and purchases for WPL and IPL. The sales credited to WPL were $72 million, $22 million and $16 million for 2009, 2008 and 2007, respectively. The purchases billed to WPL were $121 million, $371 million and $449 million for 2009, 2008 and 2007, respectively.

Service Agreement - Pursuant to a service agreement, WPL receives various administrative and general services from an affiliate, Corporate Services. These services are billed to WPL at cost based on payroll and other expenses incurred by Corporate Services for the benefit of WPL. These costs totaled $112 million, $120 million and $135 million for 2009, 2008 and 2007, respectively, and consisted primarily of employee compensation, benefits and fees associated with various professional services. As of Dec. 31, 2009 and 2008, WPL had a net intercompany payable to Corporate Services of $45 million and $68 million, respectively.

ATC - Pursuant to various agreements, WPL receives a range of transmission services from ATC. WPL provides operation, maintenance, and construction services to ATC. WPL and ATC also bill each other for use of shared facilities owned by each party. The related amounts billed between the parties were as follows (in millions):

	2009	2008	2007
ATC billings to WPL	$83	$82	$72
WPL billings to ATC	13	9	9

As of Dec. 31, 2009 and 2008, WPL owed ATC net amounts of $5 million and $6 million, respectively.

Sheboygan Falls Energy Facility Lease - Refer to Note 3(b) for discussion of WPL’s Sheboygan Falls Energy Facility lease.

Acquisition of the Neenah Energy Facility - Refer to Note 1(e) for details of WPL’s acquisition of the Neenah Energy Facility and related assets from Resources in June 2009.

SHAREOWNER INFORMATION

Market Information - The 4.50% series of preferred stock is listed on the NYSE Amex LLC, with the trading symbol of WIS_PR. All other series of preferred stock are traded on the over-the-counter market. As of Dec. 31, 2009, 70% of WPL’s individual preferred shareowners were Wisconsin residents.

Dividend Information - Preferred stock dividends paid per share for each quarter during 2009 were as follows:

Series	Dividend
4.40%	$1.10
4.50%	$1.125
4.76%	$1.19
4.80%	$1.20
4.96%	$1.24
6.20%	$1.55
6.50%	$0.40625

As authorized by the WPL Board of Directors, preferred stock dividend record and payment dates for 2010 are as follows:

Record Date	Payment Date
February 26	March 15
May 28	June 15
August 31	September 15
November 30	December 15

Stock Transfer Agent and Registrar

Wells Fargo Shareowner Services

161 North Concord Exchange

P.O. Box 64854

St. Paul, MN 55164-0854

Form 10-K Information - A copy of the combined Annual Report on Form 10-K for the year ended Dec. 31, 2009 as filed with the SEC will be provided without charge upon request. Requests may be directed to Alliant Energy Shareowner Services, P.O. Box 14720, Madison, Wisconsin 53708-0720.

EXECUTIVE OFFICERS AND DIRECTORS

Executive Officers - Numbers following the names represent the officer’s age as of Dec. 31, 2009.

William D. Harvey, 60, was elected Chairman of the Board effective February 2006 and Chief Executive Officer effective July 2005 and has been a board member since January 2005. He previously served as Chief Operating Officer from January 2004 to July 2005.

Barbara J. Swan, 58, was elected President effective January 2004.

Patricia L. Kampling, 50, was elected Executive Vice President-Chief Financial Officer and Treasurer effective January 2010. She previously served as Vice President-Chief Financial Officer and Treasurer since January 2009, as Vice President and Treasurer from January 2007 to January 2009 and as Vice President-Finance from August 2005 to January 2007. From September 2004 to August 2005, she served as Treasurer of IPSCO Inc.

Thomas L. Aller, 60, was elected Senior Vice President-Energy Resource Development effective January 2009. He previously served as Senior Vice President-Energy Delivery since January 2004.

Dundeana K. Doyle, 51, was elected Senior Vice President-Energy Delivery effective January 2009. She previously served as Vice President-Strategy and Regulatory Affairs since January 2007 and as Vice President-Strategy and Risk from May 2003 to January 2007.

John O. Larsen, 46, was elected Senior Vice President-Generation effective January 2010. He previously served as Vice President-Generation since August 2008 and as Vice President-Technical and Integrated Services from January 2004 to August 2008.

Thomas L. Hanson, 56, was elected Vice President-Controller and Chief Accounting Officer effective January 2007. He previously served as Vice President and Treasurer since April 2002.

Directors - Refer to WPL’s Proxy Statement for information on WPL’s board members.

www. wellsfargo.com/shareownerservices

1-800-356-5343

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided. Your proxy card must be received by May 25, 2010.

È Please detach here È

The Board of Directors Recommends a Vote FOR All Listed Director Nominees and FOR Proposal 2.
1. Election of directors:		Nominees for terms ending in 2013:		☐	FOR all nominees (except as marked)			☐	WITHHOLD authority to vote for all nominees
		(01) Michael L. Bennett	(02) Darryl B. Hazel
		(03) David A. Perdue	(04) Judith D. Pyle

(Instructions: To withhold authority to vote for any individual nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2010.				☐	FOR	☐	AGAINST	☐	ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THE NAMED PROXIES WILL VOTE AS RECOMMENDED BY THE BOARD OF DIRECTORS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL LISTED DIRECTOR NOMINEES AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTING FIRM FOR 2010.

Address Change? Mark Box	☐	Indicate changes below:			Date

Signature(s) in Box

Please sign exactly as name appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

WISCONSIN POWER AND LIGHT COMPANY

2010 ANNUAL MEETING OF SHAREOWNERS

Wednesday, May 26, 2010

2:00 p.m. (Central Daylight Time)

Alliant Energy Corporate Headquarters

Mississippi Meeting Room

4902 N. Biltmore Lane

Madison, Wisconsin

To access the Wisconsin Power and Light Company Annual Report and Proxy Statement, as well as the Alliant Energy Corporation Annual Report and Proxy Statement, on the Internet, please go to www.alliantenergy.com/WPLproxy. We encourage you to check out Alliant Energy’s website to see how easy and convenient it is. You may print or just view these materials.

Wells Fargo Shareowner Services
P.O. Box 64873
St. Paul, MN 55164-0873	proxy

The undersigned appoints Barbara J. Swan and F. J. Buri, or either of them, attorneys and proxies with the power of substitution to vote all shares of stock of Wisconsin Power and Light Company (the “Company”), held of record in the name of the undersigned at the close of business on April 6, 2010, at the Annual Meeting of Shareowners of the Company to be held at 4902 N. Biltmore Lane, Madison, Wisconsin on May 26, 2010 at 2:00 p.m., and at all adjournments thereof, upon all matters that properly come before the meeting, including the matters described in the Company’s Notice of Annual Meeting, Proxy Statement and Annual Report, dated April 15, 2010, subject to any directions indicated on the reverse side of this card.

This proxy is solicited on behalf of the Board of Directors of Wisconsin Power and Light Company. This proxy, when properly executed, will be voted in the manner directed herein by the shareowner. If no direction is made, the proxies will vote as recommended by the Board of Directors. The Board of Directors recommends a vote “FOR” all listed director nominees, and “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2010.

See reverse for voting instructions.

ECRM158493 REV. 3 03/10